Exhibit (a)(1)(i)
OFFER TO PURCHASE FOR CASH
All Outstanding
Ordinary Shares
American Depositary Shares representing Ordinary Shares
US$115,000,000 Convertible Notes due 2008
US$150,000,000 2.50% Convertible Subordinated Notes due 2008
of
STATS ChipPAC Ltd.
(Co. Reg. No.: 199407932D)
by
Singapore Technologies Semiconductors Pte Ltd
(Co. Reg. No.: 199503003D)
a wholly-owned subsidiary of
Temasek Holdings (Private) Limited
(Co. Reg. No.: 197401143C)
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 3:30 PM SINGAPORE TIME, 3:30 AM NEW YORK CITY TIME, ON
FRIDAY, APRIL 13, 2007, UNLESS THE OFFER IS EXTENDED.
       Singapore Technologies Semiconductors Pte Ltd (“STSPL”), a wholly-owned subsidiary of Temasek Holdings (Private) Limited (“Temasek”), hereby offers to purchase the following securities at the price indicated (the “Offer Price”):

•	S$1.75 in cash per share, for all issued and outstanding ordinary shares (the “Ordinary Shares”) of STATS ChipPAC Ltd. (the “Company”); and

•	S$17.50 in cash per American Depositary Share, for all issued and outstanding American Depositary Shares (the “ADSs”) of the Company, each representing ten Ordinary Shares.
       STSPL is also offering to purchase all outstanding US$115,000,000 Convertible Notes due 2008 (ISIN XS0179763973) (the “Convertible Notes due 2008”) and all outstanding US$150,000,000 2.50% Convertible Subordinated Notes due 2008 (CUSIP 169657AD5, 169657AC7) (the “Convertible Subordinated Notes due 2008”, and together with the Convertible Notes due 2008, the “Convertible Notes”) of the Company. The Offer Price for each series of Convertible Notes is the “see-through” price, which is the price holders of the Convertible Notes would receive if they converted their Convertible Notes into Ordinary Shares or ADSs at the conversion prices specified in the terms of the Convertible Notes and then tendered their Ordinary Shares or ADSs in this offer. The actual Offer Price will be calculated based on the whole number of Ordinary Shares or ADSs into which the aggregate amount of Convertible Notes tendered by a holder would be convertible. Holders will not receive payments for any fractional Ordinary Shares or ADSs. As an illustration, for US$1,000 principal amount of each series of Convertible Notes, the Offer Price would be:

•	S$997.50 in cash for the Convertible Notes due 2008; and

•	S$1,872.50 in cash for the Convertible Subordinated Notes due 2008.
       However, in the event that STSPL acquires a specified minimum number of Ordinary Shares (including Ordinary Shares represented by ADSs), whether pursuant to the Offer (as defined in this Offer to Purchase) or otherwise (details of which are set out on page 22 of this Offer to Purchase), the Offer Price will be raised to the higher offer price (the “Higher Offer Price”) of:

•	S$1.88 in cash per Ordinary Share; and

•	S$18.80 in cash per ADS.
The “see-through” Higher Offer Price for the Convertible Notes will be determined based on the Higher Offer Price for the Ordinary Shares and ADSs. As an illustration, for US$1,000 principal amount of each series of Convertible Notes, the “see-through” Higher Offer Price would be:

•	S$1,071.60 in cash for the Convertible Notes due 2008; and

•	S$2,011.60 in cash for the Convertible Subordinated Notes due 2008.
If such minimum number of Ordinary Shares (including Ordinary Shares represented by ADSs) is acquired, all holders who tender into the Offer will receive the Higher Offer Price, even if they tendered their Ordinary Shares, ADSs or Convertible Notes prior to the time such minimum number is acquired.
       The Offer Price and the Higher Offer Price will be paid without interest. This offer for the Ordinary Shares, ADSs and Convertible Notes is made upon the terms and subject to the conditions specified in this Offer to Purchase, the Form of Acceptance and Authorisation, the Form of Acceptance and Transfer, the ADS Letter of Transmittal and the Convertible Notes Letter of Transmittal (which together constitute our “Offer”). You should read this entire document (and the accompanying acceptance forms) carefully before deciding whether to tender your Ordinary Shares, ADSs or Convertible Notes.
       The Offer for the Ordinary Shares and ADSs is conditioned upon, among other things, STSPL having received, by the final closing date of the Offer, valid acceptances (which have not been withdrawn) in respect of such number of Ordinary Shares and ADSs which, together with Ordinary Shares (including Ordinary Shares represented by ADSs) owned, controlled or agreed to be acquired before or during the Offer by or on behalf of STSPL or by parties acting or deemed to be acting in concert with STSPL, will result in STSPL and parties acting or deemed to be acting in concert with STSPL holding such number of Ordinary Shares (including Ordinary Shares represented by ADSs) carrying more than 50% of voting rights attributable to the Ordinary Shares (including Ordinary Shares represented by ADSs) as of the final closing date of the Offer. STSPL currently owns 712,228,050 Ordinary Shares, including Ordinary Shares represented by ADSs, representing approximately 35.3% of the Ordinary Shares of the Company. The Offer for the Ordinary Shares and ADSs is also subject to certain other conditions set forth in this Offer to Purchase. The Offer for the Convertible Notes is subject to the Offer for the Ordinary Shares and ADSs being declared unconditional in all respects. See “THE OFFER — Section 14. Conditions to the Offer” of this Offer to Purchase.
       Concurrently with the Offer, STSPL is making an options proposal to all holders of options granted under the STATS ChipPAC Ltd. Share Option Plan, the STATS ChipPAC Ltd. Substitute Share Purchase and Option Plan and the STATS ChipPAC Ltd. Substitute Equity Incentive Plan (the “Options”). The options proposal is subject to the Offer for the Ordinary Shares and ADSs being declared unconditional in all respects.

       STSPL is making the Offer pursuant to The Singapore Code on Take-overs and Mergers and the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
       The Singapore Exchange Securities Trading Limited assumes no responsibility for the correctness of any of the statements made, reports contained or opinions expressed in this Offer to Purchase.
       None of the U.S. Securities and Exchange Commission, any U.S. state securities commission or the securities regulatory authority of any other jurisdiction has: (1) approved or disapproved of the Offer; (2) passed upon the merits or fairness of the Offer; or (3) passed upon the adequacy or accuracy of the disclosure in this Offer to Purchase. Any representation to the contrary is a criminal offense.
       None of STSPL, Temasek, the Financial Adviser and Dealer Manager, the Tender Agent, the Information Agent or their respective affiliates makes any recommendation in this Offer to Purchase as to whether or not holders of the securities should tender their securities pursuant to the Offer. If you are in any doubt about the Offer or the action that you should take, you should consult your stockbroker, bank manager, solicitor or other professional adviser immediately.

The Financial Adviser and Dealer Manager for the Offer is:
Goldman Sachs (Singapore) Pte.
(Co. Reg. No. 198602165W)
The Information Agent for the Offer is:
Questions and requests for assistance may be directed to
the Financial Adviser in Singapore at 1800 889-2638 (within Singapore)/+65 6889-2638 (from overseas) (9 AM to 6 PM Singapore time)
or the Information Agent in the United States +1 800 322-2885 (9 AM to 9 PM New York City Time).
The date of this Offer to Purchase is March 16, 2007.

IMPORTANT
       Questions and requests for assistance may be directed to the Financial Adviser and Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Form of Acceptance and Authorisation, the Form of Acceptance and Transfer, the ADS Letter of Transmittal, the Convertible Notes Letter of Transmittal and other tender offer materials may also be directed to The Central Depository (Pte) Limited (“CDP”) or M&C Services Private Limited (“M&C”), if you are a holder of Ordinary Shares, and to the Information Agent, if you are a holder of ADSs or Convertible Notes. A holder of securities of the Company may also contact such holder’s broker, dealer, commercial bank or trust company for assistance.
Holders of Ordinary Shares
       If you are a holder of Ordinary Shares and wish to validly tender all or any portion of your Ordinary Shares pursuant to the Offer, you must do one of the following, as applicable:

•	For Ordinary Shares standing to the credit of a securities account with CDP, you must, prior to the close of the Offer, complete, execute and return to CDP a Form of Acceptance and Authorisation in accordance with the Instructions of the Form of Acceptance and Authorisation and follow the procedures described below under the heading “THE OFFER — Section 3. Procedure for Accepting the Offer and Tendering Ordinary Shares — Ordinary Shares Held by Depositors with a Securities Account at CDP”.

•	For Ordinary Shares held “in scrip form”, you must, prior to the close of the Offer, complete, execute and return to M&C a Form of Acceptance and Transfer in accordance with the Instructions of the Form of Acceptance and Transfer and follow the procedures described below under the heading “THE OFFER — Section 3. Procedure for Accepting the Offer and Tendering Ordinary Shares — Ordinary Shares Held in Scrip Form”. If you were to deposit your share certificate(s) with CDP after the date of this Offer to Purchase with the intent to tender your Ordinary Shares through the facilities of CDP, the Ordinary Shares may not be credited into your securities account at CDP in time for you to accept the Offer.
Holders of ADSs
       If you are a holder of ADSs and wish to validly tender all or any portion of your ADSs pursuant to the Offer, your tender must satisfy the following conditions:

•	a properly completed and duly executed ADS Letter of Transmittal in accordance with the instructions of the ADS Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other documents required by the ADS Letter of Transmittal must be received by the Tender Agent at the applicable address set forth on the back cover of this Offer to Purchase prior to the close of the Offer; and

•	the depositary receipts, sometimes referred to as “ADRs”, evidencing the ADSs to be tendered must be received by the Tender Agent or such ADSs must be properly delivered pursuant to the procedures for book-entry transfer and confirmation of such delivery must be received by the Tender Agent prior to the close of the Offer.
       No tenders of ADSs will be accepted by means of guaranteed delivery procedures.
       If your bank, broker or other nominee holds your ADSs for you in “street name”, you must instruct your bank, broker or nominee to tender your ADSs on your behalf. You should contact such entity sufficiently in advance of the close of the Offer if you wish to tender your ADSs.
       These procedures are described in further detail below under the heading “THE OFFER — Section 4. Procedure for Accepting the Offer and Tendering ADSs”.

Holders of Convertible Notes
       If you are a holder of Convertible Subordinated Notes due 2008 (CUSIP 169657AD5, 169657AC7) and wish to validly tender all or any portion of your Convertible Subordinated Notes due 2008 pursuant to the Offer, your tender must satisfy the following conditions:

•	a properly completed and duly executed Convertible Notes Letter of Transmittal in accordance with the instructions of the Convertible Notes Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other documents required by the Convertible Notes Letter of Transmittal must be received by the Tender Agent at the applicable address set forth on the back cover of this Offer to Purchase prior to the close of the Offer; and

•	the certificates evidencing Convertible Subordinated Notes must be received by the Tender Agent or such Convertible Subordinated Notes must be properly delivered pursuant to the procedures for book- entry transfer and confirmation of such delivery must be received by the Tender Agent prior to the close of the Offer.
       If you are a holder of the Convertible Notes due 2008 (ISIN XS0179763973) and wish to validly tender all or any portion of your Convertible Notes due 2008 pursuant to the Offer, you must timely instruct the direct participant in Euroclear Bank S.A./ N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) that holds your Convertible Notes due 2008 in Euroclear or Clearstream to follow the tender procedures and observe the deadlines that Euroclear and Clearstream will establish for the processing of instructions to tender the Convertible Notes due 2008 to the Tender Agent in the Offer. Euroclear and Clearstream will act in respect of the Offer only upon timely receipt of valid instructions to do so received from direct participants in Euroclear and Clearstream, respectively.
       You and your direct participant in Euroclear or Clearstream are required to make yourselves aware of the procedures and deadlines that Euroclear and Clearstream will establish for the Offer. You are responsible for determining the procedures and deadlines your direct participant in Euroclear or Clearstream may establish for the Offer. None of STSPL, Temasek or the Tender Agent will be responsible for ensuring that any of your tender instructions are submitted to or accepted by Euroclear or Clearstream or your direct participant in Euroclear or Clearstream.
       The instruction to tender your Convertible Notes due 2008 in the Offer that your direct participant provides to Euroclear and Clearstream will need to include the following:

•	the amount of the Convertible Notes due 2008 to be tendered in the Offer,

•	an election to receive the Offer Price in Singapore dollars or in U.S. dollars,

•	instructions to block any attempt to transfer the tendered Convertible Notes due 2008 to a third party prior to the settlement of payment of the Offer Price, and

•	instructions to debit the tendered Convertible Notes due 2008 from your account upon receipt of an instruction to that effect from the Tender Agent, subject in each case to the automatic withdrawal of these instructions in the event the Offer lapses or is withdrawn.
       If your bank, broker or other nominee holds your Convertible Notes for you in “street name”, you must instruct your bank, broker or nominee to tender your Convertible Notes on your behalf. You should contact such entity sufficiently in advance of the close of the Offer if you wish to tender your Convertible Notes.
       No tenders of Convertible Notes will be accepted by means of guaranteed delivery procedures.
       Notwithstanding anything contained in the Offer to Purchase or in any Acceptance Form, a holder who tenders Convertible Notes in the Offer (including book-entry tenders via DTC, Euroclear or Clearstream) will be required to physically deliver a duly completed and signed Convertible Notes

Letter of Transmittal to the Tender Agent at the applicable address set forth on the back cover of the Offer to Purchase unless STSPL and the Tender Agent waive such requirement.
       These procedures are described in further detail below under the heading “THE OFFER — Section 5. Procedure for Accepting the Offer and Tendering Convertible Notes”.
Tendering Securities During a Subsequent Offering Period
       If the Offer is declared unconditional in all respects, a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act) that will last at least ten U.S. business days will commence immediately after the initial offer period. You may validly tender your securities during the subsequent offering period in the same manner and subject to the same conditions that would apply to tenders of securities prior to the initial closing date of the Offer, but withdrawals may not be made during the subsequent offering period. The subsequent offering period will only commence after the Offer has been declared unconditional in all respects.

Purchases of Securities Outside of the Offer
       Rule 14e-5 under the U.S. Securities Exchange Act of 1934 prohibits during a tender offer purchases of, or arrangements to purchase, subject securities of the tender offer (the “subject securities”) and any securities that are convertible for or exercisable into subject securities (the “related securities”) outside the tender offer by the offeror and any adviser, broker or other financial institution acting as its agent and any person acting in concert with any of the foregoing in connection with any purchase or arrangement to purchase any subject securities or related securities (collectively, the “Agents”). STSPL has been granted exemptive relief from Rule 14e-5 by the U.S. Securities and Exchange Commission (the “SEC”) so that STSPL and its Agents may, subject to certain conditions, conduct purchases of Ordinary Shares, ADSs and the Convertible Notes due 2008 (but not the Convertible Subordinated Notes due 2008) outside the United States in accordance with Singapore law during the Offer from the date on which relief was granted by the SEC. Any such purchases will be made in accordance with Singapore law and will be announced the following business day via SGXNET and disclosed in the United States. In addition, if any such purchase is made at a price that is higher than the offer price in the Offer, the offer price in the Offer will be increased to match the price paid for such purchase.

i

Page

SCHEDULE A: INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF STSPL AND TEMASEK	A-1
SCHEDULE B: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT IN THE COMPANY	B-1
SCHEDULE C: OPTIONS PROPOSAL	C-1
SCHEDULE D: ADDITIONAL GENERAL INFORMATION	D-1
APPENDIX I: AUDITED FINANCIAL STATEMENTS OF STSPL FOR FINANCIAL YEARS 2003 AND 2004	I-1
APPENDIX II: UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF THE STSPL GROUP FOR FINANCIAL YEAR 2004 AND AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF THE STSPL GROUP FOR FINANCIAL YEAR 2005	II-1

ii

SUMMARY TERM SHEET
       This summary term sheet highlights important and material information contained in this Offer to Purchase but is intended to be an overview only. To fully understand the Offer described in this Offer to Purchase, and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the schedules to this Offer to Purchase, the documents incorporated by reference or otherwise referred to herein and the Form of Acceptance and Authorisation, the Form of Acceptance and Transfer, the ADS Letter of Transmittal and/or the Convertible Notes Letter of Transmittal, as applicable (together, the “Acceptance Forms”), provided with this Offer to Purchase. Section and heading references are included to direct you to a more complete description of the topics contained in this summary term sheet.

Company	STATS ChipPAC Ltd., a company incorporated with limited liability under the laws of the Republic of Singapore.

Securities	Ordinary Shares, American Depositary Shares representing Ordinary Shares, Convertible Notes due 2008 and Convertible Subordinated Notes due 2008.

Offer for Ordinary Shares and ADSs	Singapore Technologies Semiconductors Pte Ltd (“STSPL”), a wholly-owned subsidiary of Temasek Holdings (Private) Limited (“Temasek”), hereby proposes to acquire all of the Ordinary Shares and ADSs not already owned by STSPL at a price of:

• S$1.75 per Ordinary Share; and

• S$17.50 per ADS,

each in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Acceptance Forms. If the 90% Threshold (as defined below) is reached, the offer price will be raised to the higher offer price of:

• S$1.88 per Ordinary Share; and

• S$18.80 per ADS,

each in cash, for all Ordinary Shares and ADSs tendered, including for all Ordinary Shares and ADSs tendered prior to the time the 90% Threshold was reached.

The higher offer prices will also be paid once the 90% Fully Diluted Threshold (as defined below) is reached. The offer prices and the higher offer prices will be paid without interest. See “THE OFFER — Section 1. Terms of the Offer”.

Offer for Convertible Notes	STSPL also proposes to acquire all of the Convertible Notes due 2008 and Convertible Subordinated Notes due 2008. The offer price for each series of Convertible Notes is the “see-through” price, which is the price holders of the Convertible Notes would receive if they converted their Convertible Notes into Ordinary Shares or ADSs at the conversion prices specified in the terms of the Convertible Notes and then tendered their Ordinary Shares or ADSs in the Offer. The actual offer price will be calculated based on the whole number of Ordinary Shares or ADSs into which the aggregate amount of Convertible Notes tendered by a holder would be convertible. Holders will not receive payments for any fractional Ordinary Shares or ADSs. The offer price will be payable in cash without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Convertible Notes Letter of Transmittal. As an illustration, for US$1,000 principal amount, the “see-through” offer price would be:

• S$997.50 for the Convertible Notes due 2008; and

• S$1,872.50 for the Convertible Subordinated Notes due 2008.

If the 90% Threshold is reached, the “see-through” higher offer price for the Convertible Notes will be determined based on the higher offer price for the Ordinary Shares and the ADSs for all Convertible Notes tendered, including for Convertible Notes tendered prior to the time the 90% Threshold was reached. The “see-through” higher offer prices will also be paid once the 90% Fully Diluted Threshold (as defined below) is reached. As an illustration, for US$1,000 principal amount, the “see-through” higher offer price would be:

• S$1,071.60 for the Convertible Notes due 2008; and

• S$2,011.60 for the Convertible Subordinated Notes due 2008.

Both the offer price and the higher offer price for the Convertible Notes due 2008 are lower than what holders of such notes are entitled to receive upon maturity of such notes, because the conversion price for such notes is higher than the offer prices for the Ordinary Shares. See “THE OFFER — Section 1. Terms of the Offer”.

90% Threshold	The 90% Threshold means 90% of the total number of issued Ordinary Shares (including Ordinary Shares represented by ADSs but excluding any Ordinary Shares held by the Company as treasury shares) as of the final closing date of the Offer (other than those already held by STSPL, its related corporations or their respective nominees as of the date of this Offer to Purchase).

The 90% Threshold will be reached if STSPL acquires or agrees to acquire (or is deemed or treated under Section 215 of the Companies Act, Chapter 50 of Singapore (the “Companies Act”) as having acquired or agreed to acquire) Ordinary Shares (including Ordinary Shares represented by ADSs but excluding those Ordinary Shares or ADSs held by its related corporations or their respective nominees as of the date of this Offer to Purchase which are acquired or agreed to be acquired by STSPL) during the period from (and including) the date of this Offer to Purchase up to (and including) the final closing date of the Offer (whether pursuant to valid acceptances of the Offer or otherwise) which are equal to or more than the 90% Threshold.

90% Fully Diluted Threshold	The 90% Fully Diluted Threshold will be reached if STSPL acquires or agrees to acquire (or is deemed or treated under Section 215 of the Companies Act as having acquired or agreed to acquire) Ordinary Shares (including Ordinary Shares represented by ADSs but excluding those Ordinary Shares or ADSs held by its related corporations or their respective nominees as of the date of this Offer to Purchase which are acquired or agreed to be acquired by STSPL) during the period from (and including) the date of this Offer to Purchase up to (and including) a date prior to the final closing date of the Offer (whether pursuant to valid acceptances of the Offer or otherwise) which results or would result in STSPL holding such number of Ordinary Shares (including Ordinary Shares represented by ADSs but excluding any Ordinary Shares held by the Company as treasury shares) which are equal to or more than 90% of the maximum potential issued share capital of the Company as of such date; provided, however, that the date on which the 90% Fully Diluted Threshold may be reached may not be earlier than the first closing date.

For purposes of this Offer to Purchase, “maximum potential issued share capital of the Company” means the total number of Ordinary Shares (including Ordinary Shares represented by ADSs) which would be in issue if all the outstanding Convertible Notes were validly converted and if all the outstanding Options were validly exercised.

Higher Offer Price Threshold	The Higher Offer Price Threshold will be reached if:

• the 90% Threshold is reached; or

• the 90% Fully Diluted Threshold is reached.

If the Higher Offer Price Threshold is reached, the offer price will be raised to the higher offer price, as from the date that the Higher Offer Price Threshold is reached. In this event, a subsequent offering period will be provided, continued or extended, so that the Offer remains open for acceptances (but not withdrawals) for at least an additional ten U.S. business days.

If the Higher Offer Price Threshold is reached, STSPL will make an announcement by a press release, a newspaper advertisement in the United States, a filing with the SEC and a posting on SGXNET. The announcement to be posted on SGXNET will be posted on SGXNET by 8:00 AM Singapore time on the Singapore business day immediately following the date on which the Higher Offer Price Threshold is reached (but not earlier than the day after the first closing date).

Closing Date	3:30 PM Singapore time, 3:30 AM New York City time, on Friday, April 13, 2007, or as extended.

Options Proposal	Concurrently with the Offer, STSPL is making an options proposal to all holders of options granted under the STATS ChipPAC Ltd. Share Option Plan, the STATS ChipPAC Ltd. Substitute Share Purchase and Option Plan and the STATS ChipPAC Ltd. Substitute Equity Incentive Plan (the “Options”). The options proposal is subject to the Offer for the Ordinary Shares and ADSs being declared unconditional in all respects. See Schedule C hereto.

STSPL Ownership	STSPL currently owns approximately 35.3% of the outstanding Ordinary Shares. For a more detailed discussion of STSPL’s current ownership interests in the Company, see “INTRODUCTION”.

Conditions	The Offer for the Ordinary Shares and ADSs is conditioned upon, among other things, STSPL having received, by the final closing date of the Offer, valid acceptances (which have not been withdrawn) in respect of such number of Ordinary Shares and ADSs which, together with Ordinary Shares (including Ordinary Shares represented by ADSs) owned, controlled or agreed to be acquired before or during the Offer by or on behalf of STSPL or parties acting or deemed to be acting in concert with it, will result in STSPL and parties acting or deemed to be acting in concert with it holding such number of Ordinary Shares (including Ordinary Shares represented by ADSs) carrying more than 50% of voting rights attributable to the issued Ordinary Shares (including Ordinary Shares represented by ADSs) as of the final closing date of the Offer (the “Minimum Tender Condition”).

Accordingly, the Offer for the Ordinary Shares and ADSs will not be capable of being declared unconditional as to acceptances until the final closing date of the Offer, unless at any time prior to the closing date of the Offer (but after the first closing date of the Offer), STSPL has received valid acceptances (which have not been withdrawn) in respect of such number of Ordinary Shares which, together with Ordinary Shares owned, controlled or agreed to be acquired before or during the Offer by or on behalf of STSPL or parties acting or deemed to be acting in concert with it, will result in STSPL or parties acting or deemed to be acting in concert with it holding such number of Ordinary Shares (including Ordinary Shares represented by ADSs) representing more than 50% of the maximum potential issued share capital of the Company.

STSPL will make an announcement by a press release, by a filing with the SEC and by a posting on SGXNET if the Offer is declared unconditional in all respects. The announcement to be posted on SGXNET will be posted on SGXNET by 8:00 AM Singapore time on the Singapore business day immediately following the date on which the Offer is declared unconditional in all respects.

Withdrawal Rights	The initial offer period for acceptances and withdrawals is the period from the date of this Offer to Purchase until 3:30 PM Singapore time, 3:30 AM New York City time, on Friday, April 13, 2007.

STSPL may extend the closing date for acceptances, and, if it does so, you will be able to continue to tender your Ordinary Shares, ADSs and Convertible Notes, and to withdraw your tender during such extension. However, during such extended period for acceptances, your right to withdraw tenders will terminate prior to the next scheduled closing date as soon as the Offer is declared unconditional in all respects. The Offer will be declared unconditional in all respects prior to the scheduled closing date of such an extension when STSPL has received valid acceptances (which have not been withdrawn) in respect of such number of Ordinary Shares and ADSs which, together with Ordinary Shares (including Ordinary Shares represented by ADSs) owned, controlled or agreed to be acquired before or during the Offer by or on behalf of STSPL or parties acting or deemed to be acting in concert with it holding such number of Ordinary Shares (including Ordinary Shares represented by ADSs) representing more than 50% of the maximum potential issued share capital of the Company and when all other conditions of the Offer are satisfied.

STSPL will issue an announcement (through a press release, a posting on SGXNET and a filing with the SEC) midway through any extension of the initial offer period (unless STSPL has declared the Offer unconditional and terminated the initial offer period by that time) reminding holders that (1) the initial offer period may be terminated prior to the date of its scheduled expiration if all of the Offer conditions are satisfied, (2) until any such termination, security holders will continue to be able to withdraw any Securities tendered into the Offer, (3) the right of security holders to withdraw their tenders will expire immediately upon the occurrence of an early termination of the initial offer period, and (4) immediately following any early termination of the initial offer period, a subsequent offering period will commence, during which time the Offer would remain open for tenders, but no withdrawal rights would apply. STSPL also will disclose in any such announcement the number of Ordinary Shares, ADSs and Convertible Notes tendered at that time.

See “THE OFFER — Section 7. Withdrawal Rights”.

Compulsory Acquisition	If the Higher Offer Price Threshold is reached, STSPL currently intends to exercise its right under the Companies Act to compulsorily acquire those Ordinary Shares, including Ordinary Shares represented by ADSs, not previously tendered, at the higher offer price, without interest, as the price for the Ordinary Shares purchased in the Offer (the “Compulsory Acquisition”). See “SPECIAL FACTORS —

Section 5. Effects of the Offer and the Compulsory Acquisition”.

As a result of the Compulsory Acquisition:

• STSPL would own all of the Ordinary Shares of the Company; and

• the Company’s current minority shareholders would no longer have any interest in the Company’s future earnings or growth.

If the Compulsory Acquisition takes place, STSPL currently intends to de-list the Ordinary Shares from the Singapore Exchange Securities Trading Limited (“SGX-ST”) and the ADSs from the Nasdaq Global Market (“Nasdaq”), and terminate the Company’s reporting obligations under U.S. federal securities laws, subject to applicable law. As a result:

• the Ordinary Shares would no longer trade on the SGX-ST and the ADSs would no longer trade on the Nasdaq; and

• the Company’s financial statements and other information about the Company may no longer be publicly available.

See “THE OFFER — Section 15. Effect of the Offer on the Market for the Ordinary Shares and ADSs; the SGX-ST and Nasdaq Listings; Exchange Act Registration and Margin Regulations”.

Consideration	Holders who tender their securities in the Offer may elect to receive cash in Singapore dollars or U.S. dollars. Holders who elect U.S. dollars will, if the Offer is completed, receive the offer price in U.S. dollars based on the U.S. dollar/ Singapore dollar spot exchange rate on or around the day on which funds are received by The Central Depository (Pte) Limited or M&C Services Private Limited, in the case of Ordinary Shares, or by the Tender Agent or its custodian in Singapore, in the case of ADSs and Convertible Notes. Holders who tender their Ordinary Shares and ADSs in the Offer will receive the offer price sooner than holders whose Ordinary Shares (including Ordinary Shares represented by ADSs) are acquired in the Compulsory Acquisition, assuming that STSPL will have a right to effect a Compulsory Acquisition.

Payment	If the Offer is declared unconditional, holders who had validly tendered without withdrawing their acceptances before the date on which the Offer is declared unconditional will be paid within 14 calendar days after the date on which the Offer is declared unconditional, and holders who validly tender their acceptances after the date on which the Offer is declared unconditional will be paid within 14 calendar days of STSPL’s receipt of their tenders. In each case, STSPL will use its best efforts to make the payment within seven U.S. business days.

If the Higher Offer Price Threshold is reached, holders who have received payment prior to the time the Higher Offer Price Threshold is reached will be paid the difference between the higher offer price and the offer price within 14 calendar days after the date on which the Higher Offer Price Threshold is reached, although STSPL will use its best efforts to make the payment within seven U.S. business days.

Holders of the Ordinary Shares, ADSs and Convertible Notes who accept the Offer may elect to receive the Offer Price in U.S. dollars.

Holders who accept the Offer in respect of their Ordinary Shares will receive the offer price in Singapore dollars if they do not elect to receive the Offer Price in U.S. dollars in accordance with the instructions on the Form of Acceptance and Authorisation or the Form of Acceptance and Transfer.

Holders who accept the Offer in respect of their ADSs or Convertible Notes will receive the offer price in U.S. dollars if they do not elect to receive the Offer Price in Singapore dollars in accordance with the instructions in the ADS Letter of Transmittal and the Convertible Notes Letter of Transmittal. Tendering holders of ADSs and of Convertible Subordinated Notes due 2008 (CUSIP 169657AD5, 169657AC7) who elect to receive the offer price in Singapore dollars will need to specify to the Tender Agent the particulars of the account in Singapore into which the offer price in Singapore dollars is to be delivered. Tendering holders of Convertible Notes due 2008 (ISIN XS0179763973) who elect to receive the offer price in Singapore dollars will receive the offer price in Singapore dollars in their Euroclear or Clearstream account in which the tendered Convertible Notes due 2008 were held, subject to the terms of the Offer. If a tendering holder of ADSs or Convertible Notes does not timely and validly elect to receive the offer price in Singapore dollars, the offer price will be paid in U.S. dollars.

Source of Funds	In the event that the Higher Offer Price Threshold is reached, the higher offer prices for the securities imply a total offer value of approximately S$3.1 billion for all of the Ordinary Shares and ADSs not owned by STSPL, Convertible Notes and Options. STSPL expects to have sufficient funds to purchase all the securities tendered in the Offer, to purchase the Ordinary Shares and ADSs in the Compulsory Acquisition (if applicable) and to implement the Options Proposal, through working capital and borrowings from Temasek and/or an affiliate that is wholly-owned by Temasek. The Offer is not conditioned on STSPL obtaining these funds. Goldman Sachs, as financial adviser to STSPL, has confirmed that sufficient financial resources are available to STSPL to satisfy full acceptance of the Offer and the Options Proposal. This confirmation has been provided by Goldman Sachs to meet the requirements of the Singapore Code. See “THE OFFER — Section 12. Source and Amount of Funds”.

Company Recommendation	The Offer has been commenced without obtaining the prior approval or recommendation of the Company’s board of directors. The approval of the Company’s board of directors is not required under applicable law for the Offer to be commenced or completed. However, the Company’s board of directors is required to advise the Company’s shareholders of its position on the Offer within 14 days after the date of this Offer to Purchase. See “INTRODUCTION”.

Appraisal Rights	Appraisal rights are not available in connection with the Offer, and will not be available in connection with a Compulsory Acquisition (if applicable).

Fairness	Each of STSPL and Temasek believes that the Offer and the Compulsory Acquisition are fair to shareholders of the Company who are unaffiliated with STSPL and Temasek for a number of reasons described in “SPECIAL FACTORS — Section 3. Position of STSPL and Temasek Regarding Fairness of the Offer for the Ordinary Shares and ADSs, and the Compulsory Acquisition”.

Certain Tax Considerations	For a discussion of certain Singapore and U.S. federal income tax consequences of the Offer applicable to holders, see “THE OFFER — Section 8. Certain Tax Consequences of the Offer”.

Financial Adviser and Dealer Manager	Goldman Sachs (Singapore) Pte.

Receiving Agents for Ordinary Shares	The Central Depository (Pte) Limited (“CDP”), for Ordinary Shares held through CDP, and M&C Services Private Limited, for Ordinary Shares held in scrip form.

Tender Agent for ADSs and Convertible Notes	Citibank, N.A.

Information Agent	MacKenzie Partners, Inc.

Latest Practicable Date	Unless otherwise stated, the information in this Offer to Purchase was updated as of March 12, 2007, the latest practicable date prior to the printing of this Offer to Purchase. In particular, all figures related to the number, percentage or principal amount of outstanding Ordinary Shares, ADSs, Convertible Notes and Options, is given as of March 9, 2007.

Additional Documentation; Further Information	Additional copies of this Offer to Purchase and any other documents related to the Offer may be obtained from and questions may be directed to The Central Depository (Pte) Limited or M&C Services Private Limited, if you are a holder of Ordinary Shares, or to the Information Agent, if you are a holder of ADSs or Convertible Notes.

EXPECTED TIMETABLE

Event	Singapore Time	New York Time

First Closing Date of the Offer(1)	April 13, 2007 at 3:30 PM	April 13, 2007 at 3:30 AM
Last day for a tendering holder of Ordinary Shares, ADSs or Convertible Notes to withdraw his acceptance	the later of April 13, 2007 at 3:30 PM or the day on which the Offer is declared unconditional(2)	the later of April 13, 2007 at 3:30 AM(3) or the day on which the Offer is declared unconditional(2)
Date for first payment to be made in respect of the Offer(4)	April 27, 2007	April 27, 2007
       You should note that the events listed above are indicative only and may be subject to change. Please refer to future announcement(s) made by or on behalf of STSPL on the SGX-ST and filed with the SEC for the exact dates of these events.

(1)	If the Minimum Tender Condition and all other conditions are satisfied (or waived) on this date and the Offer is declared unconditional, the Offer will remain open through a subsequent offering period of not less than ten U.S. business days from the first Closing Date to give holders of Ordinary Shares, ADSs and Convertible Notes who have not accepted the Offer the opportunity to tender their acceptances after this date. Holders of Ordinary Shares, ADSs and Convertible Notes who tender their acceptance during the subsequent offering period have no right to withdraw their acceptances at any time.

(2)	If the first Closing Date of the Offer is extended, the Offer will be declared unconditional on any scheduled closing date of an extension period if the Minimum Tender Condition and all other conditions are satisfied on that date. The Offer will also be declared unconditional prior to the scheduled closing date of an extension period when there have been validly tendered and not withdrawn a number of Ordinary Shares and ADSs which, together with Ordinary Shares (including Ordinary Shares represented by ADSs) owned, controlled or agreed to be acquired before or during the Offer by or on behalf of STSPL, or by parties acting or deemed to be acting in concert with STSPL, will result in STSPL (and parties acting or deemed to be acting in concert with STSPL) holding Ordinary Shares (including Ordinary Shares represented by ADSs) representing more than 50% of the maximum potential issued share capital of the Company and all other conditions to the Offer are satisfied. The maximum potential issued share capital of the Company means the total number of Ordinary Shares (including Ordinary Shares represented by ADSs) that would be in issue if all the outstanding Convertible Notes were validly converted and if all the outstanding Options were validly exercised.

(3)	As a practical matter, withdrawals of acceptances will have to be received by the Tender Agent in New York or London at the applicable address by the close of business on April 12, 2007.

(4)	Assuming that the Minimum Tender Condition and all other conditions to the Offer are satisfied (or waived) on April 13, 2007, and that holders will be paid within 14 calendar days. However, STSPL will use its best efforts to make the payment within seven U.S. business days.

QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER
       STSPL, a wholly-owned subsidiary of Temasek, is offering to purchase all outstanding Ordinary Shares, American Depositary Shares representing Ordinary Shares, and the Convertible Notes due 2008 and the Convertible Subordinated Notes due 2008 of the Company (together, the “Convertible Notes”), each upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Acceptance Forms. The following are some of the questions you, as a holder of securities of the Company, may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase, the documents incorporated by reference or otherwise referred to herein and the related Acceptance Forms because the information in these questions and answers is not complete and is intended to be only an overview. Additional important information is contained in the remainder of this Offer to Purchase and the Acceptance Forms.
Who is offering to buy my securities?
       Singapore Technologies Semiconductors Pte Ltd (“STSPL”) is offering to purchase your Ordinary Shares, ADSs and Convertible Notes. STSPL is a company incorporated with limited liability under the laws of the Republic of Singapore and a wholly-owned subsidiary of Temasek Holdings (Private) Limited (“Temasek”). See “THE OFFER — Section 11. Certain Information Concerning STSPL and Temasek”.
What securities are being sought in the offer?
       STSPL is offering to purchase all of the Ordinary Shares, ADSs and Convertible Notes not owned by STSPL. See “INTRODUCTION” and “THE OFFER — Section 1. Terms of the Offer”.
       The Offer is subject to the conditions contained in this Offer to Purchase. See “THE OFFER — Section 14. Conditions to the Offer”.
How much are you offering to pay? What is the form of payment?
       STSPL is offering to pay the following prices (the “Offer Price”):

•	S$1.75 per Ordinary Share, for all issued and outstanding Ordinary Shares;

•	S$17.50 per ADS, for all issued and outstanding ADSs; and

•	the “see-through” price for each series of Convertible Notes, which is the price holders of the Convertible Notes would receive if they converted their Convertible Notes into Ordinary Shares or ADSs at the conversion prices specified in the terms of the Convertible Notes and then tendered their Ordinary Shares or ADSs in the Offer. The actual offer price will be calculated based on the whole number of Ordinary Shares or ADSs into which the aggregate amount of Convertible Notes tendered by a holder would be convertible. Holders will not receive payments for any fractional Ordinary Shares or ADSs. As an illustration, for US$1,000 principal amount of each series of Convertible Notes, the “see-through” price would be:

•	S$997.50 for the Convertible Notes due 2008; and

•	S$1,872.50 for the Convertible Subordinated Notes due 2008.
       If the 90% Threshold (as defined below) is reached, the offer price will be raised to the following higher offer prices (the “Higher Offer Price”):

•	S$1.88 per Ordinary Share; and

•	S$18.80 per ADS;
and, for the Convertible Notes, the “see-through” Higher Offer Price will be determined based on the Higher Offer Price for the Ordinary Shares and the ADSs. The “see-through” Higher Offer Price also will be paid once the 90% Fully Diluted Threshold is reached. As an illustration, for US$1,000 principal amount of each series of Convertible Notes, the “see-through” Higher Offer Price would be:

•	S$1,071.60 for the Convertible Notes due 2008; and

•	S$2,011.60 for the Convertible Subordinated Notes due 2008.
       If the Higher Offer Price Threshold is reached (because either the 90% Threshold or the 90% Fully Diluted Threshold is reached), all holders who tender into the Offer will receive the Higher Offer Price, even if they tendered their Ordinary Shares, ADSs or Convertible Notes prior to the time the Higher Offer Price Threshold is reached. STSPL will make an announcement by a press release, a newspaper advertisement in the United States, a posting on SGXNET and a filing with the SEC if the Higher Offer Price Threshold is reached (but not earlier than the first closing date). If the Higher Offer Price Threshold is reached, a subsequent offering period will be provided, continued or extended, so that the Offer remains open for acceptances (but not withdrawals) for at least ten U.S. business days following such announcement.
       In each case, the Offer Price and the Higher Offer Price would be paid in cash and without interest, and upon the terms and subject to the conditions specified in this Offer to Purchase and the related Acceptance Forms.
       For illustrative purposes only, based on the Bloomberg composite Singapore dollar to U.S. dollar exchange rate of S$1.5265 = US$1.00 at the close of the New York market on March 12, 2007, the latest practicable date prior to the printing of this Offer to Purchase, the offer price of S$1.75 per Ordinary Share is equivalent to US$1.15 per Ordinary Share, the offer price of S$17.50 per ADS is equivalent to US$11.46 per ADS, the offer price of S$997.50 for US$1,000 principal amount of Convertible Notes due 2008 is equivalent to US$653.46 and the offer price of S$1,872.50 for US$1,000 principal amount of Convertible Subordinated Notes due 2008 is equivalent to US$1,226.66. Based on the same exchange rate, the higher offer price of S$1.88 per Ordinary Share is equivalent to US$1.23 per Ordinary Share, the Higher Offer Price of S$18.80 per ADS is equivalent to US$12.32 per ADS, the Higher Offer Price of S$1,071.60 for US$1,000 principal amount of Convertible Notes due 2008 is equivalent to US$702.00 and the higher offer price of S$2,011.60 for US$1,000 principal amount of Convertible Subordinated Notes due 2008 is equivalent to US$1,317.79.
Why is the offer price for the Convertible Notes due 2008 less than their face value?
       The Singapore Code on Take-overs and Mergers (the “Singapore Code”) requires that the offer price for the Convertible Notes be at least the “see-through” price. Both the offer price and higher offer price for the Convertible Notes due 2008 are lower than what holders of such notes would receive upon maturity of such notes, because the conversion price for such notes is higher than the offer prices for the Ordinary Shares.
What is the currency of payment?
       Tendering holders may elect to receive the Offer Price in Singapore dollars or U.S. dollars. Holders who elect U.S. dollars will, if the Offer is completed, receive the Offer Price in U.S. dollars, based on the U.S. dollar/ Singapore dollar spot exchange rate on or around the day on which funds are received by CDP or M&C, in the case of Ordinary Shares, or by the Tender Agent or its custodian in Singapore, in the case of ADSs and Convertible Notes. The actual U.S. dollar amounts may differ from the above indicative amounts and will depend on the exchange rate at the time of payment in Singapore and the United States. In all cases, fluctuations in the U.S. dollar/ Singapore dollar exchange rate are at the risk of accepting holders of securities who have elected or are treated as having elected to receive their consideration in U.S. dollars, and STSPL and its advisers or agents shall not have any responsibility with respect to the amount of cash consideration received by the holders of securities in a currency other than in Singapore dollars. Tendering holders of Ordinary Shares will receive the offer price in Singapore dollars unless they elect to receive payment in U.S. dollars. Tendering holders of ADSs and Convertible Notes will receive the offer price in U.S. dollars unless they elect to receive payment in Singapore dollars.
How do I select the currency of payment?
       If you tender Ordinary Shares in the Offer according to the instructions on the relevant Acceptance Forms, you will receive the offer price in Singapore dollars unless you indicate on the relevant Acceptance Form that you wish to receive the offer price in U.S. dollars.
       If you tender ADSs or Convertible Notes in the Offer, you will receive the offer price in U.S. dollars unless you timely indicate to the Tender Agent that you wish to receive the offer price in Singapore dollars and you specify the particulars of the account in Singapore into which the offer price in Singapore dollars is to be delivered by taking one of the following steps:

(a) If you tender ADSs or Convertible Notes by means of delivery of a physical instrument evidencing ADSs or Convertible Notes, you will need to make an affirmative election in the ADS Letter of Transmittal or the Convertible Notes Letter of Transmittal to receive the offer price in Singapore dollars by filling in the box entitled “Singapore Dollars Payment Election” and satisfying the applicable requirements specified in the ADS Letter of Transmittal or the Convertible Notes Letter of Transmittal.

(b) If you tender the ADSs or the Convertible Subordinated Notes due 2008 following the procedures for book-entry transfer of ADSs or Convertible Subordinated Notes due 2008 in DTC, the broker, dealer, commercial bank, trust company or other nominee that effects the transaction for you will be required to deliver the requisite ADSs or Convertible Subordinated Notes due 2008 into the applicable account set up for such purpose by the Tender Agent and to fax a duly completed and signed Singapore Dollar Payment Designation Form to the Tender Agent (specifying the account in Singapore into which the Singapore dollar payment is to be made), in each case before the closing date of the Offer.

(c) If you tender Convertible Notes due 2008 through the book-entry procedures of Euroclear or Clearstream, your direct participant in Euroclear or Clearstream will need to specify to Euroclear or Clearstream whether the offer price is to be received in U.S. dollars or Singapore dollars. The offer price for Convertible Notes due 2008, whether in U.S. dollars or Singapore dollars, will be delivered by the Tender Agent, subject to the terms of the Offer, to the Euroclear or Clearstream account in which the tendered Convertible Notes due 2008 were held.
       If a tendering holder of ADSs or Convertible Notes does not elect to receive the offer price in Singapore dollars pursuant to the methods provided in this Offer to Purchase, the offer price will, subject to the terms of the Offer, be paid in U.S. dollars.
What is the 90% Threshold, the 90% Fully Diluted Threshold and the Higher Offer Price Threshold?
       If either the 90% Threshold or the 90% Fully Diluted Threshold is reached, the Offer Price will be raised to the Higher Offer Price.
       The 90% Threshold will be reached if STSPL acquires or agrees to acquire (or is deemed or treated under Section 215 of the Companies Act, Chapter 50 of Singapore (the “Companies Act”) as having acquired or agreed to acquire) Ordinary Shares (including Ordinary Shares represented by ADSs but excluding those Ordinary Shares or ADSs held by its related corporations or their respective nominees as of the date of this Offer to Purchase which are acquired or agreed to be acquired by STSPL) during the period from (and including) the date of this Offer to Purchase up to (and including) the final closing date of the Offer (whether pursuant to valid acceptances of the Offer or otherwise) which are equal to or more than 90% of the total number of issued Ordinary

Shares (including Ordinary Shares represented by ADSs but excluding any Ordinary Shares held by the Company as treasury shares) as of the final closing date of the Offer (other than those already held by STSPL, its related corporations or their respective nominees as of the date of this Offer to Purchase).
       The 90% Fully Diluted Threshold will be reached if STSPL acquires or agrees to acquire (or is deemed or treated under Section 215 of the Companies Act as having acquired or agreed to acquire) Ordinary Shares (including Ordinary Shares represented by ADSs but excluding those Ordinary Shares or ADSs held by its related corporations or their respective nominees as of the date of this Offer to Purchase which are acquired or agreed to be acquired by STSPL) during the period from (and including) the date of this Offer to Purchase up to (and including) a date prior to the final closing date of the Offer (whether pursuant to valid acceptances of the Offer or otherwise) which results or would result in STSPL holding such number of Ordinary Shares (including Ordinary Shares represented by ADSs but excluding any Ordinary Shares held by the Company as treasury shares) which are equal to or more than 90% of the maximum potential issued share capital of the Company as of such date; provided, however, that the date on which the 90% Fully Diluted Threshold may be reached may not be earlier than the first closing date.
       For purposes of this Offer to Purchase, “maximum potential issued share capital of the Company” means the total number of Ordinary Shares (including Ordinary Shares represented by ADSs) which would be in issue if all the outstanding Convertible Notes were validly converted and if all the outstanding Options were validly exercised.
       If the Higher Offer Price Threshold is reached, the Offer Price will be raised to the Higher Offer Price, as from the date that the Higher Offer Price Threshold is reached. In this event, a subsequent offering period will be provided, continued or extended, so that the Offer remains open for acceptances (but not withdrawals) for at least an additional ten U.S. business days.
       If the Higher Offer Price Threshold is reached, STSPL will make an announcement by a press release, a newspaper advertisement in the United States, a filing with the SEC and a posting on SGXNET. The announcement to be posted on SGXNET will be posted on SGXNET by 8:00 AM Singapore time on the Singapore business day immediately following the date on which the Higher Offer Price Threshold is reached (but not earlier than the day after the first closing date).
       If the Higher Offer Price Threshold is reached, STSPL also will have the right to effect a Compulsory Acquisition (as defined below) under Singapore law. STSPL currently intends to commence the Compulsory Acquisition as and when it is entitled to do so. STSPL may commence the Compulsory Acquisition procedures at any time after the Higher Offer Price Threshold is reached.
       Because the Ordinary Shares owned by STSPL prior to the commencement of the Offer are excluded when calculating the 90% Threshold, the total ownership of the Company that STSPL must achieve in order to effect a Compulsory Acquisition is more than 90% of the issued share capital of the Company. Consequently, STSPL will not be able to effect a Compulsory Acquisition by holding just 90% of the outstanding Ordinary Shares, and it is possible that there will be a public float of less than 10% of the Ordinary Shares. In that event, holders of Ordinary Shares may be able to require STSPL to acquire their shares (as described below). If the Higher Offer Price Threshold is reached, STSPL will have the right to effect a Compulsory Acquisition (as defined below) under Singapore law. See “THE OFFER — Section 1. Terms of the Offer”.
Will I have to pay any fees or commissions?
       If you are the record owner of your Ordinary Shares, ADSs or Convertible Notes and you tender your securities to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you beneficially own your Ordinary Shares, ADSs or Convertible Notes through a broker or other nominee, and your broker or nominee tenders your securities on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “INTRODUCTION”.
       Payments to holders who tender ADSs or Convertible Notes in the Offer may also be subject to U.S. backup withholding at a rate of 28%, if certain requirements are not met. See “THE OFFER — Section 4. Procedure for Accepting the Offer and Tendering ADSs”, “THE OFFER — Section 5. Procedure for Accepting the Offer and Tendering Convertible Notes” and “THE OFFER — Section 8. Certain Tax Consequences of the Offer — Certain U.S. Federal Income Tax Consequences”.
Will the Offer be followed by a merger or compulsory acquisition if all the shares of the Company are not tendered in the Offer? If I do not tender my shares but the Offer is completed, what will happen to my shares?
       If the Higher Offer Price Threshold is reached, STSPL currently intends to exercise its right under the Companies Act to compulsorily acquire those Ordinary Shares not previously tendered (including Ordinary Shares represented by ADSs), at the Higher Offer Price, without interest (the “Compulsory Acquisition”). Therefore, upon the occurrence of a Compulsory Acquisition, if you hold Ordinary Shares, including Ordinary Shares represented by ADSs, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares in the Offer.
       STSPL will not be entitled or required to purchase Convertible Notes as part of the Compulsory Acquisition, although the terms of the Convertible Notes due 2008 give holders the right to require the Company to purchase their Convertible Notes if the Ordinary Shares are delisted from the Singapore Exchange Securities Trading Limited (the “SGX-ST”).
       Upon completion of the Compulsory Acquisition, STSPL would own all of the Ordinary Shares of the Company and STSPL would de-list the Ordinary Shares from the SGX-ST and the ADSs from the Nasdaq Global Market (“Nasdaq”) and terminate the Company’s reporting obligations under U.S. federal securities laws, subject to applicable law. As a result, the Company would cease making filings with the U.S. Securities and Exchange Commission (the “SEC”) and otherwise would not be required to comply with SEC rules relating to publicly-held companies.
       Even if the Compulsory Acquisition does not take place, the number of shareholders and the number of Ordinary Shares and ADSs that are still in the hands of the public may be so small that the Ordinary Shares may not be eligible to trade on the SGX-ST and the ADSs may not be eligible to trade on Nasdaq, and, consequently, there would not be any public trading market for the Ordinary Shares or ADSs. In the event the Ordinary Shares or ADSs do not meet the eligibility requirements to trade on the SGX-ST or Nasdaq, STSPL currently does not intend to maintain the present listing status of the Company and, accordingly, currently does not intend to take actions to meet such eligibility requirements.
       Shareholders who have not accepted the Offer have the right to require STSPL to acquire their Ordinary Shares at the same price paid in the Offer in the event that STSPL, its related corporations or their respective nominees acquire, pursuant to the Offer, such number of Ordinary Shares which, together with the Ordinary Shares held by STSPL, its related corporations or their respective nominees, comprise 90% or more of the total number of Ordinary Shares outstanding (excluding any Ordinary Shares held by the Company as treasury shares) as of the final closing date of the Offer (including any subsequent offering period). In calculating the 90% for this test, shares held by STSPL on the date of this Offer to Purchase are not excluded; accordingly, shareholders’ right to require STSPL to acquire their shares may be triggered even if the 90% Threshold is not reached in the Offer.
       See “INTRODUCTION”, “SPECIAL FACTORS — Section 5. Effects of the Offer and the Compulsory Acquisition”, “SPECIAL FACTORS — Section 7. Dissenters’ Appraisal Rights;

Rule 13e-3” and “THE OFFER — Section 15. Effect of the Offer on the Market for the Ordinary Shares and ADSs; the SGX-ST and Nasdaq Listings; Exchange Act Registration and Margin Regulations”.
When do you expect to complete the Compulsory Acquisition?
       If the Higher Offer Price Threshold is reached, STSPL currently intends to exercise its right to effect the Compulsory Acquisition. STSPL may commence the procedures at any time after the Higher Offer Price Threshold is reached. The Compulsory Acquisition will take at least one month from the date the Higher Offer Price Threshold is reached to complete assuming that no minority shareholder files an objection with the Singapore courts.
How long do I have to decide whether to tender in the Offer? Can the Offer be extended?
       You will have until 3:30 PM Singapore time, 3:30 AM New York City time, on Friday, April 13, 2007, to tender your Ordinary Shares, ADSs and Convertible Notes in the Offer.
       STSPL may elect at any time to extend the Offer. If STSPL extends the Offer, STSPL will make a public announcement of the extension prior to the time at which the Offer was previously scheduled to close. See “THE OFFER — Section 1. Terms of the Offer”.
Until when can I withdraw securities that I have tendered?
       The initial offer period for acceptances and withdrawals is the period from the date of this Offer to Purchase until 3:30 PM Singapore time, 3:30 AM New York City time, on Friday April 13, 2007.
       STSPL may extend the closing date for acceptances, and, if it does so, you will be able to continue to tender your Ordinary Shares, ADSs and Convertible Notes, and to withdraw your acceptances during such extension. However, during such extended period for acceptances, your right to withdraw acceptances will terminate prior to the next scheduled closing date as soon as the Offer is declared unconditional in all respects. The Offer will be declared unconditional in all respects prior to the scheduled closing date of such an extension when STSPL has received valid acceptances (which have not been withdrawn) in respect of such number of Ordinary Shares and ADSs which, together with Ordinary Shares (including Ordinary Shares represented by ADSs) owned, controlled or agreed to be acquired before or during the Offer by or on behalf of STSPL or parties acting or deemed to be acting in concert with it holding such number of Ordinary Shares (including Ordinary Shares represented by ADSs) representing more than 50% of the maximum potential issued share capital of the Company and when all other conditions of the Offer are satisfied.
       STSPL will make an announcement by a press release, by a filing with the SEC and by a posting on the website of SGX-ST if the Offer is declared unconditional in all respects. The announcement to be posted on SGXNET will be posted on SGXNET by 8:00 AM Singapore time on the Singapore business day immediately following the date on which the Offer is declared unconditional in all respects.
       If the Offer is declared unconditional, STSPL will immediately commence a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act) after the initial offer period. The subsequent offering period will start as soon as the initial offer period terminates, including as a result of the Offer being declared unconditional prior to the scheduled closing date of an extension of the initial offer period. Withdrawals may not be made during the subsequent offering period.
       See “THE OFFER — Section 7. Withdrawal Rights”.

Do you have the financial resources to make payment? Is your financial condition relevant to my decision to tender in the offer?
       STSPL expects to have sufficient funds to purchase the Ordinary Shares, ADSs and Convertible Notes in the Offer, to purchase the Ordinary Shares (including Ordinary Shares represented by ADSs) in a Compulsory Acquisition (if applicable) and to implement the Options Proposal, through working capital and borrowings from Temasek and/or an affiliate that is wholly-owned by Temasek. In the event the Higher Offer Price Threshold is reached, the Higher Offer Prices for the securities imply a total offer value of approximately S$3.1 billion for all of the Ordinary Shares and ADSs not owned by STSPL, the Convertible Notes and the Options. The Offer is not conditioned on STSPL obtaining these funds. Goldman Sachs, as financial adviser to STSPL, has confirmed that sufficient financial resources are available to STSPL to satisfy full acceptance of the Offer and the Options Proposal. This confirmation has been provided by Goldman Sachs to meet the requirements of the Singapore Code. See “THE OFFER — Section 12. Source and Amount of Funds”.
       Neither STSPL nor Temasek believes that the financial condition of STSPL or Temasek is relevant to your decision whether to accept the Offer and tender your Ordinary Shares, ADSs or Convertible Notes because the Offer is being made for all outstanding Ordinary Shares, ADSs and Convertible Notes, solely for cash and is not subject to any financing condition.
What are the most significant conditions to the Offer?
       The Offer for the Ordinary Shares and ADSs is conditioned upon, among other things, STSPL having received, by the final closing date of the Offer, valid acceptances (which have not been withdrawn) in respect of such number of Ordinary Shares and ADSs which, together with Ordinary Shares (including Ordinary Shares represented by ADSs) owned, controlled or agreed to be acquired before or during the Offer by or on behalf of STSPL or parties acting or deemed to be acting in concert with it, will result in STSPL and parties acting or deemed to be acting in concert with it holding such number of Ordinary Shares (including Ordinary Shares represented by ADSs) carrying more than 50% of voting rights attributable to the issued Ordinary Shares (including Ordinary Shares represented by ADSs) as of the final closing date of the Offer (the “Minimum Tender Condition”). Under the Singapore Code, STSPL is not permitted to waive the Minimum Tender Condition and the Offer will not successfully close unless this condition is satisfied.
       The Offer for the Ordinary Shares and ADSs is also subject to a number of other conditions described below in this Offer to Purchase. STSPL has been advised that it does not need to obtain any material antitrust, regulatory or other governmental approvals, consents or clearances in order to complete the Offer. The Offer for the Convertible Notes is subject to the Offer for the Ordinary Shares and ADSs being declared unconditional in all respects. For a complete description of all conditions to which the Offer is subject, see “THE OFFER — Section 14. Conditions to the Offer”.
How do I tender my securities?
       Ordinary Shares. For Ordinary Shares standing to the credit of a securities account with The Central Depository (Pte) Limited (“CDP”), you must, prior to the close of the Offer at 3:30 PM Singapore time, 3:30 AM New York City time, on Friday, April 13, 2007 (unless the Offer is extended), complete, execute and return to CDP a Form of Acceptance and Authorisation and follow the procedures described below under the heading “THE OFFER — Section 3. Procedure for Accepting the Offer and Tendering Ordinary Shares — Ordinary Shares Held by Depositors with a Securities Account at CDP”. For Ordinary Shares held in scrip form, you must, prior to the close of the Offer at 3:30 PM Singapore time, 3:30 AM New York City time, on Friday, April 13, 2007 (unless the Offer is extended), complete, execute and return to M&C a Form of Acceptance and Transfer and follow the procedures described below under the heading “THE OFFER — Section 3. Procedure for Accepting the Offer and Tendering Ordinary Shares — Ordinary Shares Held in Scrip

Form”. If you currently hold your Ordinary Shares in scrip form, please note that if you were to deposit your share certificate(s) with CDP and then tender your Ordinary Shares through the facilities of CDP, the Ordinary Shares may not be credited into your securities account with CDP in time for you to accept the Offer.
       ADSs. If you hold the certificates for your ADSs, you must complete the enclosed ADS Letter of Transmittal and enclose all the documents required by it, including your ADRs evidencing the ADSs and any required signature guarantees, and send them to the Tender Agent at the applicable address listed on the back cover of this Offer to Purchase. You may also tender your ADSs by following the procedures for book-entry transfer of ADSs, or by having a broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If your broker holds your ADSs for you in “street name”, you must instruct your broker to tender your ADSs on your behalf. No tenders of ADSs will be accepted by means of guaranteed delivery procedures. In any case, the Tender Agent must receive all required documents prior to the close of the Offer at 3:30 PM Singapore time, 3:30 AM New York City time, on Friday, April 13, 2007, unless the Offer is extended. See “THE OFFER — Section 4. Procedure for Accepting the Offer and Tendering ADSs”.
       Convertible Notes. If you hold Convertible Notes, you should complete the enclosed Convertible Notes Letter of Transmittal and enclose all the documents required by it, including your Convertible Notes and any required signature guarantees, and send them to the Tender Agent at the applicable address listed on the back cover of this Offer to Purchase. You may also tender your Convertible Notes by following the procedures for book-entry tender of securities of DTC, Euroclear or Clearstream, or by having a broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If your bank, broker or other financial intermediary holds your Convertible Notes for you in “street name”, you must instruct your broker to tender your Convertible Notes on your behalf. No tenders of Convertible Notes will be accepted by means of guaranteed delivery procedures. In any case, the Tender Agent must receive all required documents prior to the close of the Offer at 3:30 PM Singapore time, 3:30 AM New York City time, on Friday, April 13, 2007, unless the Offer is extended. See “THE OFFER — Section 5. Procedure for Accepting the Offer and Tendering Convertible Notes”.
How do I withdraw my securities?
       For a withdrawal of Ordinary Shares to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by CDP (in respect of Ordinary Shares held with a securities account at CDP) or M&C (in respect of Ordinary Shares held in scrip form) at their relevant address set forth at the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name, address and identification card or passport number of the person who tendered the Ordinary Shares to be withdrawn and the number of Ordinary Shares to be withdrawn. Any such notice of withdrawal must be signed and executed in the same manner and by the same party or parties, as the case may be, in which the relevant Acceptance Form in respect of which the Ordinary Shares are sought to be withdrawn was executed. Any submission of a notice of withdrawal as described above shall be conclusive evidence in favour of STSPL, Goldman Sachs, M&C and CDP of the right of such person(s) to withdraw the said Ordinary Shares previously tendered in acceptance and of the title of such person(s) to such Ordinary Shares.
       For a withdrawal of ADSs or Convertible Notes to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Tender Agent at the applicable address set forth on the back cover page of this Offer to Purchase. If certificates evidencing ADSs or Convertible Notes to be withdrawn have been delivered to the Tender Agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Tender Agent and the signature(s) on the notice of withdrawal must be guaranteed by an eligible institution, unless such ADSs or Convertible Notes have been tendered for the account of an eligible institution. If ADSs or Convertible Notes have been tendered pursuant to the procedure for book-entry transfer in DTC, Euroclear or Clearstream, any withdrawal must be made in accordance with the withdrawal procedures and deadlines of the applicable book-entry transfer system.
       See “THE OFFER — Section 7. Withdrawal Rights”.
Why are you making the Offer?
       STSPL has been a long-term shareholder of the Company and is interested in increasing its shareholding in the Company. The offer for the Convertible Notes is being made because under Singapore law, if an offer is made for the ordinary shares of a company, an offer must also be made for the securities of that company that are convertible into or exercisable for the ordinary shares of that company. Pursuant to a confirmation from the Securities Industry Council of Singapore (the “SIC”), STSPL is not making an offer for the US$31,500,000 principal amount of 1.75% Convertible Notes due 2007 as these notes will mature on March 18, 2007, prior to the first Closing Date of the Offer.
       Consummation of the Offer and the Compulsory Acquisition at this time would allow public shareholders of the Company to realize a premium of between 18.2% to 55.1% (or of between 27.0% to 66.6% based on the Higher Offer Price) over the closing price of the Ordinary Shares on the day prior to the date of the announcement of the Offer and over the average closing prices of the Ordinary Shares during the three and six month periods prior to the date of the announcement of the Offer. See “SPECIAL FACTORS — Section 2. Purpose and Reasons for the Offer; Plans for the Company after the Offer and the Compulsory Acquisition”.
Do you think that the Offer for the Ordinary Shares and the ADSs, and the Compulsory Acquisition are fair to shareholders that are not affiliated with STSPL and Temasek?
       Yes. Each of STSPL and Temasek believes that the Offer for the Ordinary Shares and the ADSs, and the Compulsory Acquisition are fair to the shareholders of the Company that are not affiliated with STSPL and Temasek.
       STSPL and Temasek believe that the price being offered for the Ordinary Shares and the ADSs in the Offer for the Ordinary Shares and the ADSs, and, if the Higher Offer Price Threshold is reached, the Higher Offer Price that unaffiliated shareholders would receive in the Compulsory Acquisition is fair based on the following factors: that this offer price represents a premium of between 18.2% to 55.1% (or of between 27.0% to 66.6% based on the Higher Offer Price) over the closing price of the Ordinary Shares on the day prior to the date of the announcement of the Offer and over the average closing prices of the Ordinary Shares during the three and six month periods prior to the date of the announcement of the Offer; the analyses contained in the presentation provided by Goldman Sachs; that the Offer will provide the unaffiliated shareholders of the Company an opportunity to sell their shares without incurring the transaction costs typically associated with market sales; that the consideration in the Offer and the Compulsory Acquisition is entirely cash; and the Offer and the Compulsory Acquisition are not subject to any financing condition.
       STSPL and Temasek also believe that the procedures of the Offer and the Compulsory Acquisition are fair. These procedures include that: the Company has publicly disclosed that the directors of the Company who are regarded as independent for purposes of the Singapore Code will determine whether to recommend the Offer to shareholders and will retain an independent financial adviser to advise them in respect of the Offer; STSPL and Temasek possess no material non-public information concerning the Company; each shareholder is free to decide whether to accept the Offer based on the information set out in this Offer to Purchase and available public information concerning the Company, although STSPL and Temasek recognize that the Minimum Tender Condition may be satisfied even if less than a majority of the unaffiliated shareholders of the Company tender their shares; STSPL may not effect a Compulsory Acquisition unless the Higher Offer Price Threshold is reached; any shareholder that did not tender its shares into the Offer will receive the same cash price per Ordinary Share (including Ordinary Shares represented by ADSs)

in the Compulsory Acquisition that it would have received had it accepted the Offer, albeit at a later date; and even if STSPL does not effect a Compulsory Acquisition, if STSPL, its related corporations or their respective nominees hold 90% or more of the total number of Ordinary Shares outstanding as of the final closing date of the Offer, shareholders may require STSPL to acquire their Ordinary Shares at the same price paid in the Offer.
       See “SPECIAL FACTORS — Section 3. Position of STSPL and Temasek Regarding Fairness of the Offer for the Ordinary Shares and ADSs, and the Compulsory Acquisition”.
What does the Company’s Board of Directors recommend regarding the Offer?
       Neither STSPL nor Temasek has asked the board of directors of the Company to approve the Offer or provide a recommendation with respect to the Offer. Under applicable law, approval by the Company’s board is not necessary for STSPL to commence or complete the Offer. However, the board of directors of the Company is required by the Singapore Code and U.S. federal securities laws to distribute to its shareholders, within 14 days from the date of this Offer to Purchase, the advice of its independent financial adviser and the recommendation of the independent directors of the Company on the Offer.
What is the market value of my shares of the Company as of a recent date?
       On February 28, 2007, the last trading day before STSPL announced its intention to make the Offer, the per share closing price of Ordinary Shares as reported on the SGX-ST was S$1.48. On March 12, 2007, the latest practicable date prior to the printing of this Offer to Purchase, the per share closing price of the Ordinary Shares as reported on the SGX-ST was S$1.84. On February 28, 2007, the last trading day before STSPL announced its intention to make the Offer, the per ADS closing price of the ADSs as reported on Nasdaq was US$9.67. On March 12, 2007, the per ADS closing price of the ADSs as reported on Nasdaq was US$12.00. We encourage you to obtain a recent quotation for the Ordinary Shares and ADSs.
Will I have the right to have my Ordinary Shares or ADSs appraised?
       Appraisal rights are not available in connection with the Offer, and will not be available in connection with a Compulsory Acquisition.
If I hold Convertible Notes and do not tender, how will my rights under the Convertible Notes be affected?
       The change in ownership of the Ordinary Shares resulting from acceptances tendered pursuant to the Offer and Compulsory Acquisition will not constitute a change of control under the terms of the Convertible Notes due 2008. As a result, you will not have the right to require the Company to purchase the Convertible Notes due 2008 from you at the change of control purchase price specified in the terms of the Convertible Notes due 2008. The change in ownership of the Ordinary Shares resulting from acceptances pursuant to the Offer and Compulsory Acquisition would constitute a change of control under the terms of the Convertible Subordinated Notes due 2008 that would give rise to a redemption right at the option of the holders thereof unless the closing price for the ADSs for any five trading days during the ten trading days immediately preceding the time when the change in ownership of the Ordinary Shares might otherwise constitute such a change of control is at least 105% of the conversion price in effect immediately preceding that time. Based on the Bloomberg composite Singapore dollar to U.S. dollar exchange rate of S$1.5265 = US$1.00 at the close of the New York market on March 12, 2007, the offer price of S$17.50 per ADS would be equivalent to approximately US$11.46 which is approximately 123.7% of the current US$9.267 conversion price. The Offer Price (and the Higher Offer Price) for such Convertible Notes in the Offer is higher than the change of control redemption price under the terms of the Convertible Subordinated Notes due 2008.

       To the extent that the Offer reduces the number of Ordinary Shares and ADSs that might trade publicly and reduces the number of holders of Ordinary Shares and ADSs, the value of your Convertible Notes may be negatively affected by any decrease in liquidity of the Ordinary Shares or ADSs into which the Convertible Notes may be converted.
       Holders of the Convertible Notes due 2008 have the right to require the Company to purchase their Convertible Notes at an accreted value including accrued but unpaid interest if the Ordinary Shares are delisted from the SGX-ST, while holders of the Convertible Subordinated Notes due 2008 do not have this right. If you hold the Company’s Convertible Notes and do not tender in the Offer, the value of your Convertible Notes may decline significantly as a result of the material decrease in liquidity of the Ordinary Shares and ADSs following a delisting of the Ordinary Shares or ADSs. Otherwise, the Convertible Notes not tendered in the Offer will remain outstanding, and the right to receive payments and the right to conversion under the terms of the Convertible Notes will not be affected by the Offer or a Compulsory Acquisition.
Is this Offer being made available to all holders of Ordinary Shares, ADSs and Convertible Notes?
       STSPL is making this Offer to all holders of Ordinary Shares, ADSs and Convertible Notes, subject to compliance with any applicable laws. However, the validity of the Offer to holders resident outside Singapore and the United States (the “Foreign Holders”) may be affected by the laws of the relevant foreign jurisdictions. Foreign Holders should inform themselves about, seek independent legal advice and comply with the applicable laws in their relevant jurisdictions. However, STSPL may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.
How will holders be taxed for Singapore tax purposes?
       See “THE OFFER — Section 8. Certain Tax Consequences of the Offer — Certain Singapore Income Tax Consequences”.
How will holders be taxed for U.S. federal income tax purposes?
       See “THE OFFER — Section 8. Certain Tax Consequences of the Offer — Certain U.S. Federal Income Tax Consequences”.
Who can I talk to if I have questions about the Offer or require additional copies of the Offer to Purchase or Acceptance Forms?
       You may call Goldman Sachs (Singapore) Pte. (“Goldman Sachs”) in Singapore at 1800 889-2638 (within Singapore)/ + 65 6889-2638 (from overseas) (9 AM to 6 PM Singapore time). Goldman Sachs is acting as the financial adviser and dealer manager for the tender offer. You may also call MacKenzie Partners, Inc. in the United States at + 1 800 322-2885 (toll free in the United States, 9 AM to 9 PM New York City time). MacKenzie Partners, Inc. is acting as the information agent for the tender offer. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION
       Singapore Technologies Semiconductors Pte Ltd (“STSPL”), a wholly-owned subsidiary of Temasek Holdings (Private) Limited (“Temasek”), hereby offers to purchase all the issued and outstanding ordinary shares (the “Ordinary Shares”) of STATS ChipPAC Ltd. (the “Company”) and all American Depositary Shares of the Company representing Ordinary Shares (the “ADSs”), at a price (the “Offer Price”) of S$1.75 in cash per Ordinary Share and S$17.50 in cash per ADS. The Offer Price will be paid without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Acceptance Forms (which, together with this Offer to Purchase, as amended or supplemented from time to time, collectively constitute the “Offer”).
       The Ordinary Shares and ADSs will be acquired (i) fully paid; (ii) free from all liens, equities, charges, encumbrances, rights of pre-emption and any other third party rights or interests of any nature whatsoever; and (iii) together with all rights, benefits and entitlements attached thereto as of March 1, 2007, the date of the announcement of the Offer, and thereafter attaching thereto, including the right to receive and retain all dividends, rights and other distributions (if any) declared, paid or made by the Company on or after March 1, 2007.
       The Offer is also being extended to all Ordinary Shares and ADSs owned, controlled or agreed to be acquired by parties acting or deemed to be acting in concert with STSPL in connection with the Offer; all new ADSs issued pursuant to the deposit with the ADS depositary, Citibank, N.A., of any Ordinary Shares prior to the final closing date of the Offer; all new Ordinary Shares and ADSs unconditionally issued or to be issued pursuant to the valid conversion prior to the final closing date of the Offer of any Convertible Notes; and all new Ordinary Shares unconditionally issued or to be issued pursuant to the valid exercise prior to the final closing date of the Offer of any Options (as defined below).
       To the best of STSPL’s knowledge, the Company has three series of convertible notes outstanding, including the following two series, which are convertible into an aggregate of 227,482,548 Ordinary Shares (including Ordinary Shares represented by ADSs), representing approximately 9.67% of the maximum potential issued share capital of the Company (as of March 9, 2007):

(a)	US$115,000,000 principal amount of Convertible Notes due 2008; and

(b)	US$150,000,000 principal amount of Convertible Subordinated Notes due 2008 (together with the Convertible Notes due 2008, the “Convertible Notes”).
Pursuant to Rule 19 of the Singapore Code on Take-overs and Mergers (the “Singapore Code”), STSPL is also offering to acquire all the outstanding Convertible Notes. Pursuant to a confirmation from the SIC, STSPL is not making an offer for the US$31,500,000 principal amount of 1.75% Convertible Notes due 2007 as these notes will mature on March 18, 2007, prior to the first closing date of the Offer.
       The Offer Price for each series of Convertible Notes is the “see-through” price, which is the price holders of the Convertible Notes would receive if they converted their Convertible Notes into Ordinary Shares or ADSs at the conversion prices specified in the terms of the Convertible Notes and then tendered their Ordinary Shares or ADSs in the Offer. The actual offer price will be calculated based on the whole number of Ordinary Shares or ADSs into which the aggregate amount of Convertible Notes tendered by a holder would be convertible. Holders will not receive payments for any fractional Ordinary Shares or ADSs. As an illustration, for US$1,000 principal amount, the “see-through” Offer Price would be S$997.50 for the Convertible Notes due 2008 and S$1,872.50 for the Convertible Subordinated Notes due 2008. The Offer Price will be paid in cash and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Convertible Notes Letter of Transmittal. The Offer Price for the Convertible Notes due 2008 is lower than what holders of such notes would receive upon maturity of such notes, because the conversion price for such notes is higher than the Offer Price for the Ordinary Shares.

       The Convertible Notes will be acquired (i) free from all liens, equities, charges, encumbrances, rights of pre-emption and any other third party rights or interests of any nature whatsoever and (ii) together with all rights, benefits and entitlements attached thereto as of March 1, 2007, the date of the announcement of the Offer, and thereafter attaching thereto, including the right to receive and retain all interests, payments, rights and other distributions (if any) declared, paid or made by the Company on or after March 1, 2007.
       The Offer is also being extended to all Convertibles Notes owned, controlled or agreed to be acquired by parties acting or deemed to be acting in concert with STSPL in connection with the Offer.
       If either the 90% Threshold or the 90% Fully Diluted Threshold is reached, the Offer Price will be raised to the Higher Offer Price. The 90% Threshold will be reached if STSPL acquires or agrees to acquire (or is deemed or treated under Section 215 of the Companies Act, Chapter 50 of Singapore (the “Companies Act”) as having acquired or agreed to acquire) Ordinary Shares (including Ordinary Shares represented by ADSs but excluding those Ordinary Shares or ADSs held by its related corporations or their respective nominees as of the date of this Offer to Purchase which are acquired or agreed to be acquired by STSPL) during the period from (and including) the date of this Offer to Purchase up to (and including) the final closing date of the Offer (whether pursuant to valid acceptances of the Offer or otherwise) which are equal to or more than 90% of the total number of issued Ordinary Shares (including Ordinary Shares represented by ADSs but excluding any Ordinary Shares held by the Company as treasury shares) as of the final closing date of the Offer (other than those already held by STSPL, its related corporations or their respective nominees as of the date of this Offer to Purchase).
       The 90% Fully Diluted Threshold will be reached if STSPL acquires or agrees to acquire (or is deemed or treated under Section 215 of the Companies Act as having acquired or agreed to acquire) Ordinary Shares (including Ordinary Shares represented by ADSs but excluding those Ordinary Shares or ADSs held by its related corporations or their respective nominees as of the date of this Offer to Purchase which are acquired or agreed to be acquired by STSPL) during the period from (and including) the date of this Offer to Purchase up to (and including) a date prior to the final closing date of the Offer (whether pursuant to valid acceptances of the Offer or otherwise) which results or would result in STSPL holding such number of Ordinary Shares (including Ordinary Shares represented by ADSs but excluding any Ordinary Shares held by the Company as treasury shares) which are equal to or more than 90% of the maximum potential issued share capital of the Company as of such date; provided, however, that the date on which the 90% Fully Diluted Threshold may be reached may not be earlier than the first closing date.
       For purposes of this Offer to Purchase, “maximum potential issued share capital of the Company” means the total number of Ordinary Shares (including Ordinary Shares represented by ADSs) which would be in issue if all the outstanding Convertible Notes were validly converted and if all the outstanding Options were validly exercised.
       The Higher Offer Prices for the Ordinary Shares and the ADSs are S$1.88 per Ordinary Share and S$18.80 per ADS. For the Convertible Notes, the “see-through” Higher Offer Price will be determined based on the Higher Offer Price for the Ordinary Shares and ADSs. As an illustration, the “see-through” Higher Offer Price for US$1,000 principal amount of the Convertible Notes due 2008 would be S$1,071.60 and the “see-through” Higher Offer Price for US$1,000 principal amount of the Convertible Subordinated Notes due 2008 would be S$2,011.60. In each case, the Higher Offer Price would be paid in cash and without interest. The Higher Offer Price for the Convertible Notes due 2008 is lower than what holders of such notes would receive upon maturity of such notes, because the conversion price for such notes is higher than the Higher Offer Price for the Ordinary Shares.
       Holders of the Ordinary Shares, ADSs and Convertible Notes may elect to receive the offer price in Singapore dollars or U.S. dollars. Holders who elect U.S. dollars will, if the Offer is completed, receive the offer price in U.S. dollars, based on the U.S. dollar/ Singapore dollar spot exchange rate on or around the day on which funds are received by The Central Depository (Pte) Limited (“CDP”) or M&C Services Private Limited (“M&C”), in the case of Ordinary Shares, or by the Tender Agent or its custodian in Singapore, in the case of ADSs and Convertible Notes. If no election is made or if an election is made other than in accordance with the instructions on the relevant Acceptance Form, tendering holders of Ordinary Shares will receive the offer price in Singapore dollars, and tendering holders of ADSs and Convertible Notes will receive the offer price in U.S. dollars. In the Compulsory Acquisition, holders of Ordinary Shares will receive Singapore dollars and holders of Ordinary Shares represented by ADSs will receive U.S. dollars.
       Tendering holders who are the record owners of Ordinary Shares, ADSs or Convertible Notes will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of each of the ADS Letter of Transmittal and the Convertible Notes Letter of Transmittal, transfer taxes on the purchase of Ordinary Shares, ADSs or Convertible Notes by STSPL pursuant to the Offer. Holders who hold their Ordinary Shares, ADSs or Convertible Notes through a bank, broker or nominee should check with such institution as to whether the institution will charge any service fees. If you fail to complete and sign IRS Form W-9, however, holders of ADSs or Convertible Notes may be subject to a required backup U.S. federal income tax withholding of 28% of the gross proceeds payable in the Offer. See “THE OFFER — Section 4. Procedure for Accepting the Offer and Tendering ADSs”, “THE OFFER — Section 5. Procedure for Accepting the Offer and Tendering Convertible Notes” and “THE OFFER — Section 8. Certain Tax Consequences of the Offer”. STSPL will pay all charges and expenses of Goldman Sachs (Singapore) Pte (“Goldman Sachs” or the “Dealer Manager”), CDP, M&C, Citibank, N.A. (the “Tender Agent”) and MacKenzie Partners, Inc. (the “Information Agent”) incurred in connection with the Offer and in accordance with the terms of the agreements entered into by and between STSPL and each such person. See “THE OFFER — Section 17. Fees and Expenses”.
       The Offer for the Ordinary Shares and ADSs is conditioned upon, among other things, STSPL having received, by the final closing date of the Offer, valid acceptances (which have not been withdrawn) in respect of such number of Ordinary Shares and ADSs which, together with Ordinary Shares (including Ordinary Shares represented by ADSs) owned, controlled or agreed to be acquired before or during the Offer by or on behalf STSPL or by parties acting or deemed to be acting in concert with it will result, in STSPL and parties acting or deemed to be acting in concert with it holding such number of Ordinary Shares (including Ordinary Shares represented by ADSs) carrying more than 50% of voting rights attributable to the issued Ordinary Shares (including Ordinary Shares represented by ADSs) as of the final closing date of the Offer (the “Minimum Tender Condition”). The Minimum Tender Condition is not waivable. The Offer for the Ordinary Shares and ADSs is also subject to certain other conditions described in “THE OFFER — Section 14. Conditions to the Offer”. The Offer for the Convertible Notes is subject to the Offer for the Ordinary Shares and ADSs being declared unconditional in all respects.
       Based on information provided by the Company, as of March 9, 2007, there were 2,016,277,910 Ordinary Shares issued and outstanding (including 48,789,786 ADSs representing 487,897,860 Ordinary Shares), 227,482,548 Ordinary Shares issuable pursuant to outstanding Convertible Notes, and 109,073,055 Ordinary Shares issuable pursuant to the Options (as defined below), resulting in a maximum potential share capital of 2,352,833,513 Ordinary Shares. This maximum potential share capital does not include any Ordinary Shares that may be issuable pursuant to the conversion of the US$31,500,000 principal amount of 1.75% Convertible Notes due 2007, which will mature on March 18, 2007, because the conversion price of those notes is significantly higher than the offer price and current market value of the Ordinary Shares. STSPL owns, in the aggregate, 712,228,050 Ordinary Shares, including Ordinary Shares represented by ADSs.
       Accordingly, based on the above figures, STSPL believes that the Minimum Tender Condition would be satisfied upon the tender (or purchase outside the Offer) of an aggregate of at least approximately 295,910,906 Ordinary Shares (including Ordinary Shares represented by ADSs), or 464,188,707 Ordinary Shares (including Ordinary Shares represented by ADSs) assuming all Convertible Notes were converted and all Options were validly exercised on or prior to the closing date of the Offer. STSPL has not verified this share capitalization information with the Company, and the actual number of Ordinary Shares necessary to satisfy the Minimum Tender Condition may be different.
       If the Higher Offer Price Threshold is reached, STSPL currently intends to exercise its right under the Companies Act to compulsorily acquire (the “Compulsory Acquisition”) those Ordinary Shares not previously acquired, at the same purchase price, without interest, as the price for the Ordinary Shares purchased in the Offer. Upon completion of a Compulsory Acquisition, STSPL would own all of the Ordinary Shares of the Company. See “SPECIAL FACTORS — Section 2. Purpose and Reasons for the Offer; Plans for the Company after the Offer and the Compulsory Acquisition”.
       The options granted under the STATS ChipPAC Ltd. Share Option Plan, the STATS ChipPAC Ltd. Substitute Share Purchase and Option Plan and the STATS ChipPAC Ltd. Substitute Equity Incentive Plan (the “Options”) are not freely transferable by the holders thereof. STSPL is, therefore, not offering to acquire the Options pursuant to the Offer. Instead, STSPL is making a concurrent proposal to the holders of Options, the terms of which are described in Schedule C hereto (the “Options Proposal”). The Options Proposal is subject to the Offer for the Ordinary Shares and ADSs being declared unconditional in all respects.
       The board of directors of the Company has not been asked by STSPL or Temasek to approve or recommend the Offer. Under applicable law, approval by the Company’s board is not necessary for STSPL to commence or complete the Offer. However, the board of directors of the Company is required by the Singapore Code and U.S. federal securities laws to distribute to its shareholders, within 14 days from the date of this Offer to Purchase, the advice of its independent financial adviser and the recommendation of the independent directors of the Company on the Offer, which must also be filed with the SEC as a “Solicitation/ Recommendation Statement on Schedule 14D-9”. The Schedule 14D-9 will also contain other important information, and STSPL recommends that holders of Ordinary Shares, ADSs and Convertible Notes review it carefully when it becomes available. On March 1, 2007, the Company announced that the directors of the Company who are regarded as independent for purposes of the Singapore Code will determine whether to recommend the Offer to shareholders and will retain an independent financial adviser to advise them in respect of the Offer. The Company also announced that it will deliver a circular containing the recommendation of the independent directors and the independent financial adviser to shareholders and must do so within 14 days of the date of this Offer to Purchase.
       This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase include certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding the intent, belief or current expectations of STSPL and Temasek, including statements concerning STSPL’s and Temasek’s plans with respect to the Company or their actions if they do not complete the Offer and/or the Compulsory Acquisition. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include:

•	whether the conditions to the Offer or the Compulsory Acquisition will be satisfied;

•	general economic, capital market and business conditions;

•	competitive factors in the industries and markets in which the Company operates and general industry trends;

•	the effect of war, terrorism or catastrophic events;

•	changes in government regulation; and

•	changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations.
       The information contained in this Offer to Purchase concerning the Company was supplied by the Company or obtained from publicly available sources. None of STSPL, Temasek, the Financial Adviser and Dealer Manager, the Tender Agent or the Information Agent assume any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.
       This Offer to Purchase and the related Acceptance Forms contain important information and should be read carefully before any decision is made with respect to the Offer.

SPECIAL FACTORS

1.	Background
       The Company was incorporated in Singapore on October 31, 1994 and began operations in January 1995. Prior to a global offering of the Company’s ordinary shares in 2000, Singapore Technologies Pte Ltd (“STPL”), a wholly-owned subsidiary of Temasek, beneficially owned approximately 90.6% of the Ordinary Shares. Following the completion of the global offering, STPL beneficially owned approximately 72.5% of the Ordinary Shares. In 2003, as part of a corporate restructuring, STPL transferred all of its ownership of the Ordinary Shares (including Ordinary Shares represented by ADSs) to STSPL. After the transfer, STSPL owned approximately 66.2% of the then outstanding Ordinary Shares (including Ordinary Shares represented by ADSs).
       In August 2004, the Company merged with ChipPAC, Inc., a corporation organized under the laws of Delaware, and changed its name to STATS ChipPAC Ltd. As a result of the merger, STSPL’s percentage ownership in the Company was reduced. As of March 9, 2007, STSPL held 712,228,050 Ordinary Shares, including Ordinary Shares represented by ADSs, representing approximately 35.3% of the outstanding Ordinary Shares.
       Following a review of the semiconductor industry in early 2007, Temasek began to consider potential transactions in relation to the Company. In early February 2007, a small working group within Temasek began to consider a possible increase in STSPL’s existing stake in the Company, including a tender offer for all of the Ordinary Shares of the Company not currently held by STSPL.
       On February 6, 2007, Temasek contacted representatives of Goldman Sachs (Singapore) Pte. (“Goldman Sachs”) in order to discuss the possibility of an increase by STSPL in its ownership of the Company.
       On February 9, 2007, Temasek’s working group met with representatives of Goldman Sachs, Allen and Gledhill (“A&G”) and Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”), legal advisers to STSPL and Temasek, for a preliminary discussion of Temasek’s plans for a possible increase in STSPL’s stake in the Company, including the legal, timing and financial implications.
       Throughout the rest of February 2007, Temasek’s working group, together with representatives of Goldman Sachs, A&G and Cleary Gottlieb continued to evaluate a possible increase in STSPL’s stake in the Company, potentially by way of a tender offer.
       On February 22, 2007, a meeting of Temasek’s board of directors was convened to discuss a potential tender offer for the publicly held Ordinary Shares, ADSs and Convertible Notes.
       On February 28, 2007, representatives of Goldman Sachs conducted discussions with representatives of STSPL and Temasek which included analyses of certain information that STSPL and Temasek might find useful in considering and evaluating a transaction of this kind. The discussions included, among other topics, a review of the historical financial and stock performance of the Company, a comparison of trading multiples of the Company with selected companies in the same industry and an overview of premiums paid in selected public market takeovers in Singapore and the United States. See “SPECIAL FACTORS — Section 4. Summary of Goldman Sachs Presentation to STSPL and Temasek”.
       On February 28, 2007, a meeting of Temasek’s board of directors was convened to discuss a potential tender offer for the publicly held Ordinary Shares, ADSs and Convertible Notes. Following discussions and questions by the board members to Temasek’s management, Temasek’s board authorized a tender offer for the Ordinary Shares, ADSs and Convertible Notes.
       On March 1, 2007, STSPL’s board of directors passed a resolution to authorize STSPL to proceed with a tender offer for the Ordinary Shares, ADSs and Convertible Notes.

       On March 1, 2007, a representative of STSPL and Temasek contacted representatives of the Company to advise them of STSPL’s intention to make the Offer. At the same time, STSPL delivered to the Company a letter addressed to the members of the Board of Directors of the Company, which included a copy of the offer announcement. Later that same day, STSPL posted on SGXNET the offer announcement. The letter to the Board of Directors of the Company (as set forth below) and the offer announcement were subsequently filed with the SEC as Exhibit 99.3 and Exhibit 99.1, respectively, to the Schedule TO-C filed by STSPL on March 1, 2007.
       March 1, 2007

Chairman and Board of Directors
STATS ChipPAC Ltd.
10 Ang Mo Kio Street 65
#05-17,20 Techpoint
Singapore 569059

Gentlemen:

Singapore Technologies Semiconductors Pte Ltd (“STS”), a wholly-owned subsidiary of Temasek Holdings (Private) Limited, is pleased to advise you that it intends to commence a voluntary cash tender offer for all outstanding ordinary shares of STATS ChipPAC Ltd. (the “Company”), including any shares represented by American Depositary Shares. STS intends to offer to purchase the shares for a cash purchase price of S$1.75 per share (the “Offer Price”), or S$17.50 per ADS. However, if STS acquires sufficient shares during the offer to permit STS to institute a compulsory acquisition under Singapore law of the remaining shares of the Company, STS would pay a purchase price of S$1.88 per share (the “Higher Offer Price”), or S$18.80 per ADS, for all shares tendered in the offer. For this purpose, STS would need to acquire a minimum of 90% of the outstanding shares of the Company, other than those owned by STS and its related corporations when it commences the offer.

The Offer Price represents a premium of approximately 18.2% over the closing price of the shares on the Singapore Stock Exchange on February 28, 2007, 40.5% over the average closing price of the shares during the past three months and 55.1% over the average closing price of the shares during the past six months. The Higher Offer Price represents a premium of approximately 27.0% over the closing price of the shares on February 28, 2007, 51.0% over the average closing price of the shares during the past three months and 66.6% over the average closing price of the shares during the past six months.

The tender offer will be conditioned upon, among other matters, the tender of such number of shares to STS that, together with the shares already acquired or agreed to be acquired by STS before or during the offer, will result in STS and its concert parties holding more than 50% of the total outstanding shares of the Company. If STS acquires sufficient shares during the offer to permit STS to institute a compulsory acquisition under Singapore law of the remaining shares of the Company, STS intends to exercise such rights and to acquire the remaining shares at the Higher Offer Price.

We believe that STS’s offer to acquire the ordinary shares of the Company represents a unique opportunity for the Company’s shareholders to realize the value of their shares at a premium to the Company’s current and recent share price. STS has been a long-term shareholder of the Company and continues to believe in the prospects of the Company. STS would like to increase its shareholding in the Company.

As a long-term shareholder of the Company, we wish to acknowledge the efforts of the board and management. We appreciate the contribution you have made to improve the business in a challenging environment.

A draft of the offer announcement is attached for your information. We expect to make the offer announcement prior to the Singapore market opening on March 1, 2007.

STS expects that the Company’s board of directors will form a special committee consisting of independent directors to consider the tender offer and to make a recommendation to the Company’s shareholders with respect to the tender offer.

Sincerely,

Lena Chia Yue Joo
Director
For and on behalf of
Singapore Technologies Semiconductors Pte Ltd
       On March 12, 2007, the Company filed its Annual Report on Form 20-F for the year ended December 31, 2006. In its Annual Report, the Company disclosed that its board of directors on March 3, 2007 had appointed a special committee (the “Special Committee”), consisting of directors of the Company who are regarded as independent for the purposes of the Offer under the Singapore Code, to review and consider the Offer and such other strategic alternatives available to the Company as the Special Committee may deem appropriate. On March 13, 2007, the Company issued a press release announcing that the Special Committee had retained Morgan Stanley Dean Witter Asia (Singapore) Pte as its financial advisor to assist in the Special Committee’s review of the Offer and had engaged Jones Day and Drew & Napier LLC to provide legal advice to the Special Committee.

2.	Purpose and Reasons for the Offer; Plans for the Company after the Offer and the Compulsory Acquisition
       The purpose of the Offer is for STSPL and Temasek to increase their direct and indirect ownership of the outstanding Ordinary Shares from the current level of approximately 35.3%. If the Offer is completed, the Company will become a majority-owned subsidiary of STSPL.
       If the Higher Offer Price Threshold is reached, STSPL currently intends to exercise its right under the Companies Act to compulsorily acquire (the “Compulsory Acquisition”) those Ordinary Shares not previously tendered (including Ordinary Shares represented by ADSs), at the same purchase price, without interest, as the price for the Ordinary Shares purchased in the Offer. Upon completion of a Compulsory Acquisition, STSPL would own all of the Ordinary Shares of the Company.
       If the Offer is not consummated because one or more of the conditions to the Offer, including the Minimum Tender Condition, is not satisfied, STSPL may decide to acquire additional Ordinary Shares, ADSs and/or Convertible Notes on the open market or in privately negotiated transactions, including to the extent required for STSPL to acquire all of the equity interest in the Company. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than, or the same as, the offer price. However, if the Offer is not consummated, STSPL may not, unless with the SIC’s consent, within one year from the date the Offer lapses or is withdrawn, make another voluntary offer for shares of the Company or acquire voting rights in the Company such that STSPL would be obligated to make a mandatory offer for the shares of the Company (as would be required if STSPL and/or its concert parties acquired more than 1% of the Ordinary Shares in any six-month period). In addition, if the Offer is consummated but the 90% Threshold not reached, STSPL may not within six months of the final closing date of the Offer (including the subsequent offering period) make a second offer for shares of the Company or acquire shares of the Company at a price higher than that paid in the Offer.
       Except as otherwise described in this Offer to Purchase, neither STSPL nor Temasek has current plans or proposals or negotiations which relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any material change in the Company’s present dividend rate or policy (other than greater flexibility to pay, or not pay, at a rate determined by STSPL, dividends after the Compulsory Acquisition is completed); (iv) any change relating to the continued employment of the employees of the Company and its subsidiaries; or (v) any major change in the Company’s business, including any redeployment of fixed assets of the Company.
       STSPL and Temasek have been impressed by the performance of the board of directors and management of the Company and wish to have their continued support. STSPL and Temasek expect that, following the consummation of the Offer, the Company’s current management team will continue to operate the business of the Company substantially as currently operated. However, following the Offer, STSPL and Temasek expect, to the extent permitted by prevailing law, to work with the board of the Company and its management to review the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to consider and determine what changes, if any, would be appropriate or desirable to implement. STSPL and Temasek expressly reserve the right to make any changes that they deem necessary, appropriate or convenient in light of their review or in light of future developments. Such changes could include, among other things, changes in the Company’s business, corporate structure, memorandum and articles of incorporation, capitalization (whether arising from refinancing or otherwise), management or dividend policy.
       STSPL and Temasek currently intend to retain the Ordinary Shares acquired pursuant to the Offer and the Compulsory Acquisition (if applicable), but may in the future consider transfers or sales to related corporations or other third parties. While there are no current plans by STSPL or Temasek for participation by any third party in the Offer, STSPL and Temasek may consider proposals by one or more third parties for them to participate in the Offer. Without limitation to the generality of the foregoing, participation by a third party may involve the transfer to the third party of any Ordinary Shares, ADSs and Convertible Notes that are acquired by STSPL pursuant to acceptances tendered under the Offer. A third party who participates in the Offer with STSPL may be related or unrelated to STSPL, or an entity in which STSPL and another related or unrelated entity are co-investors. The participation by a third party in the Offer will be subject to applicable laws and regulations of the SIC and U.S. federal securities laws. STSPL will make an appropriate announcement should any definitive agreement be entered into between STSPL and any third party in relation to such third party’s participation in the Offer.

3.	Position of STSPL and Temasek Regarding Fairness of the Offer for the Ordinary Shares and ADSs, and the Compulsory Acquisition
       STATS ChipPAC Ltd. is a Singapore company, and Singapore law governs STSPL’s and Temasek’s duties and obligations in making the Offer for the Ordinary Shares and ADSs. Singapore law does not impose any fiduciary or other duty or obligation on the part of STSPL or Temasek to offer or pay in the Offer a particular price or a price that is fair. Furthermore, Singapore law does not require that STSPL or Temasek make any determination or analysis regarding the Offer for the Ordinary Shares and ADSs or the Compulsory Acquisition, including whether or not the Offer or the Compulsory Acquisition is fair to unaffiliated shareholders. Nor does applicable law require STSPL or Temasek to prepare, or retain any third party to prepare, any report, opinion or appraisal relating to the value of the Company, the Ordinary Shares or the ADSs, the fairness of the Offer for the Ordinary Shares and ADSs or the Compulsory Acquisition or to retain any third party to negotiate on behalf of the unaffiliated shareholders.
       Nonetheless, U.S. federal securities law requires STSPL and Temasek to express their belief as to the fairness of the Offer for the Ordinary Shares and ADSs (but not the Convertible Notes) and the Compulsory Acquisition to unaffiliated shareholders. Each of STSPL and Temasek believes that the Offer for the Ordinary Shares and ADSs and the Compulsory Acquisition are fair to such shareholders, for the following reasons.
       Each of STSPL and Temasek believes that the consideration that unaffiliated shareholders will receive in the Offer for the Ordinary Shares and ADSs (based, for these purposes, on the assumption that the 90% Threshold is not reached and the Offer Price is paid) and the Compulsory Acquisition is fair based on the following factors:

•	The Offer Price of S$1.75 represents a premium of between 18.2% to 55.1% to the Company’s average closing share prices for the various periods set out in the table below prior to March 1, 2007, the date of the announcement of the Offer.

•	If the Compulsory Acquisition is consummated, the Higher Offer Price will have been paid in the Offer and the Compulsory Acquisition. The Higher Offer Price of S$1.88 represents a premium of between 27.0% to 66.6% to the Company’s average closing share prices for the various periods set out in the table below prior to March 1, 2007, the date of the announcement of the Offer.

		Premium of Offer	Premium of Higher
		Price of S$1.75 per	Offer Price of
		Ordinary Share to	S$1.88 per Ordinary
Time Prior to	Average Closing	Average Closing	Share to Average
Announcement	Share Price (S$)	Share Price	Closing Share Price

1 market day	1.48	18.2%	27.0%
3 months	1.25	40.5%	51.0%
6 months	1.13	55.1%	66.6%

•	The analyses contained in the presentation provided by Goldman Sachs described below, which included data on the financial and stock performance of the Company, comparison of trading multiples of the Company with other companies in the same industry and an overview of premiums paid in other public market takeovers in Singapore and the United States, but which does not express an opinion with respect to the fairness of the offer price, a summary of which is set forth below under the heading “SPECIAL FACTORS — Section 4. Summary of Goldman Sachs Presentation to STSPL and Temasek”.

•	Shareholders may sell their shares at the offer price without incurring the transaction costs typically associated with market sales.

•	The form of consideration for the Offer and the Compulsory Acquisition is entirely cash.

•	The Offer and the Compulsory Acquisition are not subject to any financing condition.
       Each of STSPL and Temasek also believes that the procedures governing the Offer for the Ordinary Shares and ADSs and the Compulsory Acquisition are fair, based on the following factors:

•	The Company has announced that the directors of the Company who are regarded as independent for purposes of the Singapore Code will determine whether to recommend the Offer to shareholders and will retain an independent financial adviser to advise them in respect of the Offer. The Company has announced that it will deliver a circular containing the recommendation of the independent directors and the independent financial adviser to shareholders and must do so within 14 calendar days of the date of this Offer to Purchase.

•	Although STSPL owns approximately 35.3% of the Company’s issued share capital, STSPL and Temasek possess no material non-public information concerning the Company.

•	The Offer will be subject to the Minimum Tender Condition. STSPL and Temasek recognize that because STSPL already owns approximately 35.3% of the Ordinary Shares of the Company, this condition requires the acceptance of the Offer by less than a majority of the unaffiliated shareholders to complete the Offer. Nevertheless, STSPL and Temasek believe that each shareholder is free to decide, without compulsion or pressure, whether to accept the Offer based on the information set out in this Offer to Purchase and available public information concerning the Company.

•	The Compulsory Acquisition is subject to the 90% Threshold. Accordingly, if the Compulsory Acquisition is consummated, it will be because an overwhelming majority of the unaffiliated shareholders will have accepted the Offer.

•	If the Compulsory Acquisition is consummated, any shareholder that has not accepted the Offer will receive the same cash price per share in the Compulsory Acquisition that they would have received had they accepted the Offer, albeit at a later date, subject, in the case of ADSs, to exchange rate fluctuations.

•	Even if STSPL does not effect a Compulsory Acquisition, if STSPL, its related corporations or their respective nominees acquire, pursuant to the Offer, a number of Ordinary Shares which, together with the Ordinary Shares held by STSPL, its related corporations or their respective nominees, comprise 90% or more of the total number of Ordinary Shares outstanding as of the final closing date of the Offer (including any subsequent offering period), those holders that do not accept the Offer will have the right, under Section 215(3) of the Companies Act, to require STSPL to acquire their Ordinary Shares at the same price paid in the Offer.

       STSPL and Temasek do not believe that any of the factors relating to the offer price or procedures listed above constitute a “negative” in their consideration and determination as to the fairness of the Offer.
       STSPL’s and Temasek’s consideration of the factors described above reflects their assessment of the fairness of the offer price to the Company’s unaffiliated shareholders in relation to the going concern value of the Company on a stand-alone basis. The foregoing discussion of the information and factors considered by STSPL and Temasek is believed to include the material factors considered by STSPL and Temasek. STSPL’s and Temasek’s views as to the fairness of the Offer and the Compulsory Acquisition to shareholders of the Company should not be construed as a recommendation to any shareholder as to whether that shareholder should tender such shareholder’s Ordinary Shares or ADSs in the Offer.
       Neither STSPL nor Temasek found it practicable to assign, nor did either of them assign, weights to the individual factors considered in reaching their conclusion as to fairness. In reaching their conclusion as to fairness, neither STSPL nor Temasek considered the liquidation value of the Company’s assets because they consider the Company to be a viable going concern. In addition, the liquidation of the Company’s assets is not considered to be an expected course of action based on STSPL’s and Temasek’s continued belief in the Company’s prospects. Therefore, no appraisal of liquidation value was sought for purposes of valuing the Ordinary Shares, and STSPL and Temasek believe that the liquidation value of the Company is irrelevant to a determination as to whether the Offer is fair to unaffiliated shareholders.
       STSPL and Temasek did not calculate a stand-alone going concern value of the Company, but did consider a comparison of certain financial, operating and stock market data and forecasted financial information for selected publicly traded companies to similar information for the Company, each of which supported the fairness determination of STSPL and Temasek.
       STSPL and Temasek did not consider net book value, which is an accounting concept, as a factor because they believe that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Company’s net book value per share as of December 31, 2006, calculated by dividing stockholders’ equity by the number of Ordinary Shares outstanding at such date, was US$0.62. This value is substantially below the offer price.

       Neither STSPL nor Temasek is aware of any firm offers made for the Company, a controlling interest in the Company or a substantial part of the Company’s assets during the past two years and therefore did not consider any such offers in reaching their conclusion as to fairness.
       Neither STSPL nor Temasek has purchased any Ordinary Shares or ADSs in the two years prior to the date of this Offer to Purchase, and therefore did not consider any such purchases in reaching their conclusion as to fairness.
       STSPL and Temasek are not required under Singapore law or U.S. federal securities law to state whether they believe the Offer for the Convertible Notes is fair to holders of the Convertible Notes, and they express no view in that regard. The offer prices for the Convertible Notes satisfy the Singapore Code’s requirement that the offer price be at least the “see-through” price.

4.	Summary of Goldman Sachs Presentation to STSPL and Temasek
Overview
       STSPL engaged Goldman Sachs to act as their financial adviser regarding a potential tender offer for the Company’s securities. On February 28, 2007, in connection with STSPL’s and Temasek’s evaluation of the merits of a potential tender offer, representatives of Goldman Sachs conducted discussions with representatives of STSPL and Temasek which included analyses of certain information that STSPL and Temasek might find useful in considering and evaluating a transaction of this kind. Subsequent to February 28, 2007, Goldman Sachs compiled the data which was discussed with STSPL and Temasek during the course of February 28, 2007 and prepared a report (the “Goldman Sachs Report”) that summarizes those discussions and includes the data and discrete presentation materials that were reviewed with STSPL and Temasek during the course of February 28, 2007.
       The Goldman Sachs Report does not constitute, and should not be viewed as, a recommendation to any shareholder of the Company as to whether to tender the Company’s securities held by such shareholder in connection with the Offer or any other transaction. The Goldman Sachs Report also did not address STSPL’s or Temasek’s underlying business decision to pursue the Offer, the relative merits of the Offer as compared to any alternative business strategies that might exist for STSPL or Temasek, and the effects of the Offer. Goldman Sachs has not delivered any opinion on the fairness of the Offer.
       In the course of performing its review and analyses for preparing its report, Goldman Sachs:

•	reviewed the Company’s Annual Reports on Form 20-F for each of the three fiscal years ended December 31, 2003, December 31, 2004 and December 25, 2005, its Current Report on Form 6-K, dated September 24, 2006, and an earnings release, dated January 25, 2007, setting forth the fourth quarter and full year 2006 financial results;

•	reviewed the historical prices and trading volumes of the Ordinary Shares and ADSs;

•	reviewed the Company’s relative stock price performance versus the Singapore Straits Times Index and selected companies which Goldman Sachs deemed relevant;

•	reviewed publicly available financial data, stock market performance data and trading multiples of selected companies which Goldman Sachs deemed relevant;

•	reviewed the terms of recent tender offers involving selected Singapore companies which Goldman Sachs deemed relevant; and

•	reviewed the terms of recent selected U.S. transactions which Goldman Sachs deemed relevant.
       Goldman Sachs has not made any representation or warranty, express or implied, to any third party regarding the accuracy or completeness of any of the materials contained in the Goldman

Sachs Report and any liability therefor to third parties (including in respect of direct, indirect or consequential loss or damages) is expressly disclaimed. Any valuations, estimates or projections contained in the Goldman Sachs Report were derived from public sources, which may or may not be correct. In the course of its review, Goldman Sachs relied on and assumed, without independent verification, the accuracy and completeness of such financial and other information.
       The Goldman Sachs Report is necessarily based on financial, economic, monetary, market and other conditions, and the information made available to it, as of February 28, 2007. Goldman Sachs does not have any obligation to update or revise its report based on circumstances or events occurring after that date. For purposes of preparing its report, Goldman Sachs assumed that the Offer will be completed in a timely manner without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, which collectively could have an adverse effect on the Company or the contemplated benefits of the transaction to the Company and its shareholders. Furthermore, the Goldman Sachs Report did not consider the potential effects of the tax laws of any jurisdiction.
       In conducting its analysis and preparing the Goldman Sachs Report, Goldman Sachs did not make any independent evaluation or appraisal of the Company’s assets or liabilities, contingent or otherwise, nor was Goldman Sachs furnished with any such evaluation or appraisal.
       In preparing the Goldman Sachs Report for STSPL and Temasek, Goldman Sachs performed the financial and comparative analyses described below. This summary does not purport to be a complete description of the Goldman Sachs Report.
       Each of the analyses presented in the Goldman Sachs Report is subject to unique advantages and disadvantages. None of the analyses presented in the Goldman Sachs Report should be considered as being more meaningful than others without considering all alternative analyses along with the advantages, disadvantages and assumptions impacting these analyses. Accordingly, Goldman Sachs believes that its analyses and summaries described below must be considered as a whole and that selecting or focusing on portions of its analyses, factors and methodologies or of the summary described above, without considering all analyses, factors and methodologies or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses.
       The full text of the Goldman Sachs Report will be made available for inspection and copying at the registered office of STSPL during its regular business hours by any interested holder of the subject securities of the Offer or such holder’s representative who has been so designated in writing. A copy of the Goldman Sachs Report will be transmitted by STSPL to any interested holder of the subject securities of the Offer, or such holder’s representative who has been so designated in writing, upon written request and at the expense of the requesting holder.
Summary of Analyses
       The following is a summary of the material analyses presented by Goldman Sachs to Temasek on February 28, 2007.
       Historical Financial Performance. Using publicly available information, Goldman Sachs reviewed the annual net revenues and earnings before interest, tax, depreciation and amortization (“EBITDA”) of the Company for various periods since 2002. Goldman Sachs observed that the merger of the Company and ChipPAC, Inc. in 2004 contributed to the growth of the Company’s net revenue in 2004 and 2005. Goldman Sachs also observed that the growth and improvement in the Company’s financial performance in 2006 reflected the overall improvement in the business environment for the Company’s sector.
       Historical Stock Price Performance. Using publicly available information, Goldman Sachs stated certain events which may have impacted the Company’s share price in the last five years, and also reviewed the historical closing share prices of the Ordinary Shares for the last three months and the last six months. In the six-month period considered, the highest closing price for the Ordinary Shares was S$1.57, and the lowest closing price was S$0.94.
       Goldman Sachs also observed that the volume weighted average price based on historical closing prices for the Ordinary Shares was S$1.32, S$1.20, S$1.14 and S$1.13 for the last three months, last six months, last twelve months and last three years, respectively. Volumes of the Ordinary Shares (excluding Ordinary Shares represented by ADSs) traded, as a percentage of the number of total ordinary shares (including Ordinary Shares represented by ADSs) outstanding, was 33.85%, 62.45%, 121.11%, and 359.76% for the last three months, last six months, last twelve months and last three years, respectively.
       Relative Share Price Performance. Using publicly available information, Goldman Sachs reviewed and compared the reported daily closing prices of the Ordinary Shares and the ADSs to corresponding data of the following selected publicly traded companies in the semiconductor test and packaging industry (the “Comparable Companies”), as well as the Singapore Straits Times Index, during the last twelve months and the last five years:

•	Advanced Semiconductor Engineering, Inc.

•	Amkor Technology, Inc.

•	ASE Test Limited

•	Siliconware Precision Industries Co., Ltd.
       Goldman Sachs observed that the share price of the Ordinary Shares had underperformed some of the Comparable Companies’ shares and the Singapore Straits Times Index during the last twelve months and had underperformed each of the Comparable Companies’ shares and the Singapore Straits Times Index during the past five years.
       Research Analyst Price Targets and Recommendations. Using publicly available information, Goldman Sachs indicated that the price targets of the Ordinary Shares by available selected research analysts had a high of S$1.85 per Ordinary Share, a low of S$1.30 per Ordinary Share, a mean of S$1.52 per Ordinary Share and a median of S$1.51 per Ordinary Share. Out of the 16 selected research analyst recommendations, 56% recommended a “buy” rating on the Company while 44% of the analysts recommended a “hold” rating on the Company.
       Comparable Company Analysis. Goldman Sachs reviewed certain publicly available financial data and published earnings estimates for calendar years 2006, 2007 and 2008 and stock market information of the Company and the Comparable Companies, and calculated the ratios and multiples based on such information. Adjustments were made, where applicable, for certain extraordinary and non-recurring items.
       Goldman Sachs compared stock prices of the Comparable Companies and the Company as multiples of calendar year 2006 actual earnings per share, commonly referred to as the P/ E ratio, and multiples of calendar years 2007 and 2008 estimated P/ E ratios. Goldman Sachs also calculated the calendar year 2006 actual multiple of enterprise value over EBITDA and the estimated calendar years 2007 and 2008 multiples of enterprise value over EBITDA. All multiples were based on closing stock prices on February 28, 2007. Estimated financial data for the selected companies were based on publicly available median research analysts’ estimates.

       Premiums Paid Analyses. Using publicly available information, Goldman Sachs reviewed the premiums paid in the following selected Singapore tender offers:

Date Announced	Target Name	Acquirer Name

October 2006	Jaya Holdings Ltd	Nautical (Affinity Equity Partners)
July 2006	System Access	SunGard
June 2006	Great Eastern Holdings	OCBC
May 2006	Overseas Union Enterprise	Lippo Property
March 2006	Sembcorp Logistics	Toll Holdings
January 2006	Pearl Energy	AABAR Petroleum
December 2005	Del Monte Pacific	NutriAsia Group
December 2005	MCL Land	HKL (Hong Kong Land)
July 2005	BIL International	Guoco Group (Hong Leong Malaysia)
October 2004	Elec & Eltek International	Elitelink (Kingboard Chemical)
August 2004	Neptune Orient Lines	Lentor (Temasek)
February 2004	Great Eastern Holdings	OCBC
       Goldman Sachs observed that the premiums of the offer prices over the average closing stock prices during the three-month period prior to announcement ranged from 3.1% to 85.6% and that the mean and median premiums of those transactions were 24.6% and 14.4%, respectively.
       Goldman Sachs also reviewed 97 selected transactions involving financial sponsors of U.S. publicly traded and domiciled companies and that have been completed since 2000, each having a transaction value of more than US$200 million, excluding squeeze-outs. Goldman Sachs reviewed the offer prices paid in the selected transactions relative to the target company’s average closing prices during the four weeks prior to an undisturbed date, being the day prior to any significant public speculation or announcement of a potential sale transaction. Goldman Sachs observed that (a) if grouped by the calendar year in which the transaction was announced, the average premium paid in a single calendar year ranged from 25% (in 2004) to 62% (in 2000) and (b) if grouped by transaction value, transactions with a value between US$200 – 500 million had the highest average premium of 35% and transactions with a value between US$2,000 – 5,000 million had the lowest average premium of 23%.
Other Information
       STSPL engaged Goldman Sachs based on its qualifications, expertise and reputation. Goldman Sachs is an internationally recognized investment banking firm and, as part of its investment banking activities, regularly engages in analyzing businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and performing analysis for estate, corporate and other purposes. In the ordinary course of business, Goldman Sachs and its affiliates may hold or actively trade in securities of the Company or those of its affiliates for Goldman Sachs’ own account and for the account of Goldman Sachs’ customers and, accordingly, may at any time hold a long or short position in such securities.
       Pursuant to an engagement letter, dated February 28, 2007, between STSPL and Goldman Sachs, STSPL agreed to pay Goldman Sachs an initial fee, payable upon the making of a proposal to acquire the Company to the management or the board of directors of the Company or the making of a tender offer (or other public offer) to acquire the Company to the Company’s stockholders. A transaction fee would be payable upon the successful completion of the Offer, based on the level of outstanding common shares of the Company held by STSPL upon consummation of the Offer. STSPL also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, up to the agreed upon amount set forth in such engagement letter. STSPL has agreed to indemnify Goldman Sachs and related persons against certain liabilities arising out of or in connection with Goldman Sachs’ engagement under such engagement letter.

5.	Effects of the Offer and the Compulsory Acquisition
       As a result of the Offer, the direct and indirect interest of STSPL and Temasek in the Company’s net book value and net income will increase to the extent of the number of Ordinary Shares (including Ordinary Shares represented by ADSs) acquired under the Offer. The Company’s net book value per Ordinary Share as of December 31, 2006, calculated by dividing stockholders’ equity by the number of Ordinary Shares outstanding, was US$0.62, and the net income per Ordinary Share for the year ended December 31, 2006 was US$0.04 (basic) and US$0.04 (diluted). The Company’s net book value and net income per Ordinary Share would not be impacted by the Offer.
       The purchase of Ordinary Shares, ADSs and Convertible Notes by STSPL pursuant to the Offer will reduce the number of such securities that might otherwise trade publicly and may reduce the number of holders of such securities, which could adversely affect the liquidity of the remaining securities held by the public. Neither STSPL nor Temasek can predict whether the reduction in the number of securities that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the securities or whether such reduction would cause future market prices to be greater or less than the offer price.
       The Ordinary Shares are currently registered under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) and are listed on the Singapore Exchange Securities Trading Limited (the “SGX-ST”), under the symbol “STATSChP”. The ADSs are listed on the Nasdaq Global Market (“Nasdaq”), under the symbol “STTS”. The purchase of Ordinary Shares and ADSs by STSPL pursuant to the Offer may result in the delisting of the Ordinary Shares from the SGX-ST, the delisting of the ADSs from Nasdaq and the termination of registration of the Ordinary Shares and the ADSs under the Exchange Act. See “THE OFFER — Section 15. Effect of the Offer on the Market for the Ordinary Shares and ADSs; the SGX-ST and Nasdaq Listings; Exchange Act Registration and Margin Regulations”. Additionally, the deposit agreement between the Company and Citibank, N.A. establishing the ADR program may be terminated as a result of the Offer. If the deposit agreement is terminated, holders of ADSs will be entitled to receive, for a period of six months after the termination date and upon payment of ADS cancellation fees, ten Ordinary Shares in exchange for each ADS held by such holder upon surrender by them of their ADSs, subject to the terms and conditions of the Deposit Agreement. The Ordinary Shares are not listed in the United States, and, if the Ordinary Shares are delisted from the SGX-ST, there would be no public trading market for the Ordinary Shares.
       Holders of Ordinary Shares who have not accepted the Offer have the right, under and subject to Section 215(3) of the Companies Act, to require STSPL to acquire their Ordinary Shares at the same price paid in the Offer in the event that STSPL, its related corporations or their respective nominees acquire, pursuant to the Offer, such number of Ordinary Shares which, together with the Ordinary Shares held by STSPL, its related corporations or their respective nominees, comprise 90% or more of the total number of Ordinary Shares outstanding as of the final closing date of the Offer (including any subsequent offering period). Such shareholders who wish to exercise the abovementioned right are advised to seek their own independent legal advice. If STSPL acquires any Ordinary Shares pursuant to the exercise by a shareholder of its right under Section 215(3), STSPL may elect to settle the purchase price due to such shareholder in U.S. dollars. In such event, the purchase price will be converted from Singapore dollars to U.S. dollars on the open spot market on or around the date of settlement of the purchase price. The actual amount of U.S. dollars to be received by the shareholder will therefore depend upon the relevant exchange rate prevailing on the day the conversion is effected. Ordinary Shares held by STSPL on the date of this Offer to Purchase are not excluded in calculating the 90% for this trigger, in contrast to the 90% Threshold test. Accordingly, the shareholders’ right to require STSPL to acquire their shares may be triggered even if the 90% Threshold is not reached in the Offer.

       Compulsory Acquisition. Pursuant to Section 215(1) of the Companies Act, if the Higher Offer Price Threshold is reached, STSPL will be entitled to exercise the right to compulsorily acquire all the remaining Ordinary Shares, including Ordinary Shares represented by ADSs. STSPL currently intends to exercise such right of Compulsory Acquisition. After the Compulsory Acquisition, the Company would be a wholly-owned subsidiary of STSPL.
       To exercise the right to compulsorily acquire all the remaining Ordinary Shares pursuant to Section 215(1) of the Companies Act, STSPL will, within two months after the date on which STSPL reaches the Higher Offer Price Threshold, give notice to the shareholders of the Company who had failed or refused to accept the Offer in respect of their Ordinary Shares or the Ordinary Shares represented by ADSs (the “Dissenting Shareholders”), requiring the Dissenting Shareholders to transfer their Ordinary Shares or ADSs to STSPL. The Dissenting Shareholders may apply to a Singapore court to have the Compulsory Acquisition set aside. Unless the court thinks fit to order otherwise, STSPL shall be entitled and bound to acquire the Ordinary Shares or ADSs of the Dissenting Shareholders, at a price of S$1.88 per Ordinary Share and S$18.80 per ADS, in each case in cash and without interest. STSPL may elect to settle the purchase price in the Compulsory Acquisition in U.S. dollars. In such event, the purchase price shall be converted from Singapore dollars to U.S. dollars on the open spot market on or around the date of settlement of the purchase price. The actual amount of U.S. dollars to be received by a shareholder whose Ordinary Shares or ADSs are compulsorily acquired will therefore depend upon the relevant exchange rate prevailing on the day the conversion is effected.
       Upon completion of the Compulsory Acquisition, the Company will become a privately held corporation. Accordingly, former shareholders will not have the opportunity to participate in the earnings and growth of the Company after the Compulsory Acquisition and will not have any right to vote on corporate matters. Similarly, former shareholders will not face the risk of losses generated by the Company’s operations or decline in the value of the Company after the Compulsory Acquisition. Therefore, the benefit of the Offer and the Compulsory Acquisition to the unaffiliated shareholders of the Company is the right to receive the same price paid in the Offer (which in this case would be the Higher Offer Price). The detriments are that unaffiliated shareholders will cease to participate in the Company’s future earnings and growth, if any, and that the receipt of the payment for their shares may be a taxable transaction for Singapore and United States federal income tax purposes unless the shareholder has an applicable exemption. See “THE OFFER — Section 8. Certain Tax Consequences of the Offer”.
       In addition, after the Compulsory Acquisition, the Ordinary Shares will cease to be listed on the SGX-ST, the ADSs will cease to be listed on Nasdaq, price quotations with respect to sales of Ordinary Shares and ADSs in the public market will no longer be available, registration of the Ordinary Shares under the Exchange Act and the Company’s reporting issuer status under U.S. securities laws will be terminated, and the Company may no longer be required to file periodic reports with the SGX-ST or the SEC. See “THE OFFER — Section 15. Effect of the Offer on the Market for the Ordinary Shares and ADSs; the SGX-ST and Nasdaq Listings; Exchange Act Registration and Margin Regulations”.
       Convertible Notes. The change in ownership of the Ordinary Shares resulting from acceptances tendered pursuant to the Offer and Compulsory Acquisition will not constitute a change of control under the terms of the Convertible Notes. As a result, holders of the Convertible Notes will not have the right to require the Company to repurchase the Convertible Notes at the change of control purchase price specified in the terms of the Convertible Notes. If the Ordinary Shares are no longer listed on the SGX-ST, holders of the Convertible Notes due 2008 will have a right to cause the Company to purchase all of such holders’ notes in cash at an accreted value including accrued but unpaid interest. Otherwise, the Convertible Notes not tendered in the Offer will remain outstanding, and the right to receive payments and the right to conversion under the terms of the Convertible Notes will not be affected by the Offer or a Compulsory Acquisition.

       As stated above, to the extent that the Offer reduces the number of Convertible Notes that might trade publicly and reduces the number of holders of Convertible Notes, the liquidity of the Convertible Notes held by holders not tendering in the Offer may be affected. Additionally, to the extent that the Offer reduces the number of Ordinary Shares and ADSs that might trade publicly and reduces the number of holders of Ordinary Shares and ADSs, holders of Convertible Notes may be affected by any decrease in liquidity and market value of Ordinary Shares or ADSs into which the Convertible Notes may be converted. Holders of the Convertible Subordinated Notes due 2008 do not have the right to require the Company to repurchase their notes in the event of a delisting of the Ordinary Shares or ADSs in connection with a Compulsory Acquisition or otherwise; as a result, the value of their Convertible Notes may decline significantly as a result of the material decrease in liquidity and market value of the Ordinary Shares and ADSs following such delisting.

6.	Options Which May Be Considered if the Offer is Not Completed
       If the Offer is not completed because the Minimum Tender Condition is not satisfied or because another condition is not satisfied or waived, STSPL and Temasek may consider, among other things, engaging in open market or in privately negotiated purchases of Ordinary Shares, ADSs and/or Convertible Notes, including to the extent required for STSPL to acquire all of the equity interest in the Company. However, if the Offer is not completed, STSPL may not, unless with the SIC’s consent, within one year from the date the Offer lapses or is withdrawn, make another voluntary offer for shares of the Company or acquire voting rights in the Company such that STSPL would be obligated to make a mandatory offer for shares of the Company (as would be required if STSPL and/or its concert parties acquired more than 1% of the Ordinary Shares in any six-month period). In addition, if the Offer is consummated, STSPL may not within six months of the final closing date of the Offer make a second offer for shares of the Company or acquire shares of the Company at a price higher than that paid in the Offer.
       If STSPL and Temasek were to pursue any of these alternatives, it might take considerably longer for the public shareholders of the Company to receive any consideration (if applicable) for their Ordinary Shares or ADSs (other than through sales in the open market or privately negotiated transactions) than if they had tendered their Ordinary Shares or ADSs in the Offer. Any such transaction could result in proceeds per Ordinary Share or ADS to the public shareholders of the Company that are more or less than, or the same as, the offer price in the Offer or could result in the trading price of the Ordinary Shares to increase, decrease or be unchanged. STSPL and Temasek have no obligation to pursue any of these alternatives if the Offer is not completed.

7.	Dissenters’ Appraisal Rights; Rule 13e-3
       Dissenters’ Appraisal Rights. Appraisal rights are not available in connection with the Offer, and would not be available in connection with a Compulsory Acquisition.
       Rule 13e-3. Because STSPL and Temasek are affiliates of the Company, the transactions contemplated herein constitute a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Offer for the Ordinary Shares and ADSs and the Compulsory Acquisition and the consideration offered to minority shareholders be filed with the SEC and disclosed to minority shareholders. STSPL and Temasek have provided such information in this Offer to Purchase and a combined Schedule 13E-3 and Tender Offer Statement on Schedule TO and the exhibits thereto filed with the SEC pursuant to Rules 13e-3 and 14d-3 under the Exchange Act.

8.	Transactions and Arrangements Concerning the Ordinary Shares, ADSs and Convertible Notes
       Except as set forth above in “INTRODUCTION”, or on Schedule B hereto, none of STSPL or Temasek or, to the best of their knowledge, any person listed in Schedule A hereto, any associate or majority-owned subsidiary of any of the foregoing or any party acting or deemed to be acting in concert with STSPL, beneficially owns any Ordinary Shares, ADSs, Convertible Notes or Options.
       Other than as set forth on Schedule B hereto or as may have been issued by any pension, profit-sharing, compensation or similar plan of the Company, no transactions in Ordinary Shares, ADSs, Convertible Notes or Options have been effected during the period commencing three months prior to March 1, 2007, the date of the announcement of the Offer, by STSPL or Temasek or, to the best of their knowledge, any associate or majority-owned subsidiary of STSPL or Temasek, the Company, any person listed in Schedule A hereto or any party acting or deemed to be acting in concert with STSPL.
       There have been no negotiations, transactions or material contacts during the past two years concerning a merger, consolidation, or acquisition, a tender offer for, or other acquisition of, any securities of the Company, an election of directors of the Company or a sale or other transfer of a material amount of assets of the Company, between STSPL, Temasek or any of their respective subsidiaries, or, to the best of their knowledge, any person listed in Schedule A hereto, on the one hand, and the Company or any of its affiliates (excluding STSPL, Temasek or any of their respective subsidiaries), on the other hand. Neither STSPL nor Temasek has made any underwritten public offering of the Ordinary Shares during the past three years that was (i) registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or (ii) exempt from registration under the Securities Act pursuant to Regulation A thereunder.

9.	Related Party Transactions; Certain Transactions Between Temasek and Its Affiliates and the Company
       The Company and certain of its affiliates, directors and executive officers have engaged in certain transactions and are parties to certain arrangements with STSPL, Temasek and certain of their respective affiliates. Unless otherwise indicated, the information regarding these transactions set forth below was extracted from the Company’s Annual Report on Form 20-F for the year ended December 31, 2006 filed with the SEC on March 12, 2007. Additional information is available in the Company’s Annual Report on Form 20-F for the year ended December 31, 2006 under Item 7 and Note 2 to the Consolidated Financial Statements of the Company.
       The Company entered into a turnkey contract with Chartered Semiconductor Manufacturing (“Chartered”), a subsidiary of STSPL, in March 2000 pursuant to which the Company agreed to provide wafer sort, packaging and test services to Chartered. The term of this agreement, which was due to expire in March 2003, was extended to March 2005 by an amendment agreement dated October 30, 2002. This agreement governs the conduct of business between the parties, relating, among other things, to the Company’s provision of sort, packaging and test services to Chartered which were previously governed solely by purchase orders executed by Chartered. The agreement does not contain any firm commitment from Chartered to purchase or from the Company to supply services covered thereunder. In April 2004, the Company entered into another test services agreement with Chartered pursuant to which the Company agreed to give Chartered priority to use six of its testers, and access to six additional testers, for which Chartered guarantees minimum loading and issuance of purchase orders of US$450,000 per month. This test services agreement expired in March 2005. In March 2005, the Company entered into a three-year partnership agreement with Chartered pursuant to which the Company agreed to provide wafer sort, assembly and test services to Chartered. This is not a firm commitment from Chartered to purchase from the Company nor is it a firm commitment from the Company to supply services covered thereunder. According to Chartered’s Annual Report on Form 20-F for the year ended December 31, 2005 filed with the SEC on March 1, 2006, Chartered paid the Company US$13.5 million, US$19.1 million and US$12.9 million in 2003, 2004 and 2005 respectively, for services rendered in those years.
       In accordance with the requirements of the Nasdaq Marketplace Rules, all new related party transactions (as defined in Item 404 of Regulation S-K under the Securities Act) require approval by the Audit Committee of the Company’s Board of Directors. In addition, more significant related party transactions must be separately approved by a majority of the Company’s Board of Directors. The Company also engages in transactions with other companies directly or indirectly controlled by Temasek, in the ordinary course of business. These transactions, which include transactions for gas, water and electricity, facilities management, transportation and telecommunication services are at their prevailing market rates/prices (including where appropriate, preferential rates and discounts) and on customary terms and conditions, and are generally not subject to review by the Company’s Audit Committee. These expenses amounted to approximately US$24.1 million, US$14.7 million and US$18.4 million for 2004, 2005 and 2006, respectively.

RULINGS AND RELIEF GRANTED BY THE SIC AND THE SEC
       In order to allow the Offer to proceed concurrently under Singapore law and U.S. law in accordance with the procedures described in this Offer to Purchase, STSPL has asked the Securities Industry Council of Singapore (the “SIC”) and the U.S. Securities and Exchange Commission (the “SEC”) to grant certain rulings and relief from or in respect of otherwise applicable rules.
       In particular, STSPL has requested and obtained certain confirmations from the SIC, including the following:

•	that STSPL may proceed to make the Offer through this Offer to Purchase without a separate Singapore offer document, provided the Offer to Purchase contains the information required to be disclosed in connection with the Offer pursuant to the requirements under the Singapore Code;

•	that SIC has no objections to the procedure involving documents prepared under the U.S. tender offer rules, including Schedule TO-C (filing of the offer announcement with the SEC) and Schedule TO (filing of Offer to Purchase and other exhibits with the SEC);

•	that SIC has no objections to the two-tier pricing structure for the Offer Price, i.e., that the offer price for the Ordinary Shares, ADSs and the Convertible Notes will be increased to a higher offer price if the 90% Threshold is reached, subject to STSPL making daily disclosures of the number of Ordinary Shares, ADSs and the Convertible Notes for which acceptances of the Offer have been received from the Relevant Date (as hereinafter defined). The “Relevant Date” means the later of (i) the date on which the right to withdraw acceptances under the Offer terminates, or (ii) the date on which STSPL receives valid acceptances in respect of such number of Ordinary Shares which will result in STSPL and its concert parties holding such number of Ordinary Shares representing more than 70% of the voting rights attributable to the issued share capital of the Company;

•	that SIC has no objections to the offer price for the Convertible Notes being determined based on a “see-through” price for each Convertible Note, being the Offer Price for one Ordinary Share multiplied by the number of Ordinary Shares into which the Convertible Note may be converted;

•	that STSPL does not have to make an offer under Rule 19 of the Singapore Code for the US$31,500,000 principal amount of 1.75% Convertible Notes due 2007;

•	that to comply with Rule 14d-7 of the U.S. tender offer rules, holders of Ordinary Shares who tendered their Ordinary Shares in acceptance of the Offer are entitled to withdraw their acceptances prior to the date on which the Offer becomes unconditional, which shall be no earlier than the initial closing date of the Offer (which closing date shall be at least 20 U.S. business days from the date of this Offer to Purchase and not less than 28 days after the date of this Offer to Purchase as required by the Singapore Code), subject to STSPL announcing the level of acceptances once STSPL receives valid acceptances (which have not been withdrawn) in respect of such number of Ordinary Shares which, together with Ordinary Shares owned, controlled or agreed to be acquired before or during the Offer by or on behalf of STSPL or parties acting or deemed to be acting in concert with it, will result in STSPL and parties acting or deemed to be acting in concert with it holding such number Ordinary Shares representing more than 50% of the maximum potential issued share capital of the Company (being the total number of Ordinary Shares which would be in issue if all the outstanding Convertible Notes are validly converted and if all the outstanding Options were validly exercised) and then each time such acceptance level crosses the 50% mark until the Offer turns unconditional in all respects;

•	that STSPL is permitted to extend the closing date of the Offer beyond the 60th day after the date of commencement of the Offer, if required in order to comply with Rule 14e-1(b) of the U.S. tender offer rules;

•	that SIC has no objections to the Offer being subject to such other specified conditions (see “THE OFFER — Section 14. Conditions to the Offer”), subject to STSPL obtaining SIC’s consent before any of such other specified conditions is invoked; and

•	that SIC has confirmed that, subject to certain conditions, the presumption in respect of certain parties deemed to be acting in concert with STSPL, Temasek and its wholly-owned subsidiaries has been rebutted.
       In particular, STSPL has requested and obtained the following from the SEC:

•	exemptive relief from Rule 14d-11 under the Exchange Act to permit STSPL to keep the subsequent offering period open in accordance with Singapore law and practice, but for a period no longer than four months after the commencement of the offer unless required under Rule 14e-1(b) of the Exchange Act;

•	exemptive relief from Rule 14d-11(c) under the Exchange Act to permit STSPL to commence the subsequent offering period while payment for securities tendered during the initial offer period is in process in accordance with Singapore law and practice;

•	exemptive relief from Rule 14d-11(e) under the Exchange Act to permit STSPL to pay for securities tendered during the subsequent offering period as soon as practicable in accordance with Singapore law and practice, but in any case within 14 calendar days after receipt;

•	exemptive relief from Rule 14e-5 under the Exchange Act to permit purchases of, or arrangements to purchase, securities of the Company that are subject to the Offer (other than the Convertible Subordinated Notes due 2008), or any securities that are immediately convertible into or exchangeable or exercisable for such securities, outside the offer by STSPL or by persons acting on STSPL’s behalf, subject to certain conditions, including that such purchases must be made outside the United States;

•	no-action relief from Rule 14d-4(d) under the Exchange Act confirming that STSPL can terminate the initial offer period and end withdrawal rights before the scheduled closing of a voluntary extension of the initial offer period, so long as (i) at the time withdrawal rights terminate, (a) the initial offer period has been open for at least 20 U.S. business days, and (b) all offer conditions have been satisfied in accordance with any applicable rules of the Commission, and (ii) disclosure as to the possibility of an early termination of the initial offer period and of any actual early termination of the initial offer period has been made available to U.S. security holders and (iii) STSPL provides a subsequent offering period so that the Offer, including such subsequent offering period, remains open for at least ten U.S. business days after the announcement of the early termination;

•	no-action relief from Rule 14e-1(b) under the Exchange Act confirming that STSPL may pay an additional cash amount per security tendered if the Higher Offer Price Threshold is reached without providing additional withdrawal rights as a result of such increase in consideration, so long as (i) the potential increase in consideration and the amount of such increase are disclosed in the offer document, (ii) the effectiveness of such increase in consideration is announced by press release, by a filing on EDGAR, by publication in a newspaper of national circulation in the United States and via SGXNET, (iii) such announcement is made at the end of the initial offer period or during any subsequent offering period, (iv) a subsequent offering period is provided, continued or extended so that the Offer, including any subsequent offering period, remains open for at least ten U.S. business days after the announcement of such increase;

•	no-action relief from Rule 14e-1(c) under the Exchange Act confirming that STSPL may pay for or return securities tendered during the initial offer period as soon as practicable in accordance with Singapore law and practice, but in any case within 14 calendar days after the Offer is declared unconditional or lapses; and

•	no-action relief from Rule 14e-5 under the Exchange Act, to permit the Government of Singapore and certain related entities, and affiliates of Temasek, subject to certain conditions, to purchase, or arrange to purchase, outside the Offer, securities of the Company that are subject to the Offer or any securities that are immediately convertible into or exchangeable or exercisable for such securities.

THE OFFER

1.	Terms of the Offer
       Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), STSPL will accept for payment and pay for all Ordinary Shares, ADSs and Convertible Notes validly tendered prior to the Closing Date and not withdrawn in accordance with “THE OFFER — Section 7. Withdrawal Rights”. The term “Closing Date” means 3:30 PM Singapore time, 3:30 AM New York City time, on Friday, April 13, 2007, unless STSPL has extended the period of time during which the Offer is open, in which event the term “Closing Date” will mean the latest time and date at which the Offer, as so extended by STSPL, expires.
       The Offer for the Ordinary Shares and ADSs is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions discussed in “THE OFFER — Section 14. Conditions to the Offer”. The Offer for the Convertible Notes is subject to the Offer for the Ordinary Shares and ADSs being declared unconditional in all respects. STSPL may waive any and all such conditions except the Minimum Tender Condition. If these conditions are not satisfied or waived (if waivable) prior to the initial Closing Date or any extension thereof, STSPL expressly reserves the right (but will not be obligated), in its sole discretion, subject to complying with applicable law and the rules and regulations of the SEC and after prior consultation with the Singapore Securities Industry Council (the “SIC”), to (i) decline to accept for payment any Ordinary Shares, ADSs or Convertible Notes tendered in the Offer, terminate the Offer and return all tendered Ordinary Shares, ADSs and Convertible Notes to the tendering holders, (ii) waive any or all conditions to the Offer (other than the Minimum Tender Condition) and, subject to any required extension and to the extent permitted by applicable law, purchase all Ordinary Shares, ADSs and Convertible Notes validly tendered, (iii) extend the period during which the Offer is open for any reason by making a public announcement of the extension in the manner described below and, subject to the right of tendering holders to withdraw Ordinary Shares, ADSs and Convertible Notes until the new Closing Date, retain all Ordinary Shares, ADSs and Convertible Notes which have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.
       Under the Singapore Code, the Offer must expire not later than 3:30 PM Singapore time, 3:30 AM New York City time, on the 60th calendar day following the date of commencement of the Offer, or May 15, 2007, and all conditions must be satisfied or waived or the Offer must lapse on that date, provided that STSPL may extend the offer period beyond such date with the permission of the SIC.
       Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, which, in the case of an extension, will be made prior to the previously scheduled close of the Offer. The announcement of the extension must state the next Closing Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which STSPL may choose to make any public announcement, STSPL will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.
       If STSPL makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, STSPL will extend the Offer to the extent required by Singapore law and Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated

its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five U.S. business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information that approaches the significance of price and percentage of Ordinary Shares, ADSs or Convertible Notes sought, a minimum of ten U.S. business days may be required to allow for adequate dissemination to shareholders and investor response. For purposes of the Offer, a “U.S. business day” means any day other than a Saturday, Sunday or United States federal holiday, and consists of the time period from 12:01 AM through 12:00 midnight, New York City time.
       The initial offer period for acceptances and withdrawals is the period from the date of this Offer to Purchase until 3:30 PM Singapore time, 3:30 AM New York City time, on Friday, April 13, 2007.
       STSPL may extend the closing date for acceptances, and, if it does so, you will be able to continue to tender your Ordinary Shares, ADSs and Convertible Notes, and to withdraw your tender during such extension. However, during such extended period for tenders, your right to withdraw tenders will terminate prior to the next scheduled closing date as soon as the Offer is declared unconditional in all respects. The Offer will be declared unconditional in all respects prior to the scheduled closing date of such an extension when STSPL has received valid acceptances (which have not been withdrawn) in respect of such number of Ordinary Shares and ADSs which, together with Ordinary Shares (including Ordinary Shares represented by ADSs) owned, controlled or agreed to be acquired before or during the Offer by or on behalf of STSPL or parties acting or deemed to be acting in concert with it, will result in STSPL or parties acting or deemed to be acting in concert with it holding such number of Ordinary Shares (including Ordinary Shares represented by ADSs) representing more than 50% of the maximum potential issued share capital of the Company and when all other conditions of the Offer are satisfied. “Maximum potential issued share capital of the Company” means the total number of Ordinary Shares (including Ordinary Shares represented by ADSs) which would be in issue if all the outstanding Convertible Notes were validly converted and if all the outstanding Options were validly exercised. See “THE OFFER — Section 7. Withdrawal Rights”.
       STSPL will make an announcement by a press release, by a filing with the SEC and by a posting on SGXNET if the Offer is declared unconditional in all respects. The announcement to be posted on SGXNET will be posted on SGXNET by 8:00 AM Singapore time on the Singapore business day immediately following the date on which the Offer is declared unconditional in all respects.
       If the Offer is declared unconditional, STSPL will immediately commence a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act) that will last at least ten U.S. business days after the initial offer period; the subsequent offering period will start as soon as the initial offer period terminates (as it may have been extended, including as a result of the Offer being declared unconditional prior to the scheduled closing date of an extension). Withdrawals may not be made during the subsequent offering period. STSPL will publicly announce the commencement of any subsequent offering period. However, if the Offer is declared unconditional as to acceptances, the announcement need not state a new closing date but may state that the Offer will remain open until further notice. In such a case, STSPL will give holders of Ordinary Shares, ADSs and Convertible Notes at least 14 calendar days prior notice before closing the subsequent offering period. Under the Singapore Code, at any time before the Offer becomes unconditional as to acceptances, STSPL would have the option to deliver to holders a notice at least 14 days in advance of the date on which the Offer would have closed that the Offer will not be open for acceptance beyond that date. In this Offer, however, STSPL has committed not to deliver such a notice.

       Holders of Ordinary Shares, ADSs and Convertible Notes who did not tender their securities during the initial offer period may tender (but not withdraw) their securities during the subsequent offering period.
       If the Offer is not declared unconditional in all respects by (and including) the close of the initial offer period or any extension, STSPL has no obligation to extend the Offer.
       The Company has provided STSPL with securityholder lists for the purpose of disseminating the Offer to holders of Ordinary Shares, ADSs and Convertible Notes. This Offer to Purchase, the related Acceptance Forms and other relevant materials will be mailed to record holders of Ordinary Shares, ADSs and Convertible Notes whose names appear on the Company’s securityholder lists and will be furnished, for subsequent transmittal to beneficial owners of Ordinary Shares, ADSs and Convertible Notes, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the securityholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing.
       The Offer is made, on the same terms and conditions, including the same offer price, to all new Ordinary Shares unconditionally issued or to be issued pursuant to the valid exercise, prior to the final closing date of the Offer, of any Options. Based on information provided by the Company, as of March 9, 2007, there are 109,073,055 Ordinary Shares issuable pursuant to Options. The Options are not freely transferable by the holders thereof. STSPL is, therefore, not offering to acquire the Options pursuant to the Offer. However, STSPL is making a concurrent proposal to the holders of Options, the terms of which are set out in Schedule C hereto. Subject to compliance with applicable law, STSPL will be mailing such proposal to the holders of Options as of March 9, 2007.

2.	Acceptance for Payment and Payment for Tendered Securities by STSPL
       Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), and the satisfaction or waiver (if waivable) of all the conditions to the Offer discussed in “THE OFFER — Section 14. Conditions to the Offer”, STSPL will accept for payment and will pay for all Ordinary Shares, ADSs and Convertible Notes validly tendered prior to the Closing Date and not withdrawn pursuant to the Offer within 14 calendar days of the Closing Date or the close of the initial offer period. During the subsequent offering period, STSPL will accept for payment and will pay for all Ordinary Shares, ADSs and Convertible Notes validly tendered during the subsequent offering period within 14 calendar days of the date the securities validly tendered are received for or on behalf of STSPL. STSPL will use its best efforts to make the payment within seven U.S. business days. Holders who have received payment prior to the time the Higher Offer Price Threshold is reached will be paid the difference between the higher offer price and the offer price within 14 calendar days after the Higher Offer Price Threshold is reached, although STSPL will use its best efforts to make the payment within seven U.S. business days.
       Ordinary Shares. The cash consideration for the Ordinary Shares tendered in acceptance of the Offer will be paid in Singapore dollars or U.S. dollars to CDP or M&C, as the case may be. With respect to the tendering holders who have elected to receive the offer price in U.S. dollars, the U.S. dollar amounts will reflect the spot exchange rate on or around the date of receipt by CDP or M&C of the cash consideration. CDP or M&C will make payment of the offer price to holders of the Ordinary Shares who tendered in the Offer by way of cheques for the appropriate amounts and sent by ordinary post to the holders at their respective addresses as they appear in the records of CDP or M&C, as the case may be, at their own risk.
       ADSs and Convertible Notes. The cash consideration for tendered ADSs and Convertible Notes, in Singapore dollars, will be delivered to the Tender Agent’s custodian in Singapore against delivery of the Ordinary Shares in the case of a tender of ADSs and to the Tender Agent for delivery against receipt of such Convertible Notes. With respect to the tendering holders who have elected to receive the offer price in U.S. dollars or have made no currency election and so are deemed to have elected to receive the offer price in U.S. dollars, the Tender Agent will enter into a currency exchange transaction to convert Singapore dollars into U.S. dollars based on the U.S. dollar/ Singapore dollar spot exchange rate on or around the day on which funds are received by the Tender Agent (which will determine the exchange rate at which the U.S. dollar amounts payable to such holders will be calculated). The Tender Agent will remit the U.S. dollar consideration to such electing holders following settlement of the foreign currency exchange transaction. The cash consideration in Singapore dollars with respect to the tendering holders who have elected to receive the offer price in Singapore dollars will be remitted to the Tender Agent on the same date.
       For purposes of the Offer, STSPL will be deemed to have accepted for payment, and thereby purchased, ADSs and Convertible Notes validly tendered and not withdrawn, if and when STSPL gives written notice to the Tender Agent of STSPL’s acceptance for payment of such ADSs or Convertible Notes pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for ADSs and Convertible Notes accepted for payment pursuant to the Offer will be made by deposit of the offer price therefor with the Tender Agent, which will act as agent for tendering holders for the purpose of receiving payments from STSPL and transmitting such payments to tendering holders whose ADSs and Convertible Notes have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any ADSs or Convertible Notes tendered pursuant to the Offer is delayed, or if STSPL is unable to accept for payment ADSs and Convertible Notes tendered pursuant to the Offer, then, without prejudice to STSPL’s rights discussed in “THE OFFER — Section 1. Terms of the Offer”, the Tender Agent may nevertheless retain tendered ADSs and Convertible Notes on behalf of STSPL, and such ADSs and Convertible Notes may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in “THE OFFER — Section 7. Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.
       Under no circumstances will interest on the offer price for securities be paid, regardless of any delay in making such payment.
       If any tendered ADSs or Convertible Notes are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if certificates are submitted evidencing more ADSs or Convertible Notes than are tendered, such certificates evidencing unpurchased ADSs or Convertible Notes will be returned (or, in the case of ADSs or Convertible Notes tendered by book-entry transfer into the Tender Agent’s account at the Book-Entry Transfer Facility pursuant to the procedure discussed in “THE OFFER — Section 4. Procedure for Accepting the Offer and Tendering ADSs” and “THE OFFER — Section 5. Procedure for Accepting the Offer and Tendering Convertible Notes”, such ADSs or Convertible Notes will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to the tendering shareholders, as promptly as practicable following the closing or termination of the Offer.
       Transfers and Assignments. STSPL reserves the right to transfer or assign, in whole or in part and from time to time, to one or more of its affiliates, the right to purchase all or any portion of the Ordinary Shares, ADSs and Convertible Notes tendered pursuant to the Offer. Any such transfer or assignment will not relieve STSPL of its obligations under the Offer in the event of a breach by the transferee and will in no way prejudice the rights of tendering holders to receive payment for Ordinary Shares, ADSs and Convertible Notes validly tendered and accepted for payment pursuant to the Offer.

3.	Procedure for Accepting the Offer and Tendering Ordinary Shares
       Ordinary Shares Held By Depositors with a Securities Account at CDP. If you are a depositor that has Ordinary Shares standing to the credit of the “Free Balance” of your securities account maintained by CDP, and you wish to accept the Offer, you must complete and sign the Form of Acceptance and Authorisation (the “FAA”) that accompanies this Offer to Purchase in accordance with this Offer to Purchase and the terms and instructions printed on the FAA (which terms and instructions shall be deemed to form part of the terms of the Offer) and deliver the completed and signed FAA by hand to Singapore Technologies Semiconductors Pte Ltd, c/o The Central Depository (Pte) Limited, 4 Shenton Way, #02-01, SGX-ST Centre 2, Singapore 068807 or by post, in the enclosed pre-addressed and pre-paid envelope at your own risk, to Singapore Technologies Semiconductors Pte Ltd, c/o The Central Depository (Pte) Limited, Robinson Road Post Office, P.O. Box 2002, Singapore 904002, in each case so as to arrive not later than 3:30 PM Singapore time, on the Closing Date.
       If you have sold or transferred all your Ordinary Shares, you need not forward this Offer to Purchase and the FAA to the purchaser or transferee (the “Purchaser”) as such arrangements will be made by CDP for a separate Offer to Purchase and FAA to be issued to the Purchaser. Purchasers should note that CDP will, on behalf of STSPL, send a copy of this Offer to Purchase and the FAA by ordinary post at the Purchasers’ own risk to their respective addresses as they appear in the records of CDP. CDP will, upon receipt on behalf of STSPL of the FAA and all other relevant documents (if any), transfer the Ordinary Shares in respect of which you have accepted the Offer from your Securities Account to a suspense account pending the Offer being declared unconditional and your receipt of the consideration for the Ordinary Shares.
       You must state in Box A on page 1 of the FAA the number of Ordinary Shares in respect of which you wish to accept the Offer which should not exceed the number of Ordinary Shares standing to the credit of the “Free Balance” of your Securities Account as at 5:00 PM Singapore time on the date of receipt by CDP, for and on behalf of STSPL, of the FAA (provided always that the date of receipt must fall on or before the Closing Date) (the “Date of Receipt”) in respect of which the Offer is accepted. If you do not specify such number, or you specify a number that exceeds the number of Ordinary Shares standing to the credit of the “Free Balance” of your securities account as of 5:00 PM Singapore time on the Date of Receipt, then you shall be deemed to have accepted the Offer in respect of all the Ordinary Shares standing to the credit of the “Free Balance” of your securities account as of 5:00 PM Singapore time on the Date of Receipt.
       If you purchase Ordinary Shares on SGX-ST and such Ordinary Shares are in the process of being credited to the “Free Balance” of your securities account, if you wish to accept the Offer, you should complete and sign the FAA in accordance with this Offer to Purchase and the instructions printed on the FAA and deliver the completed and signed FAA, accompanied with the relevant original “bought” contract statement(s) validly issued by a member company of the SGX-ST in your name in respect of your purchase of such Ordinary Shares, either by hand to Singapore Technologies Semiconductors Pte Ltd, c/o The Central Depository (Pte) Limited, 4 Shenton Way, #02-01, SGX Centre 2, Singapore 068807 or by post, in the enclosed pre-addressed and pre-paid envelope at your own risk, to Singapore Technologies Semiconductors Pte Ltd, c/o The Central Depository (Pte) Limited, Robinson Road Post Office, P.O. Box 2002, Singapore 904002, in each case so as to arrive not later than 3:30 PM Singapore time, on the Closing Date.
       You must state in Box B on page 2 of the FAA the number of Ordinary Shares in respect of which you wish to accept the Offer, which should not exceed the number of Ordinary Shares represented by the relevant original “bought” contract statement(s). If you do not specify such number or specify a number which exceeds the number of Ordinary Shares represented by the original “bought” contract statement(s), validly issued by a member company of SGX-ST in your name, in respect of such Ordinary Shares, you shall be deemed to have accepted the Offer in respect of all the Ordinary Shares represented by the relevant original “bought” contract statement(s). If the relevant FAA is received by CDP without the relevant original “bought” contract statement(s), then you shall be deemed to have accepted the Offer in respect of all the Shares standing to the “Free Balance” of your securities account as of 5:00 PM Singapore time on the Date of Receipt.
       By accepting the Offer, you undertake to procure that the “Free Balance” of your securities account will be credited with the number of Ordinary Shares in respect of which you wish to accept the Offer by 5:00 PM Singapore time, by the fifth (5th) day on which the SGX-ST is open for trading of securities following the date of the relevant original “bought” contract statement(s) or by 3:30 PM Singapore time, on the Closing Date, whichever is earlier. If by such time, your “Free Balance” is not credited with, or is credited with less than, the relevant number of Ordinary Shares, you shall be deemed to have accepted the Offer only in respect of the number of Ordinary Shares as may be standing to the credit of your “Free Balance” as of the fifth (5th) day on which the SGX-ST is open for trading of securities following the date of the relevant contract statement(s) or as of 3:30 PM Singapore time, on the Closing Date, whichever is earlier, provided that your acceptance shall not in any event be deemed to exceed the number of Ordinary Shares inserted in Box B on page 1 of the FAA or, if no such number is inserted, the number of Ordinary Shares represented by the relevant original contract statement(s).
       If it is established that the Ordinary Shares represented by the relevant original “bought” contract statement(s) will not be credited or are not in the process of being credited to the “Free Balance” of your securities account (as, for example, where you sell or have sold such Ordinary Shares), your acceptance is liable to be rejected and neither of CDP, Goldman Sachs or STSPL accept any responsibility or liability for the consequences of such a rejection.
       If you wish to be paid in U.S. dollars, you will need to fill in Boxes C1 and /or C2 on page 1 of the FAA in accordance with the instructions set out on page 2 of the FAA, otherwise you will be paid in Singapore dollars only.
       If you have Ordinary Shares standing to the credit of the “Free Balance” of your securities account, and if you have also purchased additional Ordinary Shares on SGX-ST which are in the process of being credited to your securities account, you may accept the Offer in respect of both the Ordinary Shares standing to the credit of the “Free Balance” of your securities accounts as well as the additional Ordinary Shares purchased which are in the process of being credited to your securities account. In this case, the provisions set out above shall apply, as appropriate, to your acceptance of the Offer.
       CDP will acknowledge receipt of FAA if it is submitted by hand to CDP. No acknowledgement will be given for FAA deposited into boxes located at CDP’s premises. For reasons of confidentiality, CDP will not entertain telephone enquiries relating to the number of Ordinary Shares credited to your securities account. You can verify such number by e-mail if you have registered for the CDP e-mail service. Alternatively, you may call personally at CDP with your identity card or passport to verify such number.
       Upon receipt of the FAA (and the relevant original contract statement(s), if applicable), CDP will on behalf of STSPL transfer the Ordinary Shares in respect of which you have accepted the Offer from the “Free Balance” of your securities account to a “Suspense Account”. Such Ordinary Shares will be held in the “Suspense Account” until the Offer is declared unconditional in all respects and the consideration for such Ordinary Shares has been despatched to you.
       It is your responsibility to ensure that this FAA is properly completed in all respects. STSPL will be entitled to reject any acceptance which does not comply with the provisions and instructions contained herein and in the FAA, or which is otherwise incomplete, incorrect or invalid in any respect. Any decision to reject the FAA on the grounds that it has been incompletely, incorrectly or invalidly signed, completed or submitted will be final and binding, and neither CDP, Goldman Sachs nor STSPL accepts any responsibility or liability in relation to such a decision including the consequences thereof.
       If the Offer is declared unconditional, payment will be sent to you by ordinary post to your address as it appears in the records of CDP at your own risk. CDP will send you a notification letter by ordinary post, at your address as it appears in the records of CDP, at your own risk, stating the number of Ordinary Shares debited from your securities account.

       If the Offer is not declared unconditional in accordance with its terms, CDP will transfer the Ordinary Shares in respect of which you have accepted the Offer to the “Free Balance” of your securities account as soon as possible but in any event not later than 14 days of the lapse of the Offer.
       Ordinary Shares Held in Scrip Form. If you hold Ordinary Shares that are not deposited with CDP, but in scrip form, and you wish to accept the Offer, you should complete and sign the Form of Authorisation and Transfer (the “FAT”) in accordance with this Offer to Purchase and the terms and instructions printed on the FAT (which terms and instructions shall be deemed to form part of the terms of the Offer) and deliver (a) the completed and signed FAT, (b) share certificate(s), other document(s) of title and/or other relevant document(s) required by STSPL relating to the Ordinary Shares in respect of which you wish to accept the Offer; and (c) where such Ordinary Shares are not registered in your name, a transfer form, duly executed by the person in whose name such share certificate(s) is/are registered and stamped, with the particulars of transferee left blank (to be completed by STSPL or a person authorized by it), to Singapore Technologies Semiconductors Pte Ltd c/o M&C Services Private Limited, 138 Robinson Road, #17-00, The Corporate Office, Singapore 068906 in each case so as to arrive not later than 3:30 PM Singapore time, on the Closing Date.
       If you do not specify a number in Box A on page 1 of the FAT; or specify a number which exceeds the number of Ordinary Shares represented by the attached share certificate(s), you shall be deemed to have accepted the Offer in respect of the total number of Ordinary Shares comprised in the share certificate(s) accompanying the FAT.
       If you wish to be paid in U.S. dollars, you will need to fill in Boxes C1 and /or C2 on page 1 of the FAT in accordance with the instructions set out on page 2 of the FAT, otherwise you will be paid in Singapore dollars only.
       No acknowledgement of receipt of any FAT, share certificate or any other document will be given.
       If the Offer does not become or is not declared unconditional in accordance with its terms, the FAT, share certificate(s) and other documents will be returned to you as soon as possible but in any event within 14 days of the lapse of the Offer.
       Communications. All communications, notices, documents and remittances to be delivered or sent to you (or your designated agent or, in the case of joint accepting holders of Ordinary Shares who have not designated any agent, to the one first named in the Register of Members of the Company) will be sent by ordinary post to your respective addresses as they appear in the records of CDP or the Registry of Members of the Company as the case may be, at the risk of the person entitled thereto).
       Other Requirements. Payment for Ordinary Shares accepted pursuant to the Offer will in all cases be made only after timely receipt of (a) the Ordinary Shares, (b) the relevant Form of Acceptance and (c) other documents of title or other relevant documents required by STSPL relating to the Ordinary Shares.
       Risk of Delivery. The method of delivery of Ordinary Shares, the relevant Acceptance Form and all other required documents, is at the election and risk of the tendering holder. Delivery of the relevant Acceptance Form and all other required documents will be deemed made only when actually received by CDP or M&C, as the case may be, on behalf of STSPL. If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.
       Binding Agreement. The valid tender of Ordinary Shares pursuant to one of the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the Offer. STSPL’s acceptance for payment of Ordinary Shares, as described above, will constitute a binding agreement between the tendering holder of Ordinary Shares and STSPL upon the terms and subject to the conditions of the Offer. Under no circumstances will interest be paid on the offer price of the Ordinary Shares, regardless of any extension of the Offer or any delay in making such payment.
       Tendering Ordinary Shares During the Subsequent Offering Period. If the Offer is declared unconditional in all respects, a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act) that will last at least ten U.S. business days will commence immediately after the initial offer period. A holder may validly tender such holder’s Ordinary Shares during the subsequent offering period in the same manner and subject to the same conditions as such holder would validly tender Ordinary Shares prior to the Closing Date, but withdrawals may not be made during the subsequent offering period.
       Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Ordinary Shares will be determined by STSPL in its sole discretion, which determination will be final and binding. STSPL reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in STSPL’s opinion, be unlawful. STSPL also reserves the absolute right to waive any defect or irregularity in the tender of any Ordinary Shares of any particular holder whether or not similar defects or irregularities are waived in the case of any other holder. No tender of Ordinary Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of STSPL, Temasek, the Dealer Manager, the Tender Agent, the Information Agent, CDP, M&C or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. STSPL’s interpretation of the terms and conditions of the Offer (including the FAA, FAT and the Instructions thereto) will be final and binding.

4.	Procedure for Accepting the Offer and Tendering ADSs
       Valid Tenders. To validly tender ADSs pursuant to the Offer, (a) a properly completed and duly executed ADS Letter of Transmittal in accordance with the instructions of the ADS Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other documents required by the ADS Letter of Transmittal must be received by the Tender Agent at the applicable address set forth on the back cover of this Offer to Purchase prior to the Closing Date and (b) depositary receipts, sometimes referred to as “ADRs”, evidencing the ADSs to be tendered must be received by the Tender Agent or such ADSs must be properly delivered pursuant to the procedures for book-entry transfer described below and confirmation of such delivery received by the Tender Agent prior to the Closing Date. No guaranteed delivery procedures will be available in the Offer.
       The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Tender Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the ADSs that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that STSPL may enforce such agreement against the participant.
       Book-Entry Transfer for ADSs Held Through a Bank, Broker or Other Nominee. Holders of ADSs that hold ADSs through a bank, broker or other nominee in “street name”, must contact such entity to arrange for their direct participant in DTC to submit instructions in accordance with the requirements of DTC. Holders of ADSs that are held in street name should contact such entity sufficiently in advance of the Closing Date if they wish to tender their ADSs.
       Book-Entry Transfer. The Tender Agent will establish one or more accounts with respect to the ADSs at DTC for purposes of the Offer within two U.S. business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of ADSs by causing DTC to transfer such ADSs into the applicable Tender Agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of ADSs may be effected through book-entry transfer, either the ADS Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the ADS Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Tender Agent at the applicable address set forth on the back cover of this Offer to Purchase by the Closing Date. The confirmation of a book-entry transfer of ADSs into the Tender Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation”. The ADS Letter of Transmittal, and any other documents required therein, must be transmitted to and received by the Tender Agent at the applicable address set forth on the back cover of this Offer to Purchase. If you hold ADSs in book-entry form other than through a U.S. broker or other DTC participant, you must first have your ADSs transferred to an account at DTC, after which you may tender your ADSs pursuant to book-entry transfer, as described above.
       Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on an ADS Letter of Transmittal must be guaranteed by a financial institution (including most U.S. commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the U.S. Securities Transfer Association, Inc. or by any other “eligible guarantor institution” as defined under Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”). Signatures on an ADS Letter of Transmittal need not be guaranteed (a) if the ADS Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the ADSs) of ADSs tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions”, the box entitled “Special Delivery Instructions” or the box entitled “Singapore Dollars Payment Election” on the ADS Letter of Transmittal or (b) if such ADSs are tendered for the account of an Eligible Institution. If the ADSs are registered in the name of a person other than the signer of the ADS Letter of Transmittal, or if payment is to be made or ADRs for ADSs not tendered or not accepted for payment are to be returned to a person other than the registered owner of the ADSs, then the ADRs for the tendered ADSs must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the ADRs, with the signatures on the ADRs or stock powers guaranteed as described above.
       Currency of Payment of Offer Price. Holders who validly tender ADSs will receive the offer price in U.S. dollars unless they validly and timely elect to receive the offer price in Singapore dollars and specify the particulars of the account in Singapore into which the offer price in Singapore dollars is to be delivered.
       Holders who tender ADRs evidencing ADSs will need to make an affirmative election in the ADS Letter of Transmittal to receive the offer price in Singapore dollars by filling in the box entitled “Singapore Dollars Payment Election” and satisfying the applicable requirements specified in the ADS Letter of Transmittal. To validly elect payment of the offer price in Singapore dollars the signature on the ADS Letter of Transmittal will need to be guaranteed and a duly completed and signed IRS Form W-9 or IRS Form W-8 BEN will need to be included.
       For holders who tender ADSs following the procedures for book-entry transfer of ADSs, the broker, dealer, commercial bank, trust company or other nominee that effects the transaction will be required to deliver the requisite ADSs into the applicable account set up for such purpose by the Tender Agent in DTC and, if payment of the offer price is to be received in Singapore dollars, to fax duly completed and signed Singapore Dollar Payment Delivery Instructions to the Tender Agent (specifying the account in Singapore into which the Singapore dollar payment is to be made), in each case before the Closing Date of the Offer.

       If a tendering holder of ADSs does not so elect to receive the offer price in Singapore dollars before the Closing Date of the Offer, the offer price will be paid in U.S. dollars.
       Other Requirements. Payment for ADSs accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Tender Agent of (a) depositary receipts for (or a Book-Entry Confirmation with respect to) such ADSs, (b) an ADS Letter of Transmittal (or a manually executed copy thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the ADS Letter of Transmittal) and (c) any other documents required by the ADS Letter of Transmittal.
       Risk of Delivery. The method of delivery of ADSs, the ADS Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering holder. Delivery of all such documents will be deemed made only when actually received by the Tender Agent. If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.
       Appointment as Proxy. By executing and delivering an ADS Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message, in lieu of an ADS Letter of Transmittal), the tendering ADS holder irrevocably appoints designees of STSPL as such ADS holder’s proxies, each with full power of substitution, to the full extent of such ADS holder’s rights with respect to the ADSs tendered by such ADS holder and accepted for payment by STSPL and with respect to any and all cash dividends, distributions, shares, rights, or other securities issued or issuable in respect of such ADSs or the underlying Ordinary Shares on or after the date of this Offer to Purchase (collectively, “Distributions”). All such proxies will be considered coupled with an interest in the tendered ADSs. Such appointment is effective when, and only to the extent that, STSPL accepts for payment ADSs tendered by such ADS holder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such ADS holder with respect to such ADSs (and with respect to any and all Distributions) will be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). STSPL’s designees will, with respect to the ADSs purchased and related Distributions for which the appointment is effective, be empowered to exercise all voting and other rights of such ADS holder as they, in their sole discretion, may deem proper. STSPL reserves the right to require that, in order for ADSs to be deemed validly tendered, immediately upon STSPL’s payment for such ADSs, STSPL must be able to exercise full voting, consent and other rights to the extent permitted under applicable law and the deposit agreement with respect to such ADSs and Distributions, including instructing the custodian as to voting at any meeting of the Company shareholders.
       Backup Withholding. Under the “backup withholding” provisions of United States federal income tax law, the Tender Agent may be required to withhold 28% of the amount of payments pursuant to the Offer. In order to prevent backup withholding with respect to such payments, U.S. Holders (as defined in “THE OFFER — Section 8. Certain Tax Consequences of the Offer”) should provide the Tender Agent with their correct taxpayer identification number (“TIN”) and certify that they are not subject to backup withholding by completing IRS Form W-9 (a copy of which is available from the IRS at www.irs.gov) or otherwise establish an exemption. Certain holders (including, among others, corporations) are not subject to backup withholding. Non-U.S. Holders (as defined in “THE OFFER — Section 8. Certain Tax Consequences of the Offer”), similarly, should provide a certification of their status as non-U.S. persons for U.S. tax purposes on IRS Form W-8BEN (or other applicable form, all of which are available from the IRS at www.IRS.gov) in order to prevent backup withholding from applying to such payments. If a holder does not provide its correct TIN or fails to provide the certifications described above, payment of cash to the holder pursuant to the Offer may be subject to backup withholding. See Instruction 11 of the ADS Letter of Transmittal.

       Binding Agreement. The valid tender of ADSs pursuant to one of the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the Offer. STSPL’s acceptance for payment of ADSs, as described above, will constitute a binding agreement between the tendering holder of ADSs and STSPL upon the terms and subject to the conditions of the Offer. Under no circumstances will interest be paid on the offer price of the ADSs, regardless of any extension of the Offer or any delay in making such payment.
       Tendering ADSs During the Subsequent Offering Period. If the Offer is declared unconditional, a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act) that will last at least ten U.S. business days will commence immediately after the initial offer period. A holder may validly tender such holder’s ADSs during the subsequent offering period in the same manner and subject to the same conditions as such holder would validly tender your securities prior to the Closing Date, but withdrawals may not be made during the subsequent offering period.
       Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of ADSs will be determined by STSPL in its sole discretion, which determination will be final and binding. STSPL reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in STSPL’s opinion, be unlawful. STSPL also reserves the absolute right to waive any defect or irregularity in the tender of any ADSs of any particular ADS holder whether or not similar defects or irregularities are waived in the case of any other ADS holder. No tender of ADSs will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of STSPL, Temasek, the Dealer Manager, the Tender Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. STSPL’s interpretation of the terms and conditions of the Offer (including the ADS Letter of Transmittal and the Instructions thereto) will be final and binding.

5.	Procedure for Accepting the Offer and Tendering Convertible Notes
       Valid Tenders. To validly tender Convertible Notes pursuant to the Offer, (a) a properly completed and duly executed Convertible Notes Letter of Transmittal in accordance with the instructions of the Convertible Notes Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other documents required by the Convertible Notes Letter of Transmittal must be received by the Tender Agent at the applicable address set forth on the back cover of this Offer to Purchase prior to the Closing Date and (b) certificates representing Convertible Notes must be received by the Tender Agent, or such Convertible Notes must properly delivered pursuant to the procedures for book-entry transfer described below and confirmation of such delivery received by the Tender Agent prior to the Closing Date. No guaranteed delivery procedures will be made available in the Offer.
       Book-Entry Transfer for Convertible Notes Held Through a Bank, Broker or Other Nominee. Holders of Convertible Notes that hold Convertible Notes through a bank, broker or other nominee in “street name,” must contact such entity to arrange for their direct participant in DTC, Euroclear or Clearstream to submit instructions in accordance with the applicable requirements of DTC, Euroclear or Clearstream. The holders of Convertible Notes that are held in street name should contact such entity sufficiently in advance of the Closing Date if they wish to tender their Convertible Notes.
       Book-Entry Transfer for Convertible Notes Due 2008 Held Through Euroclear and Clearstream. Any holder who holds Convertible Notes due 2008 through Euroclear and Clearstream and wishes to validly tender Convertible Notes due 2008 pursuant to the Offer, must timely instruct the direct participant in Euroclear Bank S.A./ N.V. (“Euroclear”) or Clearstream Banking, société anonyme(“Clearstream”) that holds the Convertible Notes due 2008 in Euroclear or Clearstream to follow the tender procedures and observe the deadlines that Euroclear and

Clearstream will establish for the processing of instructions to tender the Convertible Notes due 2008 to the Tender Agent in the Offer. Euroclear and Clearstream will take action in respect of the Offer only upon timely receipt of valid instructions to do so received from direct participants in Euroclear and Clearstream, respectively.
       Holders of Convertible Notes due 2008 and their direct participants in Euroclear or Clearstream are required to inquire as to the procedures and deadlines that Euroclear and Clearstream will establish for the Offer. Holders of Convertible Notes due 2008 are responsible for determining the procedures and deadlines their direct participants in Euroclear or Clearstream may establish for the Offer. Neither STSPL, Temasek, the Company or the Tender Agent will be responsible for ensuring that any tender instructions are submitted to and accepted by Euroclear or Clearstream or direct participants in Euroclear or Clearstream.
       The instructions to tender Convertible Notes due 2008 in the Offer a direct participant provides to Euroclear and Clearstream will need to include the following:

•	the amount of the Convertible Notes due 2008 to be tendered in the Offer;

•	an election to receive the offer price in Singapore dollars or in U.S. dollars;

•	instructions to block any attempt to transfer the tendered Convertible Notes due 2008 to a third party prior to the settlement of payment of the offer price; and

•	instructions to debit the tendered Convertible Notes due 2008 from the applicable account upon receipt of an instruction to that effect from the Tender Agent, subject in each case to the automatic withdrawal of these instructions in the event the Offer is terminated.
       Book-Entry Transfer for Convertible Subordinated Notes Due 2008 Held Through DTC. The Tender Agent will establish accounts with respect to the Convertible Notes at DTC for purposes of the Offer within two U.S. business days after the date of this Offer to Purchase. One such account will be established by the Tender Agent to receive tenders of Convertible Subordinated Notes due 2008 for which the offer price is to be paid in U.S. dollars and another such account designated to receive Convertible Subordinated Notes due 2008 for which the offer price is to be paid in Singapore dollars.
       Any financial institution that is a participant in DTC’s systems, including Euroclear and Clearstream, may make a book-entry transfer of Convertible Subordinated Notes by causing DTC to transfer such Convertible Notes into the Tender Agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Convertible Notes may be effected through book-entry transfer, either the Convertible Notes Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Convertible Notes Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Tender Agent at the applicable address set forth on the back cover of this Offer to Purchase by the Closing Date. The confirmation of a book-entry transfer of Convertible Notes into the Tender Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation”. The Convertible Notes Letter of Transmittal, and any other documents required therein, must be transmitted to and received by the Tender Agent at the applicable address set forth on the back cover of this Offer to Purchase.
       The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Tender Agent and forming a part of a Book-Entry Confirmation, which states that DTC, or, in the case of a tender of Convertible Notes, Euroclear or Clearstream has received an express acknowledgment from the participant in DTC tendering the Convertible Notes that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Convertible Notes Letter of Transmittal and that STSPL may enforce such agreement against the participant.

       Notwithstanding anything contained in the Offer to Purchase or in any Acceptance Form, a holder who tenders Convertible Notes in the Offer (including book-entry tenders via DTC, Euroclear or Clearstream) will be required to physically deliver a duly completed and signed Convertible Notes Letter of Transmittal to the Tender Agent at the applicable address set forth on the back cover of the Offer to Purchase unless the Company and the Tender Agent waive such requirement.
       Currency of Payment of Offer Price. Holders who validly tender Convertible Notes will receive the offer price in U.S. dollars unless they validly and timely elect to receive the offer price in Singapore dollars.
       Holders who tender certificates evidencing Convertible Notes will need to make an affirmative election in the Convertible Notes Letter of Transmittal to receive the offer price in Singapore dollars by filling in the box entitled “Singapore Dollars Payment Election” (specifying the account into which the offer price is to be credited) and satisfying the applicable requirements specified in the Convertible Notes Letter of Transmittal. To validly elect payment of the offer price in Singapore dollars the signature on the Convertible Notes Letter of Transmittal will need to be guaranteed and a duly completed and signed IRS Form W-9 or IRS Form W-8 BEN will need to be included.
       For holders who tender Convertible Notes due 2008 (ISIN XS0179763973) by following the procedures for book entry transfer to Euroclear or Clearstream, their direct participants in Euroclear or Clearstream will need to indicate in the tender instructions to Euroclear or Clearstream whether the offer price is to be received in U.S. dollars or Singapore dollars. The offer price for Convertible Notes due 2008, whether paid in U.S. or Singapore dollars, will be delivered by the Tender Agent, subject to the terms of the Offer, to the Euroclear or Clearstream account in which the tendered Convertible Notes due 2008 were held.
       For holders who tender Convertible Subordinated Notes due 2008 (CUSIP 169657AD5, 169657AC7) by following the procedures for book-entry transfer in DTC, the broker, dealer, commercial bank, trust company or other nominee that effects the transaction will be required to deliver the requisite Convertible Subordinated Notes due 2008 into the applicable account set up for such purpose by the Tender Agent in DTC and, if payment of the offer price is to be received in Singapore dollars, to fax duly completed and signed Singapore Dollar Payment Delivery Instructions to the Tender Agent (specifying the account in Singapore into which the Singapore dollar payment is to be made), in each case before the Closing Date of the Offer.
       If a tendering holder of Convertible Notes does not so elect to receive the offer price in Singapore dollars before the Closing Date of the Offer, the offer price will be paid in U.S. dollars.
       Signature Guarantees. Except as otherwise provided below, all signatures on a Convertible Notes Letter of Transmittal must be guaranteed by a financial institution (including most U.S. commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the U.S. Securities Transfer Association, Inc. or by any other “eligible guarantor institution” as defined under Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”). Signatures on a Convertible Notes Letter of Transmittal need not be guaranteed (a) if the Convertible Notes Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Convertible Notes) of Convertible Notes tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions”, the box entitled “Special Delivery Instructions”or the box entitled “Singapore Dollars Payment Election” on the Convertible Notes Letter of Transmittal or (b) if such Convertible Notes are tendered for the account of an Eligible Institution. If the Convertible Notes are registered in the name of a person other than the signer of the Convertible Notes Letter of Transmittal, or if payment is to be made or Convertible Notes not tendered or not accepted for payment are to be returned to a person other than the registered owner of the Convertible Notes, then the tendered Convertible Notes must be endorsed or accompanied by appropriate bond powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the Convertible Notes, with the signatures on the Convertible Notes or bond powers guaranteed as described above.
       Other Requirements. Payment for Convertible Notes accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Tender Agent of (a) the Convertible Notes or a Book-Entry Confirmation with respect to such Convertible Notes, (b) a Convertible Notes Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Convertible Notes Letter of Transmittal) and (c) any other documents required by the Convertible Notes Letter of Transmittal.
       Risk of Delivery. The method of delivery of Convertible Notes, the Convertible Notes Letter of Transmittal and all other required documents, including delivery through DTC, Euroclear or Clearstream, is at the election and risk of the tendering holder. Delivery of all such documents will be deemed made only when actually received by the Tender Agent. If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.
       Backup Withholding. Under the “backup withholding” provisions of United States federal income tax law, the Tender Agent may be required to withhold 28% of the amount of payments pursuant to the Offer. In order to prevent backup withholding with respect to such payments, U.S. Holders (as defined in “THE OFFER — Section 8. Certain Tax Consequences of the Offer”) should provide the Tender Agent with their correct taxpayer identification number (“TIN”) and certify that they are not subject to backup withholding by completing IRS Form W-9 (a copy of which is available from the IRS at www.irs.gov) or otherwise establish an exemption. Certain holders (including, among others, corporations) are not subject to backup withholding. Non-U.S. Holders (as defined in “THE OFFER — Section 8. Certain Tax Consequences of the Offer”), similarly, should provide a certification of their status as non-U.S. persons for U.S. tax purposes on IRS Form W-8BEN (or other applicable form, all of which are available from the IRS at www.IRS.gov) in order to prevent backup withholding from applying to such payments. If a holder does not provide its correct TIN or fails to provide the certifications described above, payment of cash to the holder pursuant to the Offer may be subject to backup withholding. See Instruction 11 of the Convertible Notes Letter of Transmittal.
       Binding Agreement. The valid tender of Convertible Notes pursuant to one of the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the Offer. STSPL’s acceptance for payment of Convertible Notes, as described above, will constitute a binding agreement between the tendering holder of Convertible Notes and STSPL upon the terms and subject to the conditions of the Offer. Under no circumstances will interest be paid on the offer price of the Convertible Notes, regardless of any extension of the Offer or any delay in making such payment.
       Tendering Convertible Notes During the Subsequent Offering Period. If the Offer is declared unconditional in all respects, a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act) that will last at least ten U.S. business days will commence immediately after the initial offer period. A holder may validly tender such holder’s Convertible Notes during the subsequent offering period in the same manner and subject to the same conditions as such holder would validly tender Convertible Notes prior to the Closing Date, but withdrawals may not be made during the subsequent offering period.
       Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Convertible Notes will be determined by STSPL in its sole discretion, which determination will be final and binding. STSPL reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in STSPL’s opinion, be unlawful. STSPL also reserves the absolute right to waive any defect or irregularity in the tender of any Convertible Notes of any particular holder whether or not similar defects or irregularities are waived in the case of any other holder. No tender of Convertible Notes will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of STSPL, Temasek, the Dealer Manager, the Tender Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. STSPL’s interpretation of the terms and conditions of the Offer (including the Convertible Notes Letter of Transmittal and the Instructions thereto) will be final and binding.

6.	Announcements
       By 8:00 AM Singapore time on the Singapore business day (the “Relevant Day”) immediately after the day on which the Offer is due to expire, is declared unconditional as to acceptances or is revised or extended, STSPL will announce and simultaneously inform the SGX-ST the total number of Ordinary Shares (including Ordinary Shares represented by ADSs) (as nearly as practicable):

(1) for which acceptances of the Offer have been received;

(2) held by STSPL and its concert parties before the offer period (as defined in the Singapore Code); and

(3) acquired or agreed to be acquired by STSPL and its concert parties during the offer period (as so defined), and will specify the percentages of the issued share capital of the Company represented by such numbers. STSPL will also file such announcement with the SEC.
       If STSPL is unable, within the time limit, to comply with any of the requirements of the preceding paragraphs, the SIC may consider requesting the SGX-ST to suspend dealings in the Ordinary Shares until the relevant information is given.
       In computing the number of Ordinary Shares and ADSs represented by acceptances, STSPL will at the time of making an announcement take into account:

(1) acceptances which are valid in all respects (and which have not been withdrawn); and

(2) acceptances which are duly completed and accompanied by the relevant original contract statements, validly issued by a member company of the SGX-ST in the name of the accepting shareholder, in respect of the purchase by the accepting shareholder of Ordinary Shares which are deposited with CDP (subject to the “Free Balance” of the Securities Account of the accepting shareholder being credited with the relevant number of such Offer Shares within five business days of the date of the contract statement(s) or 3:30 PM Singapore time on the Closing Date, whichever is earlier).
       Please also refer to “RULINGS AND RELIEF GRANTED BY THE SIC AND SEC” for other announcements required to be made in connection with the Offer.

7.	Withdrawal Rights
       Except to the extent of the exemptive relief that has been granted by the SEC, the Offer is subject to the U.S. tender offer rules applicable to securities registered under the Exchange Act, as well as to the Singapore Code. This has necessitated a number of changes from the procedures which normally apply to offers for companies governed by the Singapore Code, including those applicable to the rights of holders of Ordinary Shares, ADSs and Convertible Notes to withdraw their acceptance of the Offer.
       The initial offer period for acceptances is the period from the date of this Offer to Purchase until the time and date (not being before 3:30 PM Singapore time, 3:30 AM New York City time, on Friday, April 13, 2007) on which all the Conditions are satisfied, fulfilled or, to the extent permitted, waived or, if earlier, the time and date on which the Offer lapses (the “Initial Offer Period”). Under the Offer, holders of Ordinary Shares, ADSs and Convertible Notes will be able to withdraw their acceptances at any time during the Initial Offer Period.
       If STSPL extends the Initial Offer Period, the Offer may be declared unconditional prior to the new Closing Date when there have been validly tendered and not withdrawn a number of Ordinary Shares and ADSs which, together with Ordinary Shares (including Ordinary Shares represented by ADSs) owned, controlled or agreed to be acquired before or during the Offer by STSPL or on its behalf or by parties acting or deemed to be acting in concert with STSPL, will result in STSPL (and parties acting or deemed to be acting in concert with STSPL) holding Ordinary Shares (including Ordinary Shares represented by ADSs) representing more than 50% of the maximum potential issued share capital of the Company and all other conditions to the Offer are satisfied or fulfilled. The maximum potential issued share capital of the Company means the total number of Ordinary Shares that would be in issue if all the outstanding Convertible Notes were validly converted and if all the outstanding Options were validly exercised. When the Offer is declared unconditional, the Initial Offer Period will terminate immediately and the Subsequent Offering Period will commence. STSPL will make an announcement by a press release, a posting on SGXNET and a filing with the SEC if this threshold is reached. The announcement to be posted on SGXNET will be posted on SGXNET by 8:00 AM Singapore time on the Singapore business day immediately following the date on which such threshold has been reached.
       If STSPL extends the Initial Offer Period, STSPL will disclose in any announcement of the extension the number of Ordinary Shares, ADSs and Convertible Notes tendered at that time. STSPL also will include in the extension announcement a reminder that (i) the Initial Offer Period may be terminated prior to the next scheduled closing date if all of the Offer conditions are satisfied, (ii) until any such termination, security holders will continue to be able to withdraw any securities tendered into the Offer, (iii) the right of security holders to withdraw their acceptances will expire immediately upon the occurrence of an early termination of the Initial Offer Period, and (iv) immediately following any early termination of the Initial Offer Period, a Subsequent Offering Period will commence, during which time the Offer would remain open for acceptances, but no withdrawal rights would apply. STSPL also will issue a reminder announcement (through a press release, a posting on SGXNET and a filing with the SEC) containing the same disclosures described in the preceding sentence (including disclosure of the number of Securities tendered at the time of the announcement) midway through any voluntary extension of the Initial Offer Period (unless STSPL has declared the Offer unconditional and terminated the Initial Offer Period by that time).
       Any person who has accepted the Offer may withdraw his acceptance immediately if the Offer has been declared unconditional as to acceptances but STSPL fails to comply with the requirements described under the heading “THE OFFER — Section 6. Announcements” above by 3:30 PM on the Relevant Day. STSPL may terminate this right of withdrawal not less than eight days after the Relevant Day by confirming that the Offer is still unconditional as to acceptances and complying with the requirements above. If such confirmation is given, the Offer must remain open (without withdrawal rights) for at least 14 calendar days from the date of such confirmation or the date on which the Offer would otherwise have closed, whichever is later.
       No withdrawal rights will apply to Ordinary Shares, ADSs or Convertible Notes tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Ordinary Shares, ADSs or Convertible Notes tendered in the Offer and accepted for payment. The Subsequent Offering Period must remain open for at least ten U.S. business days but may be extended beyond that time until a further specified date or until further notice.
       For a withdrawal of Ordinary Shares to be effective, a written notice of withdrawal must be timely received by STSPL c/o M&C Services Private Limited at 138 Robinson Road, #17-00, The Corporate Office, Singapore 068906, in respect of Ordinary Shares are not deposited with the CDP, and by STSPL c/o The Central Depository (Pte) Limited at 4 Shenton Way, #02-01 SGX Centre 2,

Singapore 903934, in respect of Ordinary Shares are deposited with the CDP. For a withdrawal of Ordinary Shares to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by CDP (in respect of Ordinary Shares held with a securities account at CDP) or M&C (in respect of Ordinary Shares held in scrip form) at their relevant address set forth at the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name, address and identification card or passport number of the person who tendered the Ordinary Shares to be withdrawn and the number of Ordinary Shares to be withdrawn. Any such notice of withdrawal must be signed and executed in the same manner and by the same party or parties, as the case may be, in which the relevant Acceptance Form in respect of which the Ordinary Shares are sought to be withdrawn was executed. Any submission of a notice of withdrawal as described above shall be conclusive evidence in favour of STSPL, Goldman Sachs, M&C and CDP of the right of such person(s) to withdraw the said Ordinary Shares previously tendered in acceptance and of the title of such person(s) to such Ordinary Shares.
       For a withdrawal of ADSs or Convertible Notes to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Tender Agent at the applicable address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name, address and TIN of the person who tendered the ADSs or Convertible Notes to be withdrawn, the number of ADSs or Convertible Notes to be withdrawn and the name of the registered holder of such ADSs or Convertible Notes (if different from that of the person who tendered such ADSs or Convertible Notes). If certificates evidencing ADSs or Convertible Notes to be withdrawn have been delivered or otherwise identified to the Tender Agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Tender Agent and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such ADSs or Convertible Notes have been tendered for the account of an Eligible Institution. If ADSs or Convertible Notes have been tendered pursuant to the procedure for book-entry transfer in DTC, Euroclear or Clearstream as discussed in “THE OFFER — Section 4. Procedure for Accepting the Offer and Tendering ADSs” and “THE OFFER — Section 5. Procedure for Accepting the Offer and Tendering Convertible Notes”, any withdrawal must be made in accordance with the withdrawal procedure and deadlines of the applicable book-entry transfer system.
       All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by STSPL, in its sole discretion, whose determination will be final and binding. None of STSPL, Temasek, the Dealer Manager, the Tender Agent, the Information Agent, CDP, M&C or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor incur any liability for failure to give any such notification.
       Withdrawals of Ordinary Shares, ADSs or Convertible Notes may not be rescinded. Any Ordinary Shares, ADSs or Convertible Notes properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Ordinary Shares, ADSs or Convertible Notes may be re-tendered at any time prior to the Closing Date or during the subsequent offering period by following one of the procedures described in “THE OFFER — Section 3. Procedure for Accepting the Offer and Tendering Ordinary Shares”, “THE OFFER — Section 4. Procedure for Accepting the Offer and Tendering ADSs” or “THE OFFER — Section 5. Procedure for Accepting the Offer and Tendering Convertible Notes”.
       STSPL expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Ordinary Shares, ADSs or Convertible Notes in order to comply in whole or in part with any applicable law. If STSPL is delayed in its acceptance for payment of, or payment for, Ordinary Shares or is unable to accept for payment or pay for Ordinary Shares, ADSs or Convertible Notes pursuant to the Offer for any reason, then, without prejudice to STSPL’s rights under the Offer (including such rights as are discussed in “THE OFFER — Section 1. Terms of the Offer” and “THE OFFER — Section 14. Conditions to the Offer”) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), CDP, M&C or the Tender Agent, as the case may be, may nevertheless, on behalf of STSPL, retain tendered Ordinary Shares, ADSs and Convertible Notes, and such Ordinary Shares, ADSs and Convertible Notes may not be withdrawn except to the extent tendering holders are entitled to exercise, and duly exercise, withdrawal rights as described above.

8.	Certain Tax Consequences of the Offer

(a)	Certain Singapore Income Tax Consequences
       The following is a summary of certain Singapore income tax consequences of the Offer and the Compulsory Acquisition relevant to a beneficial holder of Ordinary Shares, ADSs or Convertible Notes (the “Securities”) whose Securities are tendered and accepted for payment pursuant to the Offer or purchased pursuant to the Compulsory Acquisition. This summary is for general information only and does not purport to be a comprehensive or exhaustive description of all the tax considerations that may be relevant to a decision to dispose of the Securities and does not purport to apply to all categories of investors, some of which may be subject to special rules.
       Investors should consult their own tax advisers concerning the application of Singapore tax and other tax consequences to their particular situations as well as any consequences of the disposition of the Securities arising under the laws of any other taxing jurisdictions.
       Any profits gained from the sale of the Securities pursuant to the Offer will not be taxable in Singapore for investors who hold the Securities on capital account. Where investors hold the Securities for dealing purposes as trading assets or part of a profit-making undertaking or scheme in Singapore, any gains arising upon the disposal of the Securities may be considered revenue in nature and subject to tax in Singapore. No withholding tax is payable in Singapore on the consideration received on sales of the Securities.
       (b) Certain U.S. Federal Income Tax Consequences
       The following is a summary of certain U.S. federal income tax consequences of the Offer and the Compulsory Acquisition relevant to a beneficial owner of Ordinary Shares, ADSs or Convertible Notes (the “Securities”) whose Securities are tendered and accepted for payment pursuant to the Offer or purchased pursuant to the Compulsory Acquisition. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion is for general information only and does not address all of the tax consequences that may be relevant to specific beneficial owners of the Securities in light of their particular circumstances or to beneficial owners of Securities subject to special treatment under U.S. federal income tax laws (such as banks, financial institutions, insurance companies, tax-exempt entities, regulated investment companies, real estate investment trusts, retirement plans, dealers in securities or currencies, brokers, traders that mark-to-market their Securities, expatriates and former long-term residents of the United States, investors in partnerships or other pass-through entities that hold the Securities, persons who hold their Securities as part of a straddle, hedge, conversion transaction or other integrated investment, U.S. Holders, as defined below, whose functional currency is not the U.S. dollar or persons subject to the alternative minimum tax). This discussion also does not address any state or local or non-U.S. tax consequences or non-income tax consequences (such as estate or gift tax consequences). This discussion also assumes that the Securities are held as capital assets for tax purposes.

       As used in this discussion, the term “U.S. Holder” means a beneficial owner of Securities that is:

(i) an individual who is a citizen or resident of the United States;

(ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state or political subdivision thereof or therein, including the District of Columbia; or

(iii) otherwise subject to U.S. federal income tax on a net income basis in respect of such Securities.
       The term “Non-U.S. Holder” means a beneficial owner of Securities that is not a U.S. Holder.
       Beneficial owners of Securities are urged to consult their own tax advisers as to the particular tax consequences applicable to them of a disposition of Securities pursuant to the Offer or the Compulsory Acquisition, including the applicability of U.S. federal, state or local tax laws or non-U.S. or non-income tax laws, any changes in applicable tax laws and any pending or proposed legislation or regulations.
U.S. Holders
       Disposition of Securities Pursuant to the Offer or the Compulsory Acquisition. In general, a U.S. Holder who receives cash in exchange for Securities pursuant to the Offer or the Compulsory Acquisition will recognize gain or loss for U.S. federal income tax purposes equal to the difference between (i) the U.S. dollar amount of cash received in exchange for such Securities, excluding cash attributable to accrued interest or original issue discount in respect of the Convertible Notes, which accrued interest will be taxable as ordinary income to the extent not previously reported as income; and (ii) such U.S. Holder’s adjusted tax basis in such Securities at the time of the disposition.
       A U.S. Holder’s adjusted tax basis in an Ordinary Share or ADS will generally equal its U.S. dollar cost. A U.S. Holder’s adjusted tax basis in a Convertible Note will generally be equal to the U.S. dollar cost of the Convertible Note to such U.S. Holder increased, if applicable, by any market discount (as described below) previously included in income by such U.S. Holder and reduced by any amortizable bond premium which the U.S. Holder has previously deducted and any payments on the Convertible Notes other than qualified stated interest.
       Gain or loss recognized by a U.S. Holder (subject to the market discount rules, in the case of Convertible Notes) generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at the time of disposition. For each block of Securities separately acquired, gain or loss and holding period must be determined separately, and the resulting gain or loss may only be used to offset other gains and losses on other blocks of Securities in accordance with the general rules for determining overall gains and losses. A reduced tax rate on long-term capital gain may apply to individual and other non-corporate U.S. Holders. The deductibility of capital losses is subject to limitations.
       A U.S. Holder who has acquired a Convertible Note with market discount in excess of a statutory de minimis amount will generally be required to treat a portion of any gain realized on the disposition of such note as ordinary income (rather than capital gain) to the extent of the market discount accrued during the period such U.S. Holder held the note, less any accrued market discount previously reported as ordinary income by reason of an election by the U.S. Holder to include market discount in income on a current basis. Subject to the statutory de minimis exception, market discount, in the case of the Convertible Notes, generally is the amount by which the stated redemption price at maturity of a Convertible Note exceeds the U.S. Holder’s tax basis in such Convertible Note immediately after its acquisition.
       The U.S. dollar amount of any cash paid to a U.S. Holder pursuant to the Offer or the Compulsory Acquisition in Singapore dollars will equal the U.S. dollar value of the Singapore dollars received, calculated by reference to the exchange rate in effect on the date the cash is received by the U.S. Holder regardless of whether the Singapore dollars are converted into U.S. dollars. If the Singapore dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the Singapore dollars equal to their U.S. dollar value on the date of receipt, and any gain or loss realized on a subsequent conversion or other disposition of the Singapore dollars will generally be treated as ordinary income or loss.
       Backup Withholding and Information Reporting. In general, backup withholding and information reporting may apply to payments made pursuant to the Offer or the Compulsory Acquisition that are made through certain U.S. and U.S.-related financial intermediaries, including the Tender Agent, unless, in the case of a U.S. Holder, such U.S. Holder provides a certification on IRS Form W-9 (or other applicable form) containing such U.S. Holder’s correct taxpayer identification number (“TIN”) (which, in the case of a U.S. Holder who is an individual, is generally his or her social security number) and certain other information and certifications, or otherwise establishes a basis for exemption from backup withholding. Exempt U.S. Holders (including, among others, corporations) are not subject to these backup withholding and information reporting requirements. If the applicable withholding agent is not provided with the required certification or another adequate basis for exemption, the U.S. Holder may be subject to a backup withholding tax imposed on payments made in connection with the Offer and the Compulsory Acquisition at a current rate of 28%. If withholding results in an overpayment of taxes, the U.S. Holder generally may obtain a refund or credit if the required information is timely provided to the IRS.
Non-U.S. Holders
       In general, payments made to a Non-U.S. Holder pursuant to the Offer or the Compulsory Acquisition will not be subject to U.S. income tax if such Non-U.S. Holder provides a certification on IRS Form W-8BEN (or other applicable form) that it is not a U.S. person for U.S. tax purposes. Non-U.S. holders who do not provide such a certification, however, may be subject to U.S. backup withholding tax (described above under “— U.S. Holders — Backup Withholding and Information Reporting”) at a current rate of 28% with respect to such payments.

9.	Price Range of the Ordinary Shares and ADSs; Dividends
       The Ordinary Shares are listed on the SGX-ST under the symbol “STATSChP”, and the ADSs, each representing ten Ordinary Shares, are listed on Nasdaq under the symbol “STTS”. The following table sets forth, for each of the fiscal quarters indicated, the high and low closing prices per Ordinary Share on the SGX-ST and per ADS on Nasdaq as well as the dates on which such closing prices occurred.

	Ordinary Shares (S$)		ADSs (US$)

	High (Date)	Low (Date)	High (Date)	Low (Date)

Fiscal Year 2005
First Quarter	1.150 (Mar. 18)	0.900 (Jan. 27)	7.15 (Mar. 21)	5.50 (Jan. 28)
Second Quarter	1.250 (Jun. 10)	0.970 (Apr. 18)	7.40 (Jun. 8)	5.83 (Apr. 18)
Third Quarter	1.320 (Jul. 14)	1.020 (Aug. 15)	8.06 (Jul. 21)	6.15 (Aug. 16)
Fourth Quarter	1.190 (Dec. 5)	0.900 (Oct. 19)	7.01 (Dec. 5)	5.33 (Oct. 27)
Fiscal Year 2006
First Quarter	1.290 (Mar. 31)	1.040 (Jan. 18)	7.91 (Mar. 30)	6.24 (Jan. 18)
Second Quarter	1.400 (Apr. 27)	0.915 (Jun. 13)	8.79 (Apr. 27)	5.55 (Jun. 13)
Third Quarter	1.040 (Aug. 17)	0.865 (Jul. 28)	6.55 (Aug. 18)	5.35 (Jul. 27)
Fourth Quarter	1.300 (Nov. 30)	0.935 (Oct. 4)	8.40 (Nov. 30)	5.76 (Oct. 3)
Fiscal Year 2007
First Quarter (through March 12, 2007)	1.840 (Mar. 12)	1.150 (Jan. 19)	12.00 (Mar. 12)	7.38 (Jan. 18)

Source: Bloomberg.
       On February 28, 2007, the last full trading day prior to the public announcement of the Offer, the per share closing price of the Ordinary Shares on the SGX-ST was S$1.48. On March 12, 2007, the per share closing price of the Ordinary Shares on the SGX-ST was S$1.840. On February 28, 2007, the last full trading day prior to the public announcement of the Offer, the per ADS closing price of the ADSs on Nasdaq was US$9.67. On March 12, 2007, the per ADS closing price of the ADSs on Nasdaq was US$12.00.
       The following table sets forth the per share and per ADS closing prices of the Ordinary Shares on the SGX-ST and the ADSs on Nasdaq, at the end of each of the six calendar months preceding the date of the public announcement of the Offer.

	Ordinary Shares (S$)	ADSs (US$)

September 29, 2006	0.975	6.01
October 31, 2006	0.985	6.30
November 30, 2006	1.300	8.40
December 29, 2006	1.170	7.68
January 31, 2007	1.290	8.36
February 28, 2007	1.480	9.69

Source: Bloomberg.
       During the period commencing six months prior to March 1, 2007, the date of the public announcement of the Offer, and ending on March 12, 2007:

(a) the highest per share closing price of the Ordinary Shares on SGX-ST was S$1.840 which was transacted on March 12, 2007, and the lowest per share closing price of the Ordinary Shares on SGX-ST was S$0.935 which was transacted on October 9, 2006; and

(b) the highest per ADS closing price of the ADSs on Nasdaq Global Market was US$12.00 which was transacted on March 12, 2007, and the lowest per ADS closing price of the ADSs on Nasdaq Global Market was US$5.76 which was transacted on October 3, 2006.
       The Convertible Notes trade in the over-the-counter market. Prices and trading volumes of the Convertible Notes in the over-the-counter market are not reported and can be difficult to monitor. Quotations for securities that are not widely traded, such as the Convertible Notes, may differ from actual trading prices and should be viewed as approximations.
       Holders are urged to obtain a current market quotation for the Ordinary Shares, ADSs and Convertible Notes.
       The Company has never declared or paid any cash dividends on its Ordinary Shares, and the terms of outstanding debt of the Company include restrictions on the Company’s ability to pay dividends, repurchase stock and make other distributions.

10.	Certain Information Concerning the Company
       General. The information concerning the Company contained in this Offer to Purchase has been furnished by the Company or has been taken from, or based upon, publicly available documents and records on file with the SEC, announcements made on SGX-ST and other public sources. None of STSPL, Temasek, the Dealer Manager or the Information Agent assume any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents, records and announcements or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.
       The Company is a service provider of semiconductor packaging design, assembly, test and distribution solutions. The Company provides a comprehensive range of semiconductor packaging and test solutions to a diversified global customer base servicing the computing, communications, consumer, automotive and industrial markets. The Company’s services include:

•	Packaging services: providing leaded, power and array packages to customers with a broad range of packaging solutions and full backend turnkey services for a wide variety of electronics applications. The Company also provides redistribution, integrated passive device and wafer bumping services for flip-chip and wafer level chip-scale packages. As part of customer support on packaging services, the Company also offers package design, electrical, mechanical and thermal simulation, measurement and design of lead-frames and laminate substrates;

•	Test services: including wafer probe and final testing, on a diverse selection of test platforms, covering the major test platforms in the semiconductor industry. The Company has expertise in testing a broad variety of semiconductors, especially mixed-signal and high-performance digital devices. The Company also offer test-related services such as burn-in process support, reliability testing, thermal and electrical characterization, dry pack and tape and reel; and

•	Pre-production and post-production services: such as package development, test software and related hardware development, warehousing and drop shipment services.
       As of December 31, 2006, the Company has an issued share capital of US$1,847,002 in thousands, comprising 2,002,814,117 Ordinary Shares.
       The Company’s registered office is located at No. 5, Yishun Street 23, Singapore 768442, Republic of Singapore, and its telephone number at such address is + 65 6824-7888.
       Except as otherwise described herein, as of March 12, 2007, the latest practicable date prior to this Offer to Purchase, to the best of knowledge of STSPL and Temasek, (a) neither STSPL nor

Temasek knows whether any executive officer, director or affiliate of the Company intends to tender Ordinary Shares, ADSs or Convertible Notes in the Offer, (b) none of the Company, its executive officers, directors or affiliates has made any public recommendation with respect to the Offer, and (c) the Company has not made public any appraisal, report or opinion on the fairness of this transaction. The Company has announced that the directors of the Company who are regarded as independent for purposes of the Singapore Code will determine whether to recommend the Offer to shareholders and will retain an independent financial adviser to advise them in respect of the Offer. The Company has announced that it will deliver a circular containing the recommendation of the independent directors and the independent financial adviser to shareholders and must do so within 14 days of the date of this Offer to Purchase. The Offer and Compulsory Acquisition have not been approved by a majority of the directors of the Company who are not employees of the Company.
       Financial Information. The following tables sets forth summary financial data for the Company as of and for the financial years ended December 31, 2006, December 25, 2005 and December 31, 2004. This selected financial information set forth below is extracted from, and should be read in conjunction with the audited financial statements and other financial information contained in the Company’s Annual Report on Form 20-F filed with the SEC and announced by the Company on SGXNET on March 12, 2007, for the financial year ended December 31, 2006, including the notes thereto. More comprehensive financial information is included in the Annual Report (including management’s discussion and analysis of financial condition and results of operation of the Company), other documents filed by the Company with the SEC and announcements made by the Company on SGXNET, and the following summary is qualified in its entirety by reference to such Annual Report and other documents and all of the financial information and notes contained therein. The Company historically has not reported a ratio of earnings to fixed charges, and it is not possible for STSPL or Temasek to calculate such ratio based on publicly available information. The selected financial information set forth below is extracted from, and should be read in conjunction with, the entire information set forth in the Annual Report, other documents filed by the Company with the SEC and announcements made by the Company on SGXNET, copies of which are available from the SEC or SGXNET as set forth below. The financial statements included as Item 18 in the Company’s Annual Report on Form 20-F for the year ended December 31, 2006 are hereby incorporated by reference.

	Year Ended

	December 31,	December 25,	December 31,
	2004	2005	2006

	(in US$ thousands)
Income Statement Information
Net Revenue	US$769,121	US$1,157,253	US$1,616,933
Cost of Revenues	(643,540)	(968,023)	(1,290,773)

Gross Profit	125,581	189,230	326,160

Operating Expenses	555,138	162,652	171,850

Operating Income (loss)	(429,557)	26,578	154,310
Other income (expense), net	(26,444)	(36,760)	(41,733)
Income (loss) before income taxes	(456,001)	(10,182)	112,577
Income tax expense	(7,894)	(9,689)	(25,759)

Income (loss) before minority interest	(463,895)	(19,871)	86,818
Minority Interest	(3,828)	(6,440)	(10,010)

Net income (loss)	US$(467,723)	US$(26,311)	US$76,808

Year Ended

	December 31,	December 25,	December 31,
	2004	2005	2006

(in US$)
Share Information
Basic net income (loss) per ordinary share	US$(0.33)	US$(0.01)	US$0.04
Diluted net income (loss) per ordinary share	US$(0.33)	US$(0.01)	US$0.04
Basic net income (loss) per ADS	US$(3.27)	US$(0.13)	US$0.39
Diluted net income (loss) per ADS	US$(3.27)	US$(0.13)	US$0.37
Dividends per share	—	—	—
Book value per share	US$0.60	US$0.58	US$0.62

	Year Ended

	December 31,	December 25,	December 31,
	2004	2005	2006

	(in US$ thousands)
Balance Sheet Information
Assets
Total current assets	US$492,181	US$607,714	US$599,821
Total non-current assets	1,779,521	1,785,668	1,858,459

Total assets	US$2,271,702	US$2,393,382	US$2,458,280

Liabilities
Total current liabilities	US$368,153	US$357,345	US$371,854
Total non-current liabilities	703,308	845,716	782,330

Total liabilities	1,071,461	1,203,061	1,154,184
Total shareholders’ equity	1,159,350	1,141,652	1,246,150

Total liabilities and shareholders’ equity	US$2,271,702	US$2,393,382	US$2,458,280

       Material Changes in Financial Position. Save for information on the Company which is publicly available (including without limitation, the announcements released by the Company on SGX-ST), STSPL is not aware of any material change in the financial position or prospects of the Company since December 25, 2005, being the date of the last balance sheet laid before the Company in general meeting.
       Available Information. The Ordinary Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, DC 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company’s filings are also available to the public on the SEC’s website (http://www.sec.gov) and on SGX-ST’s website (http://www.sgx.com).

11.	Certain Information Concerning STSPL and Temasek
       STSPL. Singapore Technologies Semiconductors Pte Ltd is a private company limited by shares incorporated in Singapore on April 29, 1995. Its principal activity is that of an investment holding company. As of March 9, 2007, STSPL had an issued and paid-up share capital of S$2,880,738,274, comprising 110,448,274 ordinary shares and 277,029 redeemable preferable shares, all of which are held by Temasek. STSPL currently owns 712,228,050 Ordinary Shares, including Ordinary Shares represented by ADSs, representing approximately 35.3% of the Ordinary Shares of the Company. The registered office of STSPL is at 60B Orchard Road #06-18 Tower 2, The Atrium@Orchard Singapore 238891, telephone + 65 6828-6828.
       Financial Information. Set out below are the net earnings per share and net dividends per share of STSPL for financial years 2003 and 2004. The net earnings per share and net dividends per share of STSPL are based on the audited financial statements of STSPL for financial years 2003 and 2004, respectively. The audited financial statements of STSPL prepared under Singapore Financial Reporting Standards for financial years 2003 and 2004 are set out in Appendix I of this Offer to Purchase.

	Financial Year 2003		Financial Year 2004

Net earnings/(losses) per share	S$	0.00	S$(10.32)
Net dividends per share	S$	0.00	S$0.00
       STSPL Group. Set out below are the net earnings per share and net dividends per share of the STSPL Group (which includes STSPL and its majority-owned subsidiary) for financial years 2004 and 2005. The net earnings per share and net dividends per share of the STSPL Group are based on the unaudited consolidated financial statements of the STSPL Group for financial year 2004 and the audited consolidated financial statements of the STSPL Group for financial year 2005. The unaudited consolidated financial statements of the STSPL Group for financial year 2004 and the audited consolidated financial statements of the STSPL Group for financial year 2005 prepared under Singapore Financial Reporting Standards are set out in Appendix II of this Offer to Purchase.

	Financial Year 2004	Financial Year 2005

Net earnings/(losses) per share	S$(3.67)	S$(0.08)
Net dividends per share	S$0.00	S$0.00
       Material Changes in Financial Position. Save as a result of the making and financing the Offer and the Options Proposal, the carrying out and financing of the Compulsory Acquisition, any change in the financial position of Chartered Semiconductor Manufacturing Limited and the Company up to March 9, 2007, and any public announcement made by Chartered Semiconductor Manufacturing Limited and the Company up March 9, 2007, there has been no publicly known material changes to the financial position of STSPL since December 31, 2005, being the date of the last audited accounts of STSPL for the financial year 2005.
       Temasek. Temasek Holdings (Private) Limited is an Asia investment firm headquartered in Singapore. As an active shareholder and investor, it aims to maximize long-term shareholder value. Incorporated in 1974, Temasek manages a diversified global portfolio, concentrated principally in Singapore, Asia and the OECD economies. Its portfolio spans various industries including telecommunications and media, financial services, real estate, transportation and logistics, energy, resources, infrastructure and engineering, consumer and lifestyle, as well as life sciences. Some of the companies in Temasek’s portfolio include Singapore Airlines, DBS, Bank Danamon, Singapore Telecommunications, Keppel Corporation and Singapore Technologies Engineering. Unlisted companies include Singapore Technologies Telemedia, PSA Corporation and Singapore Power. The registered office of Temasek is at 60B Orchard Road #06-18 Tower 2, The Atrium@Orchard Singapore 238891, telephone + 65 6828-6828.
       Additional Information. The name, citizenship, business and residential address, current principal occupation (including the name and business and address of the organization in which such occupation is conducted) and material positions held during the past five years of each of the directors and executive officers of STSPL and Temasek are set forth in Schedule A to this Offer to Purchase.
       Except as set forth elsewhere in this Offer to Purchase or Schedule B to this Offer to Purchase or as previously disclosed in filings with the SEC: (a) none of (i) STSPL, (ii) Temasek or (iii) to STSPL’s or Temasek’s knowledge, (x) any of the persons listed in Schedule A, (y) any associate or majority-owned subsidiary of STSPL or Temasek or of any of the persons so listed, or (z) any party acting or deemed to be acting in concert with STSPL or the persons so listed, beneficially owns, controls or has a right to acquire any Ordinary Shares, ADSs, Convertible Notes, Options or any other equity securities of the Company, (b) none of (i) STSPL, (ii) Temasek or (iii) to STSPL’s or Temasek’s knowledge, (x) any of the individuals or entities referred to in clause (a) above or (y) any of STSPL’s or Temasek’s executive officers, directors, affiliates or subsidiaries has effected any transaction in or dealt for value in the Ordinary Shares, ADSs, Convertible Notes, Options or any other equity securities of the Company during the period commencing three months prior to March 1, 2007, the date of the announcement of the Offer, (c) none of (i) STSPL, (ii) Temasek or (iii) to STSPL’s or Temasek’s knowledge, (x) any of the persons listed in Schedule A or (y) any party acting or deemed to be acting in concert with STSPL or the persons so listed, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations), (d) in the past two years, there have been no transactions that would require reporting under the rules and regulations of the SEC between STSPL or Temasek or any of their subsidiaries or, to STSPL’s or Temasek’s knowledge, any of the persons listed in Schedule A, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; (e) in the past two years, there have been no negotiations, transactions or material contacts between STSPL or Temasek or any of their subsidiaries or, to STSPL’s or Temasek’s knowledge, any of the persons listed in Schedule A, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of the Company’s securities, an election of the Company’s directors or a sale or other transfer of a material amount of assets of the Company; and (f) neither STSPL nor, to STSPL’s knowledge, any of the persons listed in Schedule A or any party acting or deemed to be acting in concert with STSPL or the persons so listed, has received any irrevocable undertaking from any party to accept or reject the Offer.
       Except as set forth elsewhere in this Offer to Purchase or Schedule B to this Offer to Purchase, none of Goldman Sachs (Singapore) Pte. or its affiliates in Singapore (a) beneficially owns, controls or has a right to acquire any Ordinary Shares, ADSs, Convertible Notes, Options or any other equity securities of the Company, and (b) has effected any transaction in or dealt for value in the Ordinary Shares, ADSs, Convertible Notes, Options or any other equity securities of the Company during the period commencing three months prior to March 1, 2007, the date of the announcement of the Offer.
       STSPL and Temasek have made no arrangements in connection with the Offer to provide holders of Ordinary Shares, ADSs and Convertible Notes access to their corporate files or to obtain counsel or appraisal services at their expense. For a discussion of appraisal rights, see “SPECIAL FACTORS — Section 7. Dissenters’ Appraisal Rights; Rule 13e-3”.

12.	Source and Amount of Funds
       In the event the Higher Offer Price Threshold is reached, the Higher Offer Prices for the Ordinary Shares, ADSs and the Convertible Notes, and the higher “see-through” price for the Options under the Options Proposal, imply a total value of approximately S$3.1 billion for all of the Ordinary Shares and ADSs not owned by STSPL, the Convertible Notes and the Options, including

Ordinary Shares that may be issued pursuant to the conversion of Convertible Notes or the exercise of Options. STSPL expects to have sufficient funds to purchase the Ordinary Shares, ADSs and Convertible Notes in the Offer, the Options in the Options Proposal and the Ordinary Shares and ADSs in the Compulsory Acquisition (if applicable), through working capital and borrowings from Temasek and/or an affiliate that is wholly-owned by Temasek. STSPL currently has no alternative financing plans in place. The Offer is not subject to any financing condition.
       Goldman Sachs, as financial adviser to STSPL, has confirmed that sufficient financial resources are available to STSPL to satisfy full acceptance of the Offer and the Options Proposal. This confirmation has been provided by Goldman Sachs to meet the requirements of the Singapore Code.

13.	Dividends, Distributions and Interest Payments
       If, at any time on or after March 1, 2007, the date of the announcement of the Offer, the Company declares or pays any dividend or other distribution (including, without limitation, the issuance of additional Ordinary Shares pursuant to a stock dividend or stock split) with respect to the Ordinary Shares that is payable or distributable to shareholders of record on a date occurring prior to the transfer to the name of STSPL or its nominees or transferees on the Company’s stock transfer records or CDP’s register of the Ordinary Shares and ADSs purchased pursuant to the Offer, then, without prejudice to STSPL’s rights described in “THE OFFER — Section 14. Conditions to the Offer”, (i) the amount payable by STSPL pursuant to the Offer per Ordinary Share or ADS will be reduced in the amount of any such cash dividend or distribution and (ii) the whole of any non-cash dividend or distribution (including, without limitation, additional Ordinary Shares or ADSs) will be required to be remitted promptly and transferred by each tendering shareholder to the Tender Agent for the account of STSPL accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, STSPL will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution, as determined by STSPL in its sole discretion.
       If, at any time on or after March 1, 2007, the Company pays any interest or distributes any rights to holders of the Convertible Notes or any interest or other right accrues to the benefit of a holder of Convertible Notes that is payable or distributable to holders of record on a date occurring prior to the transfer to the name of STSPL or its nominees or transferees on the Company’s bond register for the Convertible Bonds purchased pursuant to the Offer, then, without prejudice to STSPL’s rights described in “THE OFFER — Section 14. Conditions to the Offer”, (i) the amount payable by STSPL pursuant to the Offer per Convertible Bond will be reduced by an amount of any such cash dividend or distribution and (ii) the whole of any non-cash distribution will be required to be remitted promptly and transferred by each tendering holder to the Tender Agent for the account of STSPL accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, STSPL will be entitled to all rights and privileges as owner of any such non-cash distribution, as determined by STSPL in its sole discretion.
       If, at any time on or after March 1, 2007, the Company should split the Ordinary Shares or combine or otherwise change the Ordinary Shares or its capitalization, then, without prejudice to STSPL’s rights described under the heading “THE OFFER — Section 14. Conditions to the Offer”, appropriate adjustments to reflect such split, combination or change may be made by STSPL in the offer price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

14.	Conditions to the Offer
       Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) STSPL’s rights to extend and amend the Offer at any time in its sole discretion, the Offer for the Ordinary Shares and the ADSs (the “Shares Offer”) and STSPL’s obligation to accept for payment any tendered Ordinary Shares or ADSs are subject to the following conditions (i) the Minimum Tender Condition and (ii) all of the following are satisfied:
       Regulatory/ Third party approvals. During the Conditional Offer Period (as defined below), STSPL is not made aware of any Authorisation (as defined below) necessary for the making or implementation of the Shares Offer which is required to be obtained from any Relevant Authority (as defined below) in Singapore, the United States or any other jurisdiction in which the Company or any of its subsidiaries or associated companies carries on business and:

(i) any such Authorisation has not been obtained during the Conditional Offer Period; or

(ii) if any such Authorisation is subject to conditions which are required to be fulfilled prior to the final closing date of the Shares Offer, any of such conditions has not been fulfilled during the Conditional Offer Period; or

(iii) any such Authorisation ceases to remain in full force and effect during the Conditional Offer Period or any notice or intimation of any intention to revoke, modify or not to renew any such Authorisation has been received during the Conditional Offer Period;
       Material adverse change on the business of the Company. During the Conditional Offer Period, there is no change (or any condition, event or development involving a prospective change) which has occurred or is threatened (the “MAC Event”) in the business, properties, assets, liabilities, operations, results of operations or prospects of the Company that has or may reasonably be expected to have a material adverse effect (a “Material Adverse Effect”) on the Company, its subsidiaries and associated companies (the “Group”), taken as a whole. For the purpose of this paragraph (b), a Material Adverse Effect on the Group will occur where the earnings before interest, tax, depreciation and amortization (“EBITDA”) of the Group, taken as a whole, will decrease by more than US$85,000,000 (which sum is approximately 20% of the EBITDA of the Group as derived from the unaudited financial statements of the Company for its financial year ended December 31, 2006) for the Relevant Period. For the purpose of this paragraph (b), the “Relevant Period” means a period of 12 months commencing on the first calendar day of the quarter following the occurrence or threatened occurrence of a MAC Event; and
       Market out. During the Conditional Offer Period, there is no occurrence of:

(i) any general suspension of trading in, or limitation on times or prices for, securities on any national securities exchange or in the over-the-counter market in Singapore or the United States;

(ii) any declaration of a banking moratorium or any suspension of payments in respect of banks in Singapore or the United States;

(iii) any material limitation by any Relevant Authority or any court that materially affects the extension of credit generally by lenders that regularly participate in the Singapore or the United States market in loans;

(iv) any commencement or escalation of war, terrorist acts, armed hostilities or other national or international calamity directly or indirectly involving the Singapore or the United States;

(v) any suspension of, or limitation (whether or not mandatory) on, the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in Singapore or the United States;

(vi) any change in the general political, market or financial conditions in any country in which the Company or any of its subsidiaries or associated companies carries on business; or

(vii) in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Shares Offer, a material acceleration or worsening thereof,

and that:

(A) has or may reasonably be expected to have a material adverse effect on the Company, its subsidiaries and associated companies, taken as a whole; or

(B) results or may reasonably be expected to result in a material diminution in the value of the Shares or the benefits expected to be derived by STSPL as a result of the transactions contemplated by the Shares Offer.
       Each of the Other Conditions as set out in paragraphs (a) to (c) above may only be invoked by STSPL when the circumstances which give rise to the right to invoke such Other Condition are of material significance to STSPL in the context of the Shares Offer. In any event, each of the Other Conditions may only be invoked by STSPL after prior consultation with and consent having been obtained from SIC.
       For purposes of the conditions:

“Authorisation” means an approval, authorisation, clearance, licence, order, confirmation, consent, exemption, grant, permission, recognition and/or waiver;

“Conditional Offer Period” means the period commencing on March 1, 2007, the date of the announcement of the Offer, up to (and including) the date on which the Offer is declared unconditional as to acceptances; and

“Relevant Authority” means a governmental, quasi-governmental, supranational, statutory, regulatory, administrative, investigative, fiscal or judicial agency, authority, body, court, association, institution, commission, department, exchange, tribunal or any other body or person whatsoever.
       The foregoing conditions are for the sole benefit of STSPL, Temasek and their respective affiliates (other than the Company) and may be invoked by STSPL regardless of the circumstances (including any action or inaction by STSPL or Temasek) giving rise to any such conditions or may be waived by STSPL, in whole or in part, at any time and from time to time in the sole discretion of STSPL after prior consultation with and consent having been obtained from the SIC. The Minimum Tender Condition may not be waived by STSPL. Without prejudice to the generality of the foregoing, STSPL may invoke the foregoing Conditions when the circumstances which give rise to the right to invoke such Conditions are of material significance to STSPL in the context of the Shares Offer and after prior consultation with and consent having been obtained from the SIC. STSPL will not consummate the acquisition of the Convertible Notes unless STSPL also consummates the acquisition of the Ordinary Shares and ADSs pursuant to the Shares Offer. The failure by STSPL at any time to exercise its rights under any of the foregoing conditions will not be deemed a waiver of any such rights and each such right will be deemed an ongoing right which may be asserted at any time or from time to time prior to the Closing Date.
       The Offer for the Convertible Notes is subject to the Shares Offer being declared unconditional in all respects.

15.	Effect of the Offer on the Market for the Ordinary Shares and ADSs; the SGX-ST and Nasdaq Listings; Exchange Act Registration and Margin Regulations
       Market for the Shares. The purchase of Ordinary Shares and ADSs by STSPL pursuant to the Offer will reduce the number of holders of Ordinary Shares and ADSs and the number of Ordinary Shares and ADSs that might otherwise trade publicly and, depending upon the number of Ordinary Shares and ADSs so purchased, could adversely affect the liquidity of the remaining Ordinary Shares and ADSs held by the public. STSPL cannot predict whether the reduction in the number of Ordinary Shares or ADSs that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of, the Ordinary Shares or ADSs or whether it would cause future market prices to be greater or less than or the same as the Offer Price or the Higher Offer Price.
       SGX-ST and Nasdaq Listings. The Ordinary Shares are listed on the SGX-ST, and the ADSs are listed on Nasdaq. After completion of the Offer, the Ordinary Shares may no longer meet the requirements for continued listing on the SGX-ST and the ADSs may no longer meet the requirements for continued listing on Nasdaq.
       Pursuant to Rule 1105 of the Listing Manual of the SGX-ST (the “Listing Manual”), in the event that STSPL (and parties acting in concert with it) owns more than 90% of the issued Ordinary Shares, the SGX-ST may suspend the listing of the Ordinary Shares on the SGX-ST until such time when the SGX-ST is satisfied that at least 10% of the issued Ordinary Shares are held by at least 500 shareholders who are members of the public. In addition, this would result in the Company not being in compliance with Rule 723 of the Listing Manual as less than 10% of the issued Ordinary Shares would be held by members of the public. Under Rule 724 of the Listing Manual, if the percentage of the issued Ordinary Shares held in public hands falls below 10%, the Company must, as soon as possible, announce that fact and the SGX-ST may suspend trading of all the Ordinary Shares on the SGX-ST. Rule 725 of the Listing Manual states that the SGX-ST may allow the Company a period of three months, or such longer period as the SGX-ST may agree, for the proportion of issued Shares held by members of the public to be raised to at least 10% (the “SGX-ST Shareholding Requirement”), failing which the Company may be de-listed from the SGX-ST. In the event the Company does not meet the requirement of Rule 723 of the Listing Manual, STSPL currently does not intend to maintain the present listing status of the Company and accordingly, currently does not intend to place out any Ordinary Shares held by STSPL to members of the public to meet the SGX-ST Shareholding Requirement.
       Under Nasdaq Marketplace Rules, the ADSs may be delisted if the number of publicly held ADSs (which excludes any ADSs held by officers, directors or beneficial owners of 10% or more of the outstanding Ordinary Shares) falls under 750,000 or if there are fewer than 400 round lot holders of ADSs. In the event that the Company does not meet these requirements, STSPL currently does not intend to maintain the present listing status of the Company and accordingly currently does not intend to place out any ADSs held by STSPL to members of the public to meet these requirements.
       If as a result of the purchase of Ordinary Shares or ADSs pursuant to the Offer, the Ordinary Shares no longer meet the requirements of the SGX-ST for continued listing or the ADSs no longer meet the requirements of Nasdaq for continued listing, and the Ordinary Shares are delisted from the SGX-ST or the ADSs are delisted from the Nasdaq, the market for the Ordinary Shares and ADSs could be adversely affected. According to the Company’s shareholder list as of March 9, 2007, the Ordinary Shares outstanding were held by 24,229 holders of record.
       If the SGX-ST or Nasdaq were to delist the Ordinary Shares or ADSs, it is possible that the Ordinary Shares or ADSs would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through other sources. The extent of the public market for the Ordinary Shares and ADSs and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of the publicly traded Ordinary Shares and ADSs remaining at such time, the interest in maintaining a market in the Ordinary Shares and ADSs on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Neither STSPL nor Temasek can predict whether the reduction in the number of Ordinary Shares or ADSs that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of, the Ordinary Shares or ADSs or whether it would cause future market prices to be greater or lesser than the Offer Price or the Higher Offer Price.
       Exchange Act Registration and Reporting Issuer Status. The Ordinary Shares, including Ordinary Shares represented by the ADSs, are currently registered under the Exchange Act.

Registration of the Ordinary Shares under the Exchange Act may be terminated upon application of the Company to the SEC, if the ADSs are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Ordinary Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may be impaired or eliminated.
       STSPL currently intends to seek the delisting of the Ordinary Shares from the SGX-ST and the ADSs from the Nasdaq and to cause the Company to terminate the registration of the Ordinary Shares under the Exchange Act and to terminate its reporting issuer status in the United States as soon as practicable after consummation of the Compulsory Acquisition if the requirements for such delisting and termination of registration and status are met.
       Margin Regulations. Regulation T of the Board of Governors of the U.S. Federal Reserve System (the “Federal Reserve Board”) generally restricts the ability of U.S. broker-dealers to extend credit on securities that are not “margin securities”. “Margin securities” include, among others, securities listed on Nasdaq (such as the ADSs), foreign securities deemed to have a “ready market” under certain SEC regulations, and notes convertible into “margin securities”. Depending upon factors similar to those described above, it is possible that following the Offer the listing or trading status of the ADSs or (to the extent they are “margin securities” today) the Ordinary Shares could change in a way that would adversely affect their eligibility (and, to the extent they are “margin securities” today, the eligibility of the Convertible Notes) to qualify as “margin securities” and thus restrict the ability of U.S. broker-dealers to extend credit on such securities. For example, if the listing of the ADSs on Nasdaq is discontinued, the ADSs and Convertible Notes convertible into them would no longer constitute “margin securities” for purposes of Regulation T and, therefore, could no longer be accepted as collateral by U.S. broker-dealers for credit to purchase or trade in securities.
       Regulation U of the Federal Reserve Board generally restricts the ability of U.S. banks and certain other non-broker-dealer lenders in the United States to extend credit to purchase “margin stock” that is secured, directly or indirectly, by “margin stock”. Under the Federal Reserve Board’s Regulation X, these restrictions on “margin stock” financing may also be applicable to U.S. persons and certain non-U.S. persons who obtain credit from non-U.S. lenders. “Margin stock” includes equities listed on Nasdaq (such as the ADSs) and notes convertible into “margin stock”. “Margin stock” also includes any ordinary shares that are listed (but not traded) on Nasdaq in connection with the listing of depositary receipts or depositary shares with respect to such ordinary shares. Depending upon factors similar to those described above, it is possible that following the Offer the ADSs may no longer be listed on Nasdaq, in which case they (and, to the extent they are “margin stock” today, the Ordinary Shares and the Convertible Notes) would no longer be “margin stock”, which would result in fewer restrictions under Regulations U and X on financings involving such securities.

16.	Certain Legal Matters; Regulatory Approvals
       General. Except as otherwise set forth in this Offer to Purchase, based on STSPL’s review of publicly available filings by the Company with the SEC and other information regarding the Company, STSPL is not aware of any licenses or other regulatory permits which appear to be material to the business of the Company that might be adversely affected by the acquisition of Ordinary Shares, ADSs or Convertible Notes by STSPL pursuant to the Offer or Compulsory Acquisition. In addition, except as set out in this Offer to Purchase, STSPL is not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for STSPL’s acquisition or ownership of the Ordinary Shares, ADSs or Convertible Notes pursuant to the Offer or Compulsory Acquisition. Should any such approval or other action be required, STSPL currently expects that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained. STSPL’s obligation under the Offer to accept for payment and pay for Ordinary Shares is subject to certain conditions, as set out under the heading “THE OFFER — Section 14. Conditions to the Offer”. If certain types of adverse action are taken with respect to the matters discussed below, STSPL could decline to accept for payment, or pay for, any Ordinary Shares, ADSs and Convertible Notes tendered.
       Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. STSPL has been advised that the transactions contemplated herein are not subject to these requirements.
       Temasek and the Company conduct operations in a large number of jurisdictions throughout the world, where antitrust filings or approvals may be required or advisable in connection with the completion of the Offer and the Compulsory Acquisition, and it cannot be ruled out that any foreign antitrust authority might seek to require remedial undertakings.
       Federal Reserve Board Regulations. Regulations T, U and X (the “Margin Regulations”) of the Federal Reserve Board restrict financings or other extensions of credit for the purpose of buying or carrying securities in certain circumstances. STSPL and Temasek will ensure that any financing of the acquisition of the Ordinary Shares, the ADSs and the Convertible Notes pursuant to this Offer and the Compulsory Acquisition will be in compliance with the Margin Regulations.
       Additional General Information. Your attention is also drawn to Schedule D hereto for additional general and statutory information relating to the Offer.

17.	Fees and Expenses
       All costs and expenses of or incidental to the preparation and circulation of this Offer to Purchase (other than professional fees and other costs incurred or to be incurred by the Company relating to the Offer) and stamp duty and transfer fees resulting from acceptances of the Offer will be paid by STSPL. STSPL will not bear any bank charges that may be incurred by holders of Ordinary Shares, ADSs and Convertible Notes when they encash the checks or bank drafts sent to them as payment for their valid acceptances of the Offer.
       STSPL has engaged Goldman Sachs (Singapore) Pte. (“Goldman Sachs”) to act as Financial Adviser and Dealer Manager in connection with the Offer. Goldman Sachs provided certain financial advisory services to STSPL in connection with the Offer. STSPL will pay Goldman Sachs customary compensation for such services in connection with the Offer and any Compulsory Acquisition. STSPL has agreed to reimburse Goldman Sachs for reasonable travel and other expenses incurred in connection with their engagement, including reasonable fees and expenses of legal counsel, and to indemnify Goldman Sachs and related persons against certain liabilities arising out of or in connection with Goldman Sachs’ engagement.
       STSPL has retained MacKenzie Partners, Inc. to serve as the Information Agent and Citibank, N.A. to serve as the Tender Agent in connection with the Offer. The Information Agent may contact holders of Ordinary Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. Each of the Information Agent and the Tender Agent will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under U.S. federal securities laws.
       STSPL has retained CDP as the receiving agent with respect to the Ordinary Shares held through CDP and M&C as the receiving agent with respect to the Ordinary Shares held in scrip form. Each of CDP and M&C will receive reasonable and customary compensation for their services and be reimbursed for certain reasonable out-of-pocket expenses.
       Except as discussed above, neither STSPL nor Temasek will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Ordinary Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by STSPL for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.
       The following is an estimate of fees and expenses to be incurred by STSPL and Temasek in connection with the Offer:

Financial Adviser/Dealer Manager and Other Agents	S$17.9 million
Legal and Filing Fees	4.3 million
PR/Advertising, Printing and Others	1.3 million

Total	S$23.5 million

       In addition, the Company will incur its own fees and expenses in connection with the Offer. The Company will not pay any of the fees and expenses to be incurred by STSPL.
18. Miscellaneous
       The Offer is being made solely by this Offer to Purchase and the related Acceptance Forms and is being made to the holders of Ordinary Shares, ADSs and Convertible Notes. STSPL is making this Offer to all holders of Ordinary Shares, ADSs and Convertible Notes, subject to compliance with all applicable laws. However, the validity of the Offer to holders resident outside Singapore and the United States (the “Foreign Holders”) may be affected by the laws of the relevant foreign jurisdictions.
       No person has been authorized to give any information or to make any representation on behalf of STSPL or Temasek not contained herein or in the relevant Acceptance Forms and, if given or made, such information or representation must not be relied upon as having been authorized.
       STSPL and Temasek have filed with the SEC a combined Schedule 13E-3 and Tender Offer Statement on Schedule TO pursuant to Rules 13e-3 and 14d-3 under the Exchange Act, together with all exhibits thereto, furnishing certain additional information with respect to the Offer. Such Schedule TO and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner described in “THE OFFER — Section 10. Certain Information Concerning the Company — Available Information”.

19. Directors’ Responsibility Statement
       The directors of STSPL (including any who may have delegated detailed supervision of this Offer to Purchase) have taken all reasonable care to ensure that the facts stated and all opinions expressed in this Offer to Purchase are fair and accurate and that no material facts have been omitted from this Offer to Purchase, and they jointly and severally accept responsibility accordingly.
       Where any information has been extracted from published or publicly available sources or obtained from the Company (including, without limitation, in relation to the Company, its subsidiaries and its associated companies), the sole responsibility of the directors of STSPL has been to ensure through reasonable enquiries that such information is accurately extracted from such sources or, as the case may be, reflected or reproduced in this Offer to Purchase.

SCHEDULE A
INFORMATION CONCERNING DIRECTORS AND
EXECUTIVE OFFICERS OF STSPL AND TEMASEK
       1. Directors of STSPL. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each present director of STSPL. STSPL has no executive officers. Unless otherwise indicated, each such person is a citizen of Singapore, and the business address of each such person is at 60B Orchard Road #06-18 Tower 2, The Atrium@Orchard Singapore 238891, telephone + 65 6828-6828. Neither STSPL nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Unless otherwise indicated, each such person has held his or her present occupation as set forth below for the past five years.

Present Principal Occupation or Employment
and Material Positions Held During the
Name and Residential Address	Office	Past Five Years

Lena Chia Yue Joo 22 Jalan Remaja Bamboo Grove Park Singapore 668682	Director	Ms. Chia joined Temasek in January 2005 and is currently the Managing Director of Legal & Regulations. Prior to joining Temasek, she was a lawyer in private law practice until 1994, when she joined the Singapore Technologies group as an in-house counsel. She held various positions in the Singapore Technologies group, the last being, Director, Legal, of Singapore Technologies Pte Ltd.

Ms. Chia holds a Bachelor of Law (Honors) degree from the National University of Singapore and has been admitted as an advocate & solicitor of the Supreme Court of Singapore.

Leong Wai Leng 612 Telok Blangah Road #07-10 Fairways Singapore 109026	Director	Ms. Leong joined Temasek in March 2006 and is currently a Senior Managing Director and the Chief Financial Officer. Prior to joining Temasek, she was the Deputy Chief Executive Officer of Raffles Holdings Ltd and concurrently, the Chief Executive Officer of Raffles International Ltd, its hotel operating and management subsidiary. Prior to joining Raffles, Ms. Leong had 23 years of working experience holding senior management positions in two publicly listed companies and the public sector.

Ms. Leong has a Bachelor of Arts (Honors) in Engineering Tripos and a Master of Arts from Cambridge University, United Kingdom. She also holds a Master of Applied Finance from Macquarie University, Australia.

       2. Directors and Executive Officers of Temasek. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each present director and executive officer of Temasek. Unless otherwise indicated, each such person is a citizen of Singapore, and the business address of each such person is at 60B Orchard Road #06-18 Tower 2, The Atrium@Orchard Singapore 238891, telephone + 65 6828-6828. Neither Temasek nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Unless otherwise indicated, each such person has held his or her present occupation as set forth below for the past five years.

Present Principal Occupation or Employment
and Material Positions Held During the
Name and Residential Address	Office(s)	Past Five Years

Suppiah Dhanabalan 1E Chatsworth Avenue Singapore 249842	Chairman	Mr. Dhanabalan has been the Chairman of Temasek since July 1996, and was Chairman of DBS Group Holdings Ltd from 1999 to 2005.

Mr. Dhanabalan began his career in the Singapore Civil Service in 1960. He was at the Economic Development Board from 1961 to 1968, during which he helped establish the Development Bank of Singapore, where he served from 1968 to 1978. He entered politics in 1976 and, while a Member of Parliament, held a number of cabinet positions: Minister for Foreign Affairs, Minister for Culture, Minister for Community Development, Minister for National Development and Minister for Trade and Industry. From 1996 to 1998, Mr. Dhanabalan was the Chairman of Singapore Airlines Ltd.

He holds a B.A. (Honors) in Economics from the University of Malaya, Singapore.

Kwa Chong Seng 19 Victoria Park Road Singapore 266498	Deputy Chairman	Mr. Kwa has been the Chairman and Managing Director of ExxonMobil Asia Pacific Pte Ltd since December 1999. He is concurrently a Board Member of DBS Group Holdings Ltd and serves on the Public Service Commission and the Legal Service Commission.

Mr. Kwa joined Esso Singapore in 1969 and worked abroad for about nine years in various assignments, most of which were with Exxon Company, International (New Jersey), in marketing and investment planning positions. He also worked with Exxon in Houston, New York and Hong Kong. He was conferred Honorary Ningbo Citizenship in 1999 and received the National University of Singapore’s Distinguished Engineering Alumni Award in 1994 and the Public Service Star in 2005.

He graduated as a Mechanical Engineer from the University of Singapore.

Present Principal Occupation or Employment
and Material Positions Held During the
Name and Residential Address	Office(s)	Past Five Years

Lim Siong Guan 69 Coronation Road Singapore 269466	Director	Mr. Lim has been the Chairman of the Economic Development Board since October 2006. Prior to this, he had been the Permanent Secretary of the Ministry of Finance from 1998 to October 2006. He was also the Head of Civil Service, Prime Minister’s Office (Singapore) from 1999 to 2005.

Mr. Lim is also the Chairman of EDB Investments Pte Ltd and TIF Ventures Pte Ltd, the Vice Chairman of Bio*One Capital Pte Ltd and a Board Member of National Research Foundation.

Mr. Lim has been awarded the Public Administration Medal (Gold) and the Meritorious Service Medal.

He holds a First Class Honors degree in Mechanical Engineering from the University of Adelaide.

Goh Yew Lin 15 Leedon Park Singapore 267891	Director	Mr. Goh is the Executive Director of GK Goh Holdings Ltd, an investment holding company listed on the Singapore Exchange. He was actively involved in the securities industry in Southeast Asia for 25 years until the sale of G.K.Goh’s stockbroking business in 2005. He has previously served on various economic sector committees and as an independent Director on the Board of Singapore Exchange Ltd.

Mr. Goh is an independent Director of CIMB-GK Pte Ltd, Boyer Allan Management Ltd and various funds managed by Boyer Allan. Among his public sector appointments, he is Chairman of the Yong Siew Toh Conservatory of Music and Deputy Chairman of the Singapore Symphonia Company Limited.

He holds a B.S. (Economics) degree from the University of Pennsylvania.

Koh Boon Hwee 27 Queen Astrid Park Singapore 266832	Director	Mr. Koh has been the Executive Chairman & CEO of Sunningdale Tech Ltd since July 2005 and before that was Executive Director of Tech Group Asia (the predecessor of Sunningdale Tech) from 2003 to June 2005. He is also an Executive Director of Mediaring Limited since 2002.

Mr. Koh is also the Chairman of DBS Group Holdings Ltd since 2006. He was previously the Chairman of Singapore Airlines Ltd, SIA Engineering Co. Ltd and Singapore Telecommunications Ltd, Executive Chairman of

Present Principal Occupation or Employment
and Material Positions Held During the
Name and Residential Address	Office(s)	Past Five Years

the Wuthelam Group and Managing Director of Hewlett Packard Singapore.

Mr. Koh was conferred the Meritorious Service Medal in 1995 and the Public Service Star in 1991. He holds a B.Eng. (First Class Honors) in Mechanical Engineering from the Imperial College of Science and Technology, University of London, and an MBA (Distinction) from the Harvard Business School.

Kua Hong Pak 1 Muswell Hill Braddell Heights Estate Singapore 358416	Director	Mr. Kua has been the Managing Director and Group CEO of ComfortDelGro Corporation Limited since March 2003, and concurrently, the Deputy Chairman of SBS Transit Ltd from May 2002 and Deputy Chairman of Vicom Ltd from May 2003.

Mr. Kua was the Executive Director of SBS Transit Ltd from May 2002 to December 2002 and the President & CEO of Times Publishing Pte Limited from April 1989 to February 2001.

He also sits on the boards of PSA International Pte Limited, PSA Corporation Ltd, StarHub Ltd, Ringier Print (HK) Ltd. and Cabcharge Australia Limited. He was previously the President and CEO of Times Publishing Group.

Mr. Kua was conferred the Public Service Star in 1996 and re-appointed a Justice of the Peace by the President of Singapore in 2005. He was also conferred Honorary Citizenship by the Shenyang City People’s Government in 1997.

He holds a Bachelor of Accountancy from the University of Singapore and participated in the Advanced Management Program of the Harvard Business School in USA.

Sim Kee Boon 114 Watten Estate Road Watten Estate Singapore 287597	Director	Mr. Sim is a Member of the Temasek Advisory Panel and Director of Asia Financial Holdings Pte. Ltd., a wholly-owned subsidiary of Temasek. He is also Advisor to the Civil Aviation Authority of Singapore and Lum Chang Group.

After graduation in 1953, Mr. Sim joined the Civil Service and became Head of Civil Service in 1979 until he retired in 1984. He then became Executive Chairman of Keppel Corporation Ltd from 1984 until 2000, after which he served as its Senior Advisor until June 2003.

Mr. Sim was a Member of the Council of Presidential Advisers in January 1997. He became Chairman of the Council of Presidential Advisers in January 2004 and stepped down as

Present Principal Occupation or Employment
and Material Positions Held During the
Name and Residential Address	Office(s)	Past Five Years

Chairman in September 2005 but remained as a Member until 8 January 2007. He was Chairman of the Civil Aviation Authority of Singapore (CAAS) for fifteen years before stepping down in 1999 and became its Advisor since then. From 1995 to 1999, he was the Founding Chairman of MobileOne (Asia) Pte Ltd. From 1993 to 2000, he was co-chairman of Singapore-Suzhou Industrial Township Development. Mr Sim was President Commissioner of PT Bank Danamon Indonesia Tbk from October 2003 until May 2006.

Mr. Sim was awarded the Meritorious Service Medal in June 1963 and the Distinguished Service Order in 1991. He holds a Bachelor of Arts & Economics (Honors) from the University of Malaya.

Teo Ming Kian 16 Jalan Limau Manis Bedokville Singapore 468347	Director	Mr. Teo has been the Permanent Secretary of the Ministry of Finance since October 2006. Before this, he was the Executive Chairman of the Economic Development Board from 1 February 2001. He is concurrently the Permanent Secretary of the National Research and Development, Prime Minister’s Office, from January 2006.

He is also the Chairman of MND Holdings Pte Ltd, Accounting and Corporate Regulatory Authority, Inland Revenue Authority of Singapore and a Board Member of National Research Foundation and the Monetary Authority of Singapore.

Mr. Teo holds a B.Eng. (First Class Honors) in Mechanical Engineering from Monash University in Australia, and Master of Science in Management Studies from Massachusetts Institute of Technology in USA.

Ho Ching 24 Rochalie Drive Rose Garden Singapore 248255	Executive Director & CEO	Ms. Ho joined Temasek as a Director in January 2002 and became its Executive Director in May 2002. From 1 January 2004, she assumed the position of Executive Director & CEO.

Her first career was with the Ministry of Defence where she held various positions in the Defence Science Organisation and the Defence Materiel Organisation. She next served in the Singapore Technologies group where she last held the position of group CEO.

Conferred the Public Administration Medal (Silver, 1985) and the Public Service Star (1996), Ms. Ho is a Distinguished Engineering Alumnus of the National University of Singapore

Present Principal Occupation or Employment
and Material Positions Held During the
Name and Residential Address	Office(s)	Past Five Years

and an Honorary Fellow of the Institute of Engineering, Singapore. She was awarded the President’s Scholarship for her undergraduate engineering studies at the University of Singapore, and was sponsored by the Loke Foundation for her MSc (Electrical Engineering) at Stanford University, USA.

Simon Claude Israel 8A Berrima Road Singapore 299927	Executive Director	Mr. Israel joined Temasek in July 2006 as an Executive Director after spending 10 years with the Danone Group, as Chairman Asia Pacific and as a member of the Group’s Executive Committee.

Prior to Danone, Mr. Israel enjoyed a 22-year career with Sara Lee Corporation across the Asia Pacific region progressing to Head (Household & Personal Care) of Asia Pacific.

Mr. Israel chairs the Singapore Tourism Board, sits on the Business Advisory Board of the Lee Kong Chian School of Business at Singapore Management University and is a Member of the Board of Singapore Telecommunications Limited, Neptune Orient Lines Limited, Fraser and Neave, Limited and Asia Financial Holdings Pte. Ltd.

He holds a Diploma of Business Studies from The University of the South Pacific.

SCHEDULE B
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT IN THE COMPANY
       The following table sets forth, as of March 9, 2007, (i) the holdings of Ordinary Shares, including Ordinary Shares represented by ADSs, and options exercisable for Ordinary Shares or ADSs by each of STSPL, Temasek, their respective directors and officers, and other parties acting or deemed to be acting in concert with STSPL and (ii) the dealings for value of Ordinary Shares, including Ordinary Shares represented by ADSs, and options exercisable for Ordinary Shares by each of STSPL, Temasek, their respective directors and officers, and other parties acting or deemed to be acting in concert with STSPL during the period commencing three months prior to March 1, 2007, the date of the announcement of the Offer. None of STSPL, Temasek, their respective directors and officers, or other parties acting or deemed to be acting in concert with STSPL own Convertible Notes, or have dealt for value in Convertible Notes, during the period commencing three months prior to March 1, 2007, the date of the announcement of the Offer.

	Ownership of Ordinary Shares

	Direct Interest		Deemed Interest			Total Interest

Person	Number	Percent	Number		Percent	Number	Percent

STSPL	712,228,050	35.3	NIL		NIL	712,228,050	35.3
Temasek	NIL	NIL	717,869,050		35.6	717,869,050	35.6
Ho Ching(1)	35,000	*	NIL		NIL	35,000	*
Lena Chia Yue Joo	5,000	*	NIL		NIL	5,000	*
Leong Wai Leng(2)	NIL	NIL	2,000		*	2,000	*
DBS Group Holdings Ltd.(3)	NIL	NIL	5,641,000		0.3	5,641,000	0.3
DBS Bank Ltd.(4)	5,000,000	0.2	NIL		NIL	5,000,000	0.2
SICIM(5)	NIL	NIL	641,000		*	641,000	*
Cheo Hock Kuan(6)	29,000	*	NIL		NIL	29,000	*
Tan Guong Ching(6)	20,000	*	NIL		NIL	20,000	*
Tan Pheng Hock(6)	6,000	*	NIL		NIL	6,000	*
Jennifer Fan(6)	1,000	*	NIL		NIL	1,000	*
Lau Teck Sien(6)	6,000	*	NIL		NIL	6,000	*
Seah Moon Ming(6)	5,000	*	NIL		NIL	5,000	*
Yap Eng Lip(6)	10,000	*	6,000	(7)	*	16,000	*
David Poon Teng Heng(6)	5,000	*	NIL		NIL	5,000	*
Chua Su Li(6)	13,000	*	NIL		NIL	13,000	*
Gan Chee Yen(6)	28,000	*	1,000	(8)	*	29,000	*
Hiew Yoon Khong(6)	1,000	*	NIL		NIL	1,000	*
Chiam Fong Sin(9)	1,000	*	NIL		NIL	1,000	*

Ownership of Options

	Number of Options	Exercise Price	Exercise Period

Cheo Hock Kuan(6)	20,000	S$3.554	From 9 February 2000 to 21 November 2009
	20,000	S$6.930	From 20 April 2001 to 19 April 2010
Chua Su Li(6)	16,000	S$3.554	From 9 February 2000 to 21 November 2009
	20,000	S$6.930	From 20 April 2001 to 19 April 2010
	15,000	S$1.910	From 17 February 2005 to 16 February 2014
	15,000	S$1.060	From 11 August 2005 to 10 August 2014
Gan Chee Yen(6)	20,000	S$3.554	From 9 February 2000 to 21 November 2009
	40,000	S$6.930	From 20 April 2001 to 19 April 2010
	20,000	S$1.592	From 24 April 2002 to 23 April 2011
	20,000	S$2.885	From 29 April 2003 to 28 April 2012
Peter Seah Lim Huat(6)	70,000	S$1.99	From 6 August 2004 to 5 August 2013
	7,000	S$19.90	From 6 August 2004 to 5 August 2013
	35,000	S$1.91	From 17 February 2005 to 16 February 2014
	3,500	S$19.10	From 17 February 2005 to 16 February 2014
	35,000	S$1.06	From 11 August 2005 to 10 August 2014
	3,500	S$10.60	From 11 August 2005 to 10 August 2014
	40,000	S$1.01	From 3 May 2006 to 2 May 2010
	4,000	S$10.10	From 3 May 2006 to 2 May 2010
	40,000	S$0.925	From 31 October 2006 to 30 October 2010
	4,000	S$9.25	From 31 October 2006 to 30 October 2010
	45,000	S$1.08	From 29 May 2007 to 28 May 2011
	4,500	S$10.80	From 29 May 2007 to 28 May 2011

*	Less than 1%

(1)	Executive Director & CEO of Temasek.

(2)	Held by the spouse of Leong Wai Leng.

(3)	Deemed interest through DBS Bank Ltd. (“DBS Bank”), a wholly-owned subsidiary of DBS Group Holdings Ltd. (“DBSGH”), and Singapore Consortium Investment Management Ltd, a company which is approximately one third owned by DBSGH indirectly. Temasek owns approximately 28% of the equity interest in DBSGH.

(4)	A wholly-owned subsidiary of DBSGH.

(5)	Singapore Consortium Investment Management Ltd, discretionary investment manager of the Singapore Index Fund, is approximately one third owned by DBSGH indirectly.

(6)	A director of a subsidiary of Temasek.

(7)	Held by the spouse of Yap Eng Lip.

(8)	Held by the spouse of Gan Chee Yen.

(9)	A director of a corporation which is approximately 49% indirectly owned by Temasek.

	Dealings in Ordinary Shares

	Type of		Number of
Person	Transaction	Dates	Shares	Counterparty	Price

STSPL	Loans	December 1-7, 2006	23,620,000	Deutsche Bank AG
STSPL	Returns	December 7, 2006	23,620,000	Deutsche Bank AG
DBS Bank Ltd.	Sale	December 4, 2006	(350,000)	Open Market	S$	1.24
DBS Bank Ltd.	Sale	December 5, 2006	(200,000)	Open Market	S$	1.29
DBS Bank Ltd.	Purchase	December 5, 2006	90,000	Open Market	S$	1.27
DBS Bank Ltd.	Purchase	December 6, 2006	120,000	Open Market	S$	1.26
DBS Bank Ltd.	Purchase	December 8, 2006	200,000	Open Market	S$	1.22
DBS Bank Ltd.	Purchase	December 11, 2006	150,000	Open Market	S$	1.21
DBS Bank Ltd.	Purchase	December 12, 2006	500,000	Open Market	S$	1.15
DBS Bank Ltd.	Purchase	December 13, 2006	152,000	Open Market	S$	1.15
DBS Bank Ltd.	Purchase	December 14, 2006	100,000	Open Market	S$	1.18
DBS Bank Ltd.	Purchase	December 19, 2006	200,000	Open Market	S$	1.14
DBS Bank Ltd.	Sale	December 20, 2006	(100,000)	Open Market	S$	1.20
DBS Bank Ltd.	Purchase	December 20, 2006	50,000	Open Market	S$	1.14
DBS Bank Ltd.	Purchase	December 21, 2006	50,000	Open Market	S$	1.15
DBS Bank Ltd.	Purchase	December 22, 2006	844,000	Open Market	S$	1.16
DBS Bank Ltd.	Purchase	December 26, 2006	300,000	Open Market	S$	1.15
DBS Bank Ltd.	Sale	January 4, 2007	(500,000)	Open Market	S$	1.18
DBS Bank Ltd.	Purchase	January 4, 2007	200,000	Open Market	S$	1.19
DBS Bank Ltd.	Sale	January 8, 2007	(481,000)	Open Market	S$	1.22
DBS Bank Ltd.	Purchase	January 8, 2007	499,000	Open Market	S$	1.19
DBS Bank Ltd.	Sale	January 9, 2007	(100,000)	Open Market	S$	1.20
DBS Bank Ltd.	Purchase	January 9, 2007	230,000	Open Market	S$	1.18
DBS Bank Ltd.	Sale	January 10, 2007	(341,000)	Open Market	S$	1.22
DBS Bank Ltd.	Purchase	January 10, 2007	623,000	Open Market	S$	1.16
DBS Bank Ltd.	Purchase	January 11, 2007	600,000	Open Market	S$	1.17
DBS Bank Ltd.	Sale	January 17, 2007	(1,100,000)	Open Market	S$	1.20
DBS Bank Ltd.	Purchase	January 17, 2007	130,000	Open Market	S$	1.18
DBS Bank Ltd.	Purchase	January 17, 2007	1,100,000	Open Market	S$	1.17
DBS Bank Ltd.	Sale	January 18, 2007	(885,000)	Open Market	S$	1.20
DBS Bank Ltd.	Purchase	January 18, 2007	336,000	Open Market	S$	1.17
DBS Bank Ltd.	Sale	January 19, 2007	(212,000)	Open Market	S$	1.20
DBS Bank Ltd.	Purchase	January 19, 2007	600,000	Open Market	S$	1.16
DBS Bank Ltd.	Sale	January 25, 2007	(250,000)	Open Market	S$	1.18
Chua Su Li	Sale	January 25, 2007	10,000	Open Market	S$	1.27
Chua Su Li	Sale	January 26, 2007	10,000	Open Market	S$	1.31

	Dealings in Ordinary Shares

	Type of		Number of
Person	Transaction	Dates	Shares	Counterparty	Price

DBS Bank Ltd.	Sale	January 26, 2007	(250,000)	Open Market	S$	1.19
DBS Bank Ltd.	Sale	January 29, 2007	(923,000)	Open Market	S$	1.23
DBS Bank Ltd.	Sale	January 30, 2007	(170,000)	Open Market	S$	1.26
DBS Bank Ltd.	Purchase	January 30, 2007	200,000	Open Market	S$	1.27
DBS Bank Ltd.	Sale	January 31, 2007	(470,000)	Open Market	S$	1.28
DBS Bank Ltd.	Purchase	January 31, 2007	500,000	Open Market	S$	1.27
DBS Bank Ltd.	Sale	February 1, 2007	(600,000)	Open Market	S$	1.30
SICIM	Sale	February 2, 2007	(30,000)	Open Market	S$	1.29
DBS Bank Ltd.	Purchase	February 2, 2007	500,000	Open Market	S$	1.32
DBS Bank Ltd.	Sale	February 5, 2007	(500,000)	Open Market	S$	1.30
DBS Bank Ltd.	Sale	February 6, 2007	(207,000)	Open Market	S$	1.32
DBS Bank Ltd.	Purchase	February 8, 2007	100,000	Open Market	S$	1.33
DBS Bank Ltd.	Sale	February 9, 2007	(90,000)	Open Market	S$	1.31
DBS Bank Ltd.	Purchase	February 9, 2007	100,000	Open Market	S$	1.30
DBS Bank Ltd.	Purchase	February 12, 2007	151,000	Open Market	S$	1.27
SICIM	Sale	February 14, 2007	(28,000)	Open Market	S$	1.29
DBS Bank Ltd.	Sale	February 15, 2007	(100,000)	Open Market	S$	1.30
DBS Bank Ltd.	Sale	February 16, 2007	(100,000)	Open Market	S$	1.30
DBS Bank Ltd.	Purchase	February 16, 2007	3,000,000	Open Market	S$	1.17
DBS Bank Ltd.	Options (Expiration of Call Options)	February 16, 2007	(3,000,000)	Open Market		—
DBS Bank Ltd.	Purchase	February 22, 2007	200,000	Open Market	S$	1.38
DBS Bank Ltd.	Sale	February 23, 2007	(108,000)	Open Market	S$	1.29
DBS Bank Ltd.	Sale	February 26, 2007	(265,000)	Open Market	S$	1.33
DBS Bank Ltd.	Purchase	February 26, 2007	200,000	Open Market	S$	1.60
DBS Bank Ltd.	Sale	March 1, 2007	(4,000)	Open Market	S$	1.59
DBS Bank Ltd.	Purchase	March 1, 2007	12,000	Open Market	S$	1.82

SCHEDULE C
OPTIONS PROPOSAL
       (1) Options. Based on the latest information available to STSPL, there are outstanding Options granted under the Option Plans. Under the rules of the Option Plans, the Options are not transferable by the holders thereof. In view of this restriction, STSPL will not make an offer to acquire the Options (although, for the avoidance of doubt, the Offer will be extended to all new Ordinary Shares issued or to be issued pursuant to the valid exercise of the Options on or prior to the final closing date of the Offer). STSPL will instead make a proposal (the “Options Proposal”) on the following terms:

(a) subject to the Offer being declared unconditional in all respects; and

(b) the relevant Options continuing to be exercisable into new Ordinary Shares,

STSPL will pay holders of such Options a cash amount (determined as provided below) (the “Option Price”) in consideration of such holders agreeing:

(i) not to exercise all or any of such Options into new Ordinary Shares; and

(ii) not to exercise all or any of their rights as holders of such Options,

in each case from the date of their acceptance of the Options Proposal to the respective dates of expiry of such Options. Further, if the Offer is declared unconditional in all respects, holders of the Options who have accepted the Options Proposal will also be required to surrender all of their Options for cancellation. If the Offer lapses or is withdrawn or if the relevant Options cease to be exercisable into new Ordinary Shares, the Options Proposal will lapse accordingly.
       (2) Option Price. The Option Price is calculated on a “see-through” basis. In other words, the Option Price for an Option will be the amount (if positive) of the Offer Price or (if applicable) the Higher Offer Price less the exercise price of that Option. If the exercise price of an Option is equal to or more than the Offer Price or (if applicable) the Higher Offer Price, the Option Price for each Option will be the nominal amount of S$0.001.

C-1

SCHEDULE D
ADDITIONAL GENERAL INFORMATION
1. Disclosure of Interests
       No Indemnity and Other Arrangements. As of March 9, 2007, neither STSPL nor any person acting in concert with STSPL has entered into any arrangement with any person of the kind referred to in Note 7 on Rule 12 of the Singapore Code, including indemnity or option arrangements, nor any agreement or understanding, formal or informal, of whatever nature, relating to the Ordinary Shares, ADSs, Convertible Notes, Options or any other equity securities of the Company, which may be an inducement to deal or refrain from dealing in the Ordinary Shares, ADSs, Convertible Notes, Options or any other equity securities of the Company.
       No Agreement having any Connection with or Dependence upon the Offer. There is no agreement, arrangement or understanding between (1) STSPL or any person acting in concert with it and (2) any of the present or recent directors of the Company or any of the present or recent shareholders of the Company having any connection with or dependence upon the Offer.
       Transfer of Ordinary Shares, ADSs or Convertible Notes. Save as disclosed in this Offer to Purchase, there is no agreement, arrangement or understanding whereby any Ordinary Shares, ADSs or Convertible Notes pursuant to the Offer will be transferred to any other person. In addition, STSPL reserves the right to transfer any of the Ordinary Shares, ADSs or Convertible Notes to any of its related corporations (as defined in the Companies Act) or for the purpose of granting security in favour of financial institutions which have extended credit facilities to it.
       No Payment or Benefit to Company Directors. There is no agreement, arrangement or understanding for any payment or other benefit to be made or given to any director of the Company or any of its related corporations (as defined in the Companies Act) as compensation for loss of office or otherwise in connection with the Offer.
       No Agreement Conditional upon Outcome of the Offer. There is no agreement, arrangement or understanding between (1) STSPL and (2) any of the directors of the Company or any other person in connection with or conditional upon the outcome of the Offer or otherwise connected with the Offer.
       Transfer Restrictions. The Memorandum and Articles of Association of the Company do not contain any restrictions on the right to transfer the Ordinary Shares. There are no restrictions on the right of holders of ADSs and Convertible Notes to transfer the ADSs or Convertible Notes, as the case may be, to STSPL in connection with the Offer.
2. General
       Goldman Sachs (as financial adviser to STSPL in connection with the Offer) and the auditors of STSPL have each given and have not withdrawn their written consent to the issue of this Offer to Purchase with the inclusion of their names and all references to their names in the form and context in which they appear in this Offer to Purchase.

D-1

3. Documents for Inspection
       Copies of the following documents may be inspected at the registered office of STSPL at 60B Orchard Road #06-18 Tower 2, The Atrium@Orchard Singapore 238891, telephone + 65 6828-6828, during normal business hours for the period for which the Offer remains open for acceptance:

(1) the Memorandum and Articles of Association of STSPL; and

(2) the letters of consent of Goldman Sachs and the auditors of STSPL referred to in Paragraph 2 of this Schedule.

D-2

Singapore Technologies Semiconductors Pte Ltd
Registration Number: 199503003D
Annual Report
Year Ended 31 December 2004

Singapore Technologies Semiconductors Pte Ltd
Statement by Directors
Year Ended 31 December 2004
Statement by Directors
In our opinion:

(a)	the financial statements set out on pages * to * drawn up so as to give a true and fair view of the state of affairs of the Company as at 31 December 2004 and of the results, changes in equity and cash flows of the Company for the year ended on that date; and

(b)	at the date of this statement, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they fall due.
The Board of Directors has, on the date of this statement, authorised these financial statements for issue.
Signed by the Board of Directors

Gan Chee Yen
Director

Tow Heng Tan
Director
Singapore
28 March 2005

*	pages I-4 to I-15 in this document

KPMG	Telephone	+65 6213 3388
16 Raffles Quay #22-00	Fax	+65 6225 0984
Hong Leong Building	Internet	www.kpmg.com.sg
Singapore 048581
Report of the Auditors to the Members of
Singapore Technologies Semiconductors Pte Ltd
We have audited the financial statements of Singapore Technologies Semiconductors Pte Ltd for the year ended 31 December 2004 as set out on pages * to *. These financial statements are the responsibility of the Company’s directors. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with Singapore Standards on Auditing. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the directors, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
Paragraph 6 of Singapore Financial Reporting Standard 27 “Consolidated Financial Statements and Accounting for Investments in Subsidiaries” requires the Company to present consolidated financial statements. We draw your attention to note 3 and note 4 of the financial statements. The Company has not presented consolidated financial statements as it was granted relief by the Accounting and Corporate Regulatory Authority pursuant to Section 201(14) of the Companies Act from such presentation.
Except for the foregoing, in our opinion:

(a)	the financial statements of the Company are properly drawn up in accordance with the provisions of the Companies Act, Chapter 50 (the “Act”) and Singapore Financial Reporting Standards to give a true and fair view of the state of affairs of the Company as at 31 December 2004 and of the results, statement of changes in equity and cash flows of the Company for the year ended on that date; and

(b)	the accounting and other records required by the Act to be kept by the Company have been properly kept in accordance with the provisions of the Act.
KPMG
Certified Public Accountants
Singapore
28 March 2005

*	Pages I-4 to I-15 in this document

Singapore Technologies Semiconductors Pte Ltd
Balance Sheet
Year Ended 31 December 2004
Balance Sheet as at 31 December 2004

		2004	2003
	Note	$’000	$’000
Non-Current Assets
Interests in subsidiaries	3	1,480,118	3,349,637
Interests in associates	4	719,350	-
Other financial assets	5	11,925	18,328

		2,211,393	3,367,965

Current Assets
Other receivables	6	72,535	64,477
Cash at bank		31	14

		72,566	64,491

Less:
Current Liabilities
Deferred income		881	1,375
Accrued expenses		7	6
Provision for taxation		274	51

		1,162	1,432

Net Current Assets		71,404	63,059

Non-Current Liabilities
Deferred taxation	7	176	303

Net Assets		2,282,621	3,430,721

Capital and Reserves
Share capital	8	110,725	110,725
Reserves	9	2,171,896	3,319,996

Shareholder’s Equity		2,282,621	3,430,721

The accompanying notes form an integral part of these financial statements.

Singapore Technologies Semiconductors Pte Ltd
Profit and Loss Account
Year Ended 31 December 2004
Profit and Loss Account
Year Ended 31 December 2004

		2004	2003
	Note	$’000	$’000
Other income		11,042	296
Administrative expenses		(91)	(8)
Other operating expenses		(1,150,169)	-

Profit/(loss) from ordinary activities before taxation	10	(1,139,218)	288
Income tax expense	11	(148)	(354)

Net loss for the year		(1,139,366)	(66)

The accompanying notes form an integral part of these financial statements.

Singapore Technologies Semiconductors Pte Ltd
Statement of Changes in Equity
Year Ended 31 December 2004
Statement of Changes in Equity
Year Ended 31 December 2004

	Share	Share	Accumulated
	capital	premium	profits	Total
	$’000	$’000	$’000	$’000
2003
At 1 January 2003	110,471	225,147	550,199	885,817
Issue of preference shares	254	2,544,866	-	2,545,120
Net loss for the year	-	-	(66)	(66)
Interim tax exempt dividend paid	-	-	(150)	(150)

At 31 December 2003	110,725	2,770,013	549,983	3,430,721

2004
At 1 January 2004	110,725	2,770,013	549,983	3,430,721
Net loss for the year	-	-	(1,139,366)	(1,139,366)
Forgiveness of loans by related corporations	-	-	(8,734)	(8,734)

At 31 December 2004	110,725	2,770,013	(598,117)	2,282,621

The accompanying notes form an integral part of these financial statements.

Singapore Technologies Semiconductors Pte Ltd
Statement of Cash Flows
Year Ended 31 December 2004
Statement of Cash Flows
Year Ended 31 December 2004

	2004	2003
	$’000	$’000
Operating activities
Profit/(loss) from ordinary activities before taxation	(1,139,218)	288
Adjustments for:
Gains on disposal of other financial assets	(9,413)	-
Interest income	(59)	(5)
Provision for impairment losses
- subsidiary	765,589	-
- associate	384,580	-

Operating profit before working capital changes	1,479	283
Changes in working capital:
Other receivables	(72,434)	(1,526)
Other payables	(493)	1,372

Cashflow generated from operations	(71,448)	129
Income tax paid	(52)	-

Cash flows from operating activities	(71,500)	129

Investing activities
Acquisition of shares in subsidiaries	-	(2,545,120)
Interest income received	59	5
Proceeds from disposal of other financial assets	15,816	-
Repayments from related corporations	55,642	-

Cash flows from investing activities	71,517	(2,545,115)

Financing activities
Proceeds from issuance of shares	-	2,545,120
Dividends paid	-	(150)

Cash flows from financing activities	-	2,544,970

Net increase/(decrease) in cash and cash equivalents	17	(16)
Cash and cash equivalents at beginning of the year	14	30

Cash and cash equivalents at end of year	31	14

The accompanying notes form an integral part of these financial statements.

Singapore Technologies Semiconductors Pte Ltd
Notes to the Financial Statements
Year Ended 31 December 2004

Notes to the Financial Statements

These notes form an integral part of the financial statements.

The financial statements were authorised for issue by the directors on 28 March 2005.

1	Domicile and Activities

Singapore Technologies Semiconductors Pte Ltd (the “Company”) is incorporated in the Republic of Singapore and has its registered office at 60B Orchard Road #06-18, Tower 2 The Atrium@Orchard, Singapore 238891.

The principal activities of the Company are those relating to investment holding.

The immediate holding company was Singapore Technologies Pte Ltd up to 31 December 2004. Pursuant to the restructuring of Singapore Technologies Pte Ltd on 31 December 2004, the shares of the Company was transferred to Temasek Holdings (Private) Limited (“Temasek”) which then became the immediate holding company. Both companies are incorporated in the Republic of Singapore.

2	Summary of Significant Accounting Policies

2.1	Basis of preparation

The financial statements are prepared in accordance with Singapore Financial Reporting Standards including related Interpretations promulgated by the Council on Corporate Disclosure and Governance.

The financial statements, which are expressed in Singapore dollars unless otherwise disclosed, are prepared on the historical cost basis.

2.2	Measurement currency

The measurement currency of the Company is the Singapore dollar. As the underlying assets of the Company and its income and expenses are denominated primarily in Singapore dollar and receipts from operations are usually retained in Singapore dollar, the Directors are of the opinion that the Singapore dollar reflects the economic substance of the underlying events and circumstances relevant to the Company.

2.3	Foreign currencies

Monetary assets and liabilities in foreign currencies are translated into Singapore dollars at rates of exchange approximate to those ruling at the balance sheet date. Transactions in foreign currencies are translated at rates ruling on transaction dates. Translation differences are included in the profit and loss account.

2.4	Subsidiaries

A subsidiary is a company in which the Company, directly or indirectly, holds more than half of the issued share capital, or controls more than half of the voting power, or controls the composition of the board of directors.

In the Company’s balance sheet, investments in subsidiaries are stated at cost less impairment losses.

Singapore Technologies Semiconductors Pte Ltd
Notes to the Financial Statements
Year Ended 31 December 2004

2.5	Associates

Associates are companies in which the Company has significant influence, but not control, over the financial and operating policies.

In the Company’s balance sheet, investments in associates are stated at cost less impairment losses.

The results of the associates are included in the Company’s profit and loss account to the extent of dividends received and receivable, provided that the Company’s right to receive the dividend is established before the balance sheet date.

2.6	Other financial assets

Quoted and unquoted equity securities held for long term are stated at cost less allowances for diminution in value, which in the opinion of the Directors, are other than temporary.

Profits or losses on disposal of equity investments are determined as the difference between the net disposal proceeds and the carrying amount of the equity investments and are accounted for in the profit and loss account as they arise.

2.7	Impairment

The carrying amounts of the Company’s assets are reviewed at each balance sheet to determine whether there is any indication of impairment. An impairment is recognised whenever the carrying amount of an asset exceeds its recoverable amount. The impairment loss is charged to the profit and loss account.

An impairment loss is reversed if there has been a change in the estimate used to determine the recoverable amount.

2.8	Deferred tax

Deferred tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Temporary differences are not recognised on the initial recognition of assets or liabilities that affect neither accounting nor taxable profit. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date.

A deferred tax asset is recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

2.9	Deferred income

Commitment fee receivable under stock lending arrangement is recognised over 3 years, being the duration of the arrangement to reflect the economic substance of the arrangement.

Singapore Technologies Semiconductors Pte Ltd
Notes to the Financial Statements
Year Ended 31 December 2004

2.10	Income recognition

Interest income

Interest income from bank deposits is accrued on a time-apportioned basis.

3	Interests in Subsidiaries

	2004	2003
	$’000	$’000

Quoted equity shares, at cost	2,245,707	3,349,637
Less: Impairment losses	(765,589)	-

	1,480,118	3,349,637

Market value of quoted equity shares	1,480,118	4,122,786

Details of the subsidiaries are as follows:

		Place of	Effective
Name		incorporation	equity
of subsidiary	Principal activities	and business	interest held		Cost of investment
			2004	2003	2004	2003
			%	%	$’000	$’000

Chartered Semiconductor Manufacturing Ltd@	Semiconductor wafer foundry	Singapore	60.19	60.28	2,245,707	2,245,707
STATS ChipPac Ltd (formerly known as ST Assembly Test Services Ltd)*	IC testing, assembly and packaging services	Singapore	-	66.15	#	1,103,930

					2,245,707	3,349,637

@	Audited by KPMG Singapore

*	Audited by other Certified Public Accountants

#	Associate in 2004 (note 4)

During the financial year, the Company’s effective equity interest in STATS ChipPac Ltd was diluted from 66.15% to 36.63% as a result of the merger between ST Assembly Test Services Ltd and ChipPac, Inc. The Company’s interest in STATS ChipPac Ltd has been reclassified to interests in associates (Note 4).

No consolidated financial statements are presented as the Company was granted relief by the Accounting and Corporate Regulatory Authority pursuant to Section 201(14) of the Companies Act from such presentation.

Singapore Technologies Semiconductors Pte Ltd
Notes to the Financial Statements
Year Ended 31 December 2004

4	Interests in Associates

	2004	2003
	$’000	$’000

Quoted equity shares, at cost	1,103,930	-
Unquoted equity shares, at cost	1,851	1,851
Less: Impairment losses	(386,431)	(1,851)

	719,350	-

Market value of quoted equity shares	719,350	-

Details of the associates are as follows:-

		Place of
		incorporation	Effective equity
Name of associate	Principal activities	and business	interest held
			2004	2003
			%	%

Tritech Microelectronics Ltd^	Marketing and design of semiconductor products (In compulsory liquidation)	Singapore	27.02	27.02
STATS ChipPac Ltd*	IC testing, assembly and packaging services	Singapore	36.63	#

*	Audited by other Certified Public Accountants

#	Subsidiary in 2003 (note 3)

^	In liquidation. Audit not required

Pursuant to a Securities Lending Agreement (“SLA”) entered into with two financial institutions in 2003, the Company has as at 31 December 2004 lent out 46.9 million (2003: 57.5 million) of the STATS ChipPac shares with a market value of $47.4 million (2003: $122 million), representing 7% (2003: 8%) of the Company’s interest in STATS ChipPac. Under the terms of the SLA, which is for a period of 3 years, title to the shares passes to the financial institutions although the Company retains all beneficial interests accruing to the shares. At 31 December 2004, the Company held a letter of credit of $87 million (2003: $141 million) as collateral in relation to the SLA loan.

The Company has been granted exemption from presenting consolidated financial statements and accordingly, the results of the associates have not been equity accounted for.

Singapore Technologies Semiconductors Pte Ltd
Notes to the Financial Statements
Year Ended 31 December 2004

5	Other Financial Assets

	2004	2003
	$’000	$’000

Quoted equity shares, at cost	11,925	-
Unquoted equity shares, at cost	-	18,328

	11,925	18,328

Market value of quoted equity investment	24,574	-

6	Other Receivables

	2004	2003
	$’000	$’000

Amounts due from
- Related corporations (non-trade)	72,496	64,376
- Others	39	101

	72,535	64,477

7	Deferred Tax Liabilities

Movements in deferred tax liabilities during the year were as follows:-

	2004	2003
	$’000	$’000

At 1 January 2004	303	-
Charged to profit and loss account (note 11)	(127)	303

At 31 December 2004	176	303

8	Share Capital

	2004	2003
	$’000	$’000

Authorised:
500,000,000 Ordinary shares of $1 each	500,000	500,000
1,000,000,000 Redeemable preference shares of $1 each	100,000	100,000

	600,000	600,000

Issued and fully paid:
110,448,274 Ordinary shares of $1 each	110,448	110,448
277,029 Redeemable preference shares of $1 each	277	277

	110,725	110,725

Singapore Technologies Semiconductors Pte Ltd
Notes to the Financial Statements
Year Ended 31 December 2004

The terms of the redeemable preference shares (“RPS”) are contained in the Articles of Association of the Company and the main terms are summarised as follows:-

•	Upon the winding-up of the Company, the holders of RPS have the right to the repayment of the capital and premium paid on the RPS in priority to the holders of the ordinary shares of the Company and to participate pro rata with the holders of the ordinary shares in the surplus assets of the Company as shall remain after paying off the capital paid up on the ordinary shares.

•	The holders of RPS have the same rights as the holders of the ordinary shares as regards to receiving notices, reports and balance sheets and attending general meetings of the Company.

•	The holders of RPS shall be entitled to vote, together with the holders of the ordinary shares on an “as if” converted basis at any meeting convened in respect of any resolution.

•	The holders of RPS are entitled to participate in the profits or assets of the Company on a pro-rata “as if” converted basis with the holders of the ordinary shares.

•	The Company may redeem the RPS by giving 30 days’ prior notice to the holders of the RPS.

•	The rights conferred upon the holders of RPS shall not, unless or otherwise expressly provided by the terms of issue of the RPS, be deemed to be varied by the creation or issue of further RPS ranking equally therewith.

•	The holders of RPS are entitled to convert the RPS into fully paid ordinary shares in the capital of the Company on the basis of one ordinary share for every RPS issued at par held by giving not less than 14 days’ prior notice to the Company. For RPS issued at a premium, the conversion ratio shall be based on an agreed formula.

9	Reserves

	2004	2003
	$’000	$’000
Share premium	2,770,013	2,770,013
Accumulated profits/(losses)	(598,117)	549,983

	2,171,896	3,319,996

The application of the share premium account is governed by section 69 of the Companies Act, Chapter 50.

Singapore Technologies Semiconductors Pte Ltd
Notes to the Financial Statements
Year Ended 31 December 2004

10	Profits from Ordinary Activities Before Taxation

The following items have been included in arriving at profit from ordinary activities before taxation:-

	2004	2003
	$’000	$’000
Other income
Commitment fee	495	87
Exchange gain	120	-
Gains on disposal of other financial assets	9,413	-
Interest income	59	5
Stock lending fee	955	204

	11,042	296

Administrative expenses
Auditors’ remuneration	4	4

Other operating expenses
Impairment losses
- subsidiaries	765,589	-
- associates	384,580	-

11	Taxation

	2004	2003
	$’000	$’000
Current tax expenses
Current year	275	51

Deferred tax expense
Movements in temporary differences (note 7)	(127)	303

	148	354

Reconciliation of effective tax rate
Profit before taxation	(1,139,218)	288

Income tax at Singapore tax rate of 20% (2003: 22%)	(227,844)	63
Effect of non deductible expenses	230,034	-
Effect of change in tax rate	(28)	-
Effect of income not subject to tax	(1,904)	(12)
Effect of tax exempt income	(11)	-
Others	(99)	303

	148	354

Singapore Technologies Semiconductors Pte Ltd
Notes to the Financial Statements
Year Ended 31 December 2004

12	Financial Instruments

The financial risk management of the Company is managed by its former immediate holding company, Singapore Technologies Pte Ltd. These processes and policies are described in the financial statements of Singapore Technologies Pte Ltd.

At the balance sheet date, the Company does not have any material credit, interest rate and foreign currency risk exposure.

Fair value

The fair values of the financial assets and liabilities approximate their carrying value and are as disclosed in the financial statements.

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Registration Number: 199503003D
Annual Report
Year Ended 31 December 2005

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Statement by Directors
Year Ended 31 December 2005
Statement by Directors
In our opinion:

(a)	the financial statements set out on pages * to * drawn up so as to give a true and fair view of the state of affairs of the Group and of the Company as at 31 December 2005 and of the results, changes in equity and cash flows of the Group for the year ended on that date; and

(b)	at the date of this statement, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they fall due.
The Board of Directors has, on the date of this statement, authorised these financial statements for issue.
Signed by the Board of Directors

Gan Chee Yen
Director

Tow Heng Tan
Director
3 July 2006
* Pages II-4 to II-50 in this document

KPMG	Telephone	+65 6213 3388
16 Raffles Quay #22-00	Fax	+65 6225 0984
Hong Leong Building	Internet	www.kpmg.com.sg
Singapore 048581
Report of the Auditors to the Member of
Singapore Technologies Semiconductors Pte Ltd
We have audited the financial statements of Singapore Technologies Semiconductors Pte Ltd and its subsidiary for the year ended 31 December 2005 as set out on pages * to *. These financial statements are the responsibility of the Company’s directors. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with Singapore Standards on Auditing. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the directors, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion:

(a)	the consolidated financial statements of the Group and the balance sheet of the Company are properly drawn up in accordance with the provisions of the Companies Act, Chapter 50 (the “Act”) and Singapore Financial Reporting Standards to give a true and fair view of the state of affairs of the Group and of the Company as at 31 December 2005 and of the results, statement of changes in equity and cash flows of the Group for the year ended on that date; and

(b)	the accounting and other records required by the Act to be kept by the Company have been properly kept in accordance with the provisions of the Act.
KPMG
Certified Public Accountants
Singapore
3 July 2006

*	Pages II-4 to II-50 in this document

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Balance sheets
Year Ended 31 December 2005
Balance Sheets as at 31 December 2005

		Group		Company
	Note	2005	2004	2005	2004
			(unaudited)
		$’000	$’000	$’000	$’000

Non-current assets
Property, plant and equipment	3	3,237,747	3,110,346	–	–
Intangible assets	4	267,380	262,919	–	–
Interest in subsidiary	5	–	–	1,480,118	1,480,118
Interest in associates	6	629,059	791,350	719,350	719,350
Available-for-sale financial assets	7	6,518	119,873	6,518	11,925
Deferred tax assets	8	12,716	11,192	–	–
Other receivables		13	117,506	–	–

		4,153,433	4,413,186	2,205,986	2,211,393

Current assets
Available-for-sale financial assets	7	14,948	13,457	–	–
Inventories	9	223,483	121,400	–	–
Trade and other receivables	10	592,958	322,112	80,403	72,535
Cash and cash equivalents	11	1,388,596	936,635	323	31

		2,219,985	1,393,604	80,726	72,566

Total assets		6,373,418	5,806,790	2,286,712	2,283,959

Equity attributable to equity holder of the parent
Share capital	15	110,725	110,725	110,725	110,725
Reserves	17	1,897,275	2,107,140	2,175,016	2,171,896

		2,008,000	2,217,865	2,285,741	2,282,621
Minority interest		915,395	991,395	–	–

Total equity		2,923,395	3,209,260	2,285,741	2,282,621

Non-current liabilities
Deferred tax liabilities	8	2,649	7,057	176	176
Borrowings	13	2,249,515	1,535,397	–	–
Other liabilities	14	29,917	28,198	–	–

		2,282,081	1,570,652	176	176

Current liabilities
Trade and other payables	12	441,962	407,454	517	888
Borrowings	13	526,025	580,625	–	–
Other liabilities	14	153,605	–	–	–
Current tax payable		46,350	38,799	278	274

		1,167,942	1,026,878	795	1,162

Total liabilities		3,450,023	2,597,530	971	1,338

Total equity and liabilities		6,373,418	5,806,790	2,286,712	2,283,959

The accompanying notes form an integral part of these financial statements.

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Consolidated profit and loss account
Year Ended 31 December 2005
Consolidated Profit and Loss Account
Year Ended 31 December 2005

	Note
		Group
		2005	2004
			(unaudited)
		$’000	$’000
Revenue		1,704,218	2,119,293

Cost of sales		(1,515,721)	(1,757,265)

Gross profit		188,497	362,028

Other operating income		51,868	163,577

Selling and distribution expenses		(72,313)	(74,429)

Administrative expenses		(71,818)	(125,389)

Other operating expenses		(245,398)	(248,464)

Finance costs	19	(136,734)	(92,127)

Share of (loss)/profit of associates		(97,444)	9,919

Loss before taxation	18	(383,342)	(4,885)

Income tax expense	20	(21,712)	(3,985)

Loss for the year		(405,054)	(8,870)

Attributable to:
Equity holder of the parent		(285,980)	6,374

Minority interest		(119,074)	(15,244)

Loss for the year		(405,054)	(8,870)

The accompanying notes form an integral part of these financial statements

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Consolidated Statement of Changes in Equity
Year Ended 31 December 2005
Consolidated Statement Of Changes In Equity
Year Ended 31 December 2005

								Total
				Fair				attributable
			Currency	value and				to equity
		Share	translation	hedging	Share option	Other	Accumulated	holder of	Minority	Total
	Share capital	premium	reserves	reserves	reserves	reserves	profits	parent	interest	equity
2005	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000

At 31 December 2004, as previously reported (unaudited)	110,725	2,770,013	(12,576)	–	–	(1,265,744)	615,447	2,217,865	991,395	3,209,260
Effects of adopting FRS102 (unaudited)	–	–	–	–	65,129	–	(65,129)	–	–	–

At 31 December 2004, restated (unaudited)	110,725	2,770,013	(12,576)	–	65,129	(1,265,744)	550,318	2,217,865	991,395	3,209,260
Effects of adopting FRS 39	–	–	(1,799)	7,750	–	–	9,028	14,979	3,795	18,774

At 1 January 2005, restated	110,725	2,770,013	(14,375)	7,750	65,129	(1,265,744)	559,346	2,232,844	995,190	3,228,034
Translation differences relating to financial statements of foreign subsidiary and an associated company	–	–	14,355	(79)	–	–	–	14,276	10,196	24,472
Dilution of interest in subsidiary	–	–	–	–	–	1,987	–	1,987	(1,987)	–
Share of reserves in associates	–	–	–	–	11,440	5,944	–	17,384	–	17,384
Change in fair value of available-for- sale financial assets	–	–	–	(4,536)	–	–	–	(4,536)	(392)	(4,928)
Cash flow hedges	–	–	–	592	–	–	–	592	390	982

Net gains/(losses) recognised directly in equity	–	–	14,355	(4,023)	11,440	7,931	–	29,703	8,207	37,910
Net loss for the year	–	–	–	–	–	–	(285,980)	(285,980)	(119,074)	(405,054)

Total recognised gains/(losses) for the financial year	–	–	14,355	(4,023)	11,440	7,931	(285,980)	(256,277)	(110,867)	(367,144)
Issue of shares by subsidiary	–	–	–	–	–	–	–	–	3,974	3,974
Equity component of convertible redeemable preference shares	–	–	–	–	–	30,834	–	30,834	22,737	53,571
Disposal of available-for-sale financial assets	–	–	–	(5,994)		–	–	(5,994)	–	(5,994)
Equity compensation costs	–	–	–	–	6,593	–	–	6,593	4,361	10,954

At 31 December 2005	110,725	2,770,013	(20)	(2,267)	83,162	(1,226,979)	273,366	2,008,000	915,395	2,923,395

The accompanying notes form an integral part of these financial statements.

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Consolidated Statement of Changes in Equity
Year Ended 31 December 2005

								Total
				Fair				attributable
			Currency	value and				to equity
		Share	translation	hedging	Share option	Other	Accumulated	holder of	Minority	Total
	Share capital	premium	reserves	reserves	reserves	reserves	profits	parent	interest	equity
2004 (unaudited)	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000

At 1 January 2004	110,725	2,770,013	66,675	–	–	(1,381,734)	632,571	2,198,250	1,312,662	3,510,912
Effects of adopting FRS102	–	–	–	–	79,893	–	(79,893)	–	–	–

At 1 January 2004, restated	110,725	2,770,013	66,675	–	79,893	(1,381,734)	552,678	2,198,250	1,312,662	3,510,912
Translation differences relating to financial statements of foreign subsidiary and an associated company	–	–	(79,251)	–	–	–	–	(79,251)	(36,913)	(116,164)
Dilution of interest from subsidiary to associate	–	–	–	–	(38,617)	96,087	–	57,470	261	57,731
Share of reserves in associates	–	–	–	–	4,656	19,903	–	24,559	–	24,559
Deconsolidation of a subsidiary upon dilution to an associate	–	–	–	–	–	–	–	–	(288,868)	(288,868)

Net gains/(losses) recognised directly in equity	–	–	(79,251)	–	(33,961)	115,990	–	2,778	(325,520)	(322,742)
Net profit/(loss) for the year	–	–	–	–	–	–	6,374	6,374	(15,244)	(8,870)
Forgiveness of loans to related corporation	–	–	–	–	–	–	(8,734)	(8,734)	–	(8,734)

Total recognised (losses)/gain for the year	–	–	(79,251)	-	(33,961)	115,990	(2,360)	418	(340,764)	(340,346)
Equity compensation costs	–	–	–	–	19,197	–	–	19,197	13,956	33,153
Issue of shares by subsidiary	–	–	–	–	–	–	–	–	5,541	5,541

Balance at 31 December 2004	110,725	2,770,013	(12,576)	–	65,129	(1,265,744)	550,318	2,217,865	991,395	3,209,260

The accompanying notes form an integral part of these financial statements

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Consolidated Statement of Cash Flows
Year Ended 31 December 2005
Consolidated Statements of Cash Flows
Year Ended 31 December 2005

		Group
	Note	2005	2004
			(unaudited)
		$’000	$’000

Operating activities
Loss from ordinary activities before taxation		(383,342)	(4,885)
Adjustments for:
Share of loss/(profit) before tax of associates		97,444	(9,919)
Amortisation of intangible assets	18	63,277	53,947
Depreciation of property, plant and equipment	18	750,870	826,843
Loss/(Gain) on write-off and disposal of property, plant and equipment	18	5,276	(15,097)
Impairment loss on property, plant and equipment	18	525	455
Gain on disposal and dilution of investments	18	(2,809)	(9,500)
Accretion of deferred grants and income		(638)	(18,577)
Interest income	18	(47,237)	(19,497)
Finance expenses	19	136,734	92,127

Operating profit before working capital changes		620,100	895,897
Changes in working capital:
Inventories		(94,659)	(41,861)
Trade and other receivables		116,939	(97,247)
Trade and other payables		73,785	(63,857)

Cashflow generated from operations		716,165	692,932
Income tax paid		(16,202)	(16,435)
Deferred expenditure paid		–	(24,708)

Cash flows from operating activities		699,963	651,789

Investing activities
Purchase of property, plant and equipment		(1,045,705)	(1,370,944)
Proceeds from sale of property, plant and equipment		23,954	35,904
Purchase of intangible assets		(64,917)	(78,343)
Purchase of available-for-sale financial assets		–	(113,311)
Proceeds from sale of available-for-sale financial assets		75,024	21,419
Return of capital from associates		28,801	–
Deconsolidation of subsidiary company, net of cash	21	–	(152,809)
Interest income received		39,213	23,224
Repayments (to)/from related corporations		(360)	55,642

Cash flows from investing activities		(943,990)	(1,579,218)

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Consolidated Statement of Cash Flows
Year Ended 31 December 2005

		Group
	Note	2005	2004
			(unaudited)
		$’000	$’000
Financing activities
Proceeds from loans		1,878,880	1,137,694
Repayment of loans		(1,538,794)	(456,643)
Payments of lease liabilities		–	(7,154)
Customer deposits received		135,348	740
Refund of customer deposits		(36,684)	–
Net proceeds from issue of convertible redeemable preference shares		412,060	–
Capital contribution from minority shareholders of subsidiary company		3,974	5,541
Interest paid		(175,021)	(62,159)

Cash flows from financing activities		679,763	618,019

Net increase/(decrease) in cash and cash equivalents		435,736	(309,410)
Effects of exchange rate changes on cash and cash equivalents		16,225	(72,241)
Cash and cash equivalents at beginning of the year		936,635	1,318,286

Cash and cash equivalents at end of year	11	1,388,596	936,635

Non cash transaction
Equity securities received from sale of technology and equipment		–	19,258

The accompanying notes form an integral part of these financial statements.

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005
Notes to the Financial Statements
These notes form an integral part of the financial statements.
The financial statements were authorised for issue by the directors on 3 July 2006.

1	Domicile and Activities

Singapore Technologies Semiconductors Pte Ltd (the “Company”) is incorporated in the Republic of Singapore with its registered office at 60B Orchard Road #06-18, Tower 2, The Atrium@Orchard, Singapore 238891.

The principal activity of the Company relates to investment holding. The principal activity of the subsidiary is stated in note 5 to the financial statements.

The immediate and ultimate holding company was Temasek Holdings (Private) Limited, a company incorporated in Singapore.

The consolidated financial statements relate to the Company and its subsidiary (referred to as the Group) and the Group’s interests in associates.

2	Summary of Significant Accounting Policies

2.1	Basis of preparation

The financial statements are prepared in accordance with Singapore Financial Reporting Standards (“FRS”) including related Interpretations promulgated by the Council on Corporate Disclosure and Governance.

In 2005, the Company adopted the following new/revised FRS which are relevant to its operations:

FRS 1 (revised)	Presentation of Financial Statements
FRS 2 (revised)	Inventories
FRS 8 (revised)	Accounting Policies, Changes in Accounting Estimates and Errors
FRS 10 (revised)	Events After the Balance Sheet Date
FRS 16 (revised)	Property, Plant and Equipment
FRS 17 (revised)	Leases
FRS 21 (revised)	The Effects of Changes in Foreign Exchange Rates
FRS 24 (revised)	Related Party Disclosures
FRS 27 (revised)	Consolidated and Separate Financial Statements
FRS 28 (revised)	Investment in Associates
FRS 32 (revised)	Financial Instruments: Disclosure and Presentation
FRS 36 (revised)	Impairment of Assets
FRS 38 (revised)	Intangible Assets
FRS 39	Financial Instruments: Recognition and Measurement
FRS 102	Share-based Payment
FRS 103	Business Combinations

The effects of adopting the new/revised FRS in 2005 are set out in note 22.

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

The financial statements, which are presented in Singapore dollars unless otherwise disclosed, are prepared on the historical cost basis except for certain financial assets and liabilities as described below.

The preparation of financial statements in conformity with FRS requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses, disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period.

Estimates are based on historical experience, current conditions and on various other assumptions that are believed to be reasonable under the circumstances. Significant items subject to judgement and such estimates include estimated useful lives and salvage values of long-lived assets, the recoverability of the carrying value of long-lived assets, the realization of deferred income tax assets, accounts receivable and inventories, the recognition and measurement of revenue and sales credits and returns allowance, the fair value of stock-based employee compensation awards and financial instruments. Actual results could differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised, if the revision affects only that period, or in the period of revision and future periods, if the revision affects both current and future periods.

2.2	Foreign currencies

Functional currency

The functional currency of the Company is Singapore dollar. As the income and expenses are denominated primarily in Singapore dollars, the directors are of the opinion that the Singapore dollar reflects the economic substance of the underlying events and circumstances relevant to the Company.

Foreign currency transactions

Transactions in foreign currencies are translated at foreign exchange rates ruling at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into Singapore dollars at foreign exchange rate ruling at that date. Foreign exchange differences arising from translation are recognised in the profit and loss account. Non-monetary assets and liabilities measured at cost in a foreign currency are translated using exchange rates at the date of the transaction. Non-monetary assets and liabilities measured at fair value in foreign currencies are translated to Singapore dollars at foreign exchange rates ruling at the dates the fair value was determined.

Foreign operations

Assets and liabilities of foreign operations are translated to Singapore dollars for consolidation at the rates of exchange ruling at the balance sheet date. Revenues and expenses of foreign operations are translated at exchange rates ruling at the dates of the transactions. Exchange differences arising on translation are recognised directly in equity. On disposal, accumulated translation differences are recognised in the consolidated profit and loss account as part of the gain or loss on sale.

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

2.3	Consolidation

Subsidiaries are those companies controlled by the Company. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of a company so as to obtain benefits from its activities.

Investment in subsidiaries are stated in the Company’s balance sheet at cost less impairment losses. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

Except for subsidiaries acquired from the holding company, business combinations of the remaining subsidiaries are accounted for under the purchase method. The cost of an acquisition is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange, plus costs directly attributable to the acquisition.

Acquisition of subsidiaries from the holding company is accounted for as a reconstruction of businesses under common control using the historical cost method similar to the “pooling of interest” method. Under the historical cost method, the acquired assets and liabilities are recorded at their existing carrying amounts. The consolidated financial statements include the results of operations, and the assets and liabilities, of the combined entities as part of the Group for the whole of the current and preceding periods. To the extent that the fair value of the Company’s shares issued for these transactions exceed the carrying value of the shares of entities acquired, the difference is recognised as Merger Reserve in the other reserves in the Group’s financial statements.

Associates are companies in which the Group has significant influence, but not control, over the financial and operating policies. Investment in associates are stated at cost less accumulated impairment losses in the Company’s balance sheet. In the Group’s financial statements, they are accounted for using the equity method of accounting.

Equity accounting of associates’ results is discontinued when the Group’s share of losses equals or exceeds the cost of investments in the associates unless the Group has incurred obligations or made payments on behalf to satisfy obligations of the associates that the Group has guaranteed or otherwise committed.

2.4	Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses.

Freehold land and assets under construction are not depreciated. Depreciation on other property, plant and equipment is calculated using the straight line method to allocate their depreciable amount over their estimated useful lives. The estimated useful lives are as follows:

Buildings	–	20 years (or, if shorter, the remaining period of the lease of the land on which the buildings are erected)
Plant and machinery	–	5 to 10 years
Office equipment and furniture	–	2 to 5 years
Motor vehicles	–	5 years

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

The residual values and useful lives of property, plant and equipment are reviewed and adjusted as appropriate, at each balance sheet date.

The Group capitalises interest with respect to major assets under installation and construction until such assets are ready for use. Interest capitalised is based on the average cost of the pooled borrowings. Repairs and replacements of a routine nature are expensed, while those that extend the life of an asset are capitalized. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the consolidated balance sheets and any gain or loss is recognised in the consolidated profit and loss accounts.

2.5	Investments in financial assets

Where the Group has the positive intent and ability to hold debt securities to maturity, they are stated at amortised cost less impairment losses.

Other financial instruments held by the Group are classified as being available-for-sale and are stated at fair value, with any resultant gain or loss being recognised directly in equity. The exceptions are impairment losses and foreign exchange gains and losses on monetary items such as debt securities, which are recognised in the profit and loss account. When these investments are derecognised, the cumulative gain or loss previously recognised directly in equity is recognised in the profit and loss account. Where these investments are interest-bearing, interest calculated using the effective interest method is recognised in the profit and loss account.

The fair value of financial instruments classified as available-for-sale is determined as the quoted bid price at the balance sheet date.

Financial instruments classified as available-for-sale investments are recognised by the Group on the date it commits to purchase the investments, and derecognised on the date a sale is committed.

2.6	Intangible assets

Technology licenses, software and other intangibles

These intangible assets are stated at cost less accumulated amortisation and accumulated impairment losses. Amortisation is calculated using the straight-line method to allocate the cost over the shorter of the expected useful life or the license period where applicable. The amortisation period ranged from 3 to 10 years for technology licenses and 2 to 5 years for software.

2.7	Trade and other receivables

Trade and other receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less allowance for impairment.

2.8	Inventories

Inventories are stated at the lower of cost or market (net realisable value) and consist of work in progress, raw materials and consumable supplies and spares. Cost is determined using standard cost and an allocation of the cost variances arising in the period of

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

production, which approximates actual costs determined on the weighted average basis. Standard cost is based on estimates of materials, labour and other costs incurred in each process step associated with the manufacture of the Group’s products. Labour and overhead costs are allocated to each step in the wafer production process based on normal fab capacity utilisation, with costs arising from abnormal under-utilisation of capacity expensed when incurred.

2.9	Cash and cash equivalents

Cash and cash equivalents comprise cash balances and bank deposits. For the purpose of the statement of cash flows, cash and cash equivalents are presented net of bank overdrafts which are repayable on demand and which form an integral part of the Group’s cash management.

2.10	Derivatives

Derivative financial instruments are used to manage exposure to foreign exchange, interest rate and commodity price risks arising from operational, financing and investment activities. Derivative financial instruments are not used for trading purposes. However, derivatives that do not qualify for hedge accounting are accounted for as trading instruments.

Derivative financial instruments are recognised initially at fair value. Subsequent to initial recognition, derivative financial instruments are stated at fair value. The gain or loss on remeasurement to fair value is recognised immediately in the profit and loss account. However, where derivatives qualify for hedge accounting, recognition of any resultant gain or loss depends on the nature of the item being hedged as described in note 2.11.

The fair value of interest rate swaps is the estimated amount that the Group would receive or pay to terminate the swap at the balance sheet date, taking into account current interest rates and the current credit worthiness of the swap counterparties. The fair value of forward exchange contracts is their quoted market price at the balance sheet date, being the present value of the quoted forward price.

2.11	Hedging

On the date a derivative contract is entered into, the Group will consider if the derivative instrument is part of a hedging relationship. If the derivative will be designated as a hedge, the Group designates the derivative as either a hedge of the fair value of a recognised asset or liability or of an unrecognised firm commitment (“fair-value” hedge), a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognised asset or liability (“cash-flow” hedge), or a foreign-currency fair-value or cash-flow hedge (“foreign-currency” hedge). The Group formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions at the hedge’s inception. This process includes linking all derivatives that are designated as fair-value, cash-flow, or foreign-currency hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Group also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

Changes in the fair value of derivatives that are highly effective and that are designated and qualify as fair-value hedges are recorded in earnings, along with the loss or gain on the hedged assets or liabilities or unrecognised firm commitment of the hedged item that are attributable to the hedged risks. Changes in the fair value of derivatives that are highly effective and that are designated and qualify as cash-flow hedges are recorded in hedging reserves, until earnings are affected by the variability in cash flows of the designated hedged items. Changes in the fair value of derivatives that are highly effective as hedges and that are designated and qualify as foreign-currency hedges are recorded in the profit and loss account or hedging reserves, depending on whether the hedge transaction is a fair-value hedge or a cash-flow hedge. Changes in the fair value of derivative instruments that are not designated as part of a hedging relationship are reported in the profit and loss account.

The Group discontinues hedge accounting prospectively when it is determined that a derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative expires or is sold, terminated, or exercised, the derivative is de-designated as a hedging instrument because it is unlikely that a forecasted transaction will occur, a hedged firm commitment no longer meets the definition of a firm commitment, or management determines that designation of the derivative as a hedging instrument is no longer appropriate. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair-value hedge, the Group no longer adjusts the hedged asset or liability for changes in fair value. The adjustment of the carrying amount of the hedged asset or liability is accounted for in the same manner as other components of the carrying amount of that asset or liability. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the Group removes any asset or liability that was recorded pursuant to recognition of the firm commitment from the balance sheet and recognises any gain or loss in earnings. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, gains and losses that were accumulated in fair value reserves are recognised immediately in earnings. In all situations in which hedge accounting is discontinued, the Group continues to carry the derivative at its fair value on the balance sheet, and recognises any changes in its fair value in the profit and loss account.

2.12	Impairment

The carrying amounts of the Group’s assets are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the assets’ recoverable amounts are estimated. An impairment loss is recognised whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. The impairment loss is charged to the profit and loss account unless it reverses a previous revaluation, credited to equity, in which case it is charged to equity.

Intangible assets with indefinite useful lives and intangible assets not yet available for use are tested for impairment annually and as and when indicators of impairment are identified.

Impairment losses recognised in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to cash-generating units (group of

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

units) and then, to reduce the carrying amount of the other assets in the unit (group of units) on a pro rata basis.

Calculation of recoverable amount

The recoverable amount of the Group’s investments in and receivables carried at amortised cost is calculated as the present value of estimated future cash flows, discounted at the original effective interest rate (i.e. the effective interest rate computed at initial recognition of these financial assets). Receivables with a short duration are not discounted.

The recoverable amount of other assets is the greater of their net selling price and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

Reversals of impairment

An impairment loss in respect of a receivable carried at amortised cost is reversed if the subsequent increase in recoverable amount can be related objectively to an event occurring after the impairment loss was recognised.

An impairment loss in respect of an investment in an equity instrument classified as available-for-sale is not reversed through the profit and loss account. If the fair value of a debt instrument classified as available-for-sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognised in the profit and loss account, the impairment loss shall be reversed, with the amount of the reversal recognised in the profit and loss account.

An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount.

An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

2.13	Liabilities and interest-bearing liabilities

Trade and other payables are recognised initially at fair value. Borrowings are recognised at fair value, net of transaction costs incurred.

Subsequent to initial recognition, trade and other payables and borrowings are stated at amortised cost with any difference between cost and redemption value being recognised in the profit and loss account over the period of the borrowings on an effective interest basis.

2.14	Deferred tax

Deferred taxation is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Temporary differences are not recognised on the initial recognition

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

of assets or liabilities that affect neither accounting nor taxable profit. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date.

Deferred tax is provided on temporary differences arising on investments in subsidiaries, except where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not be reversed in the foreseeable future.

A deferred tax asset is recognised to the extent that it is probable that future taxable profit will be available against which the temporary difference can be utilised.

2.15	Equity Compensation Benefits

Share option plan of subsidiary company

The fair value of options granted issued to the subsidiary’s directors and employees after 22 November 2002 and vested after 1 January 2005 are amortised and charged to the profit and loss account over the vesting period of the options with a corresponding increase in equity. The fair value is measured at grant date and spread over the period during which the employees become unconditionally entitled to the options. At each balance sheet date, the company revises its estimates of the number of options that are expected to become exercisable. It recognises the impact of the revision of original estimates in employee expense and in a corresponding adjustment to equity over the remaining vesting period.

The proceeds received net of any directly attributable transactions costs are credited to share capital (nominal value) and share premium when the options are exercised.

Defined contribution plans

Obligations for contributions to defined contribution plans are recognised as an expense in the profit and loss as incurred.

2.16	Grants

Asset-related government grants consist of grants for the purchase of equipment used for research and development activities. Asset-related grants are presented in the consolidated balance sheet as deferred grants and are credited to other income on the straight-line basis over the shorter of the estimated useful lives of the relevant assets or the remaining lives of the relevant grant projects.

Income-related government grants are subsidies of training and research and development expenses. Income-related grants are credited to other income when it becomes probable that expenditures already incurred will constitute qualifying expenditures for purposes of reimbursement under the grants, which is typically substantially concurrent with the expenditures.

2.17	Convertible notes

Convertible notes can be converted to share capital at the option of the holder, where the number of shares issued does not vary with changes in their fair value, are accounted for

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

as compound instruments. Transaction costs that relate to the issue of a compound financial instrument are allocated to the liability and equity components in proportion to the allocation of proceeds. The equity component of the convertible notes is calculated as the excess of the issue proceeds over the present value of the future interest and principal payments, discounted at the market rate of interest applicable to similiar liabilities that do not have a conversion option. The interest expense recognised in the profit and loss account is calculated using the effective interest rate method.

2.18	Convertible redeemable preference shares

Convertible redeemable preference shares are redeemable at option of the holder or the company at varying conditions and redemption amounts and are also convertible at the option of the holder. Accordingly, the convertible redeemable preference shares are accounted for as compound instruments. Transaction costs that relate to the issue of a compound financial instrument are allocated to the liability and equity components in proportion to the allocation of proceeds. The equity component of the convertible redeemable preference shares is calculated as the excess of the issue proceeds over the present value of the future interest and principal payments, discounted at the market rate of interest applicable to similiar liabilities that do not have a conversion option. The interest expense recognised in the profit and loss account is calculated using the effective interest rate method.

2.19	Deferred income

Commitment fee receivable under stock lending arrangement is recognised over 3 years, being the duration of the arrangement to reflect the economic substance of the arrangement.

2.20	Revenue recognition

Goods sold and services rendered

The Group enters into arrangements with customers which typically include, in addition to fabricating semiconductor wafers, pre-fabricating services such as engineering services and masks generation, and associated assembly and test services.

When arrangements include multiple deliverables, the Group evaluates whether to divide the deliverables into separate units of accounting using certain specified criteria. The total arrangement consideration is allocated to each unit of accounting based on fair values ascertained. Substantially all of the Group’s arrangements for the sale of semiconductor wafers and related services consist of a single unit of accounting.

Revenue for each unit of accounting is recognised when the contractual obligations have been performed and, where applicable, delivery has occurred and title and risk of loss has passed to the customer, there is evidence of a final arrangement as to the specific terms of the agreed upon sales, selling prices to the customers are fixed or determinable and collection of the revenue is reasonably assured. Generally this results in revenue recognition upon shipment of wafers. Revenue represents the invoiced value of goods and services supplied excluding goods and services tax, less allowances for estimated sales credits and returns. The Group estimates allowances for sales credits and returns based on historical experience and management’s estimate of the level of future claims.

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

Additionally, the Group accrues for specific items at the time their existence is known and amounts are estimable.

Other arrangements include sale of equipment and contemporaneous licensing of intellectual property. Arrangement consideration is allocated between equipment and licensing of intellectual property using the residual method based on the fair value of equipment sold. Estimates of fair value of equipment are based on the resale prices of similar equipment sold on the used equipment market. Income from intellectual property is classified as a component of other income, net, in the consolidated statement of operations as it is not considered as a source of income from principal operations, and is recognized when the title and risk of loss have passed to the customer or the license is delivered, there is evidence of a final arrangement, fees are fixed or determinable, and collectibility is reasonably assured.

Interest income

Interest income from bank deposits is accrued on a time-apportioned basis using the effective interest method.

2.21	Operating leases

Rental on operating leases, including the effects of scheduled rent increases, lease incentives and rent holidays, are charged to expense on a straight-line basis over the term of the lease. Contingent rentals are charged to expense when they are incurred.

2.22	Key management personnel

Key management personnel of the Group are those persons having the authority and responsibility for planning, directing and controlling the activities of the Group. The directors are considered as key management personnel of the Group.

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

3	Property, Plant and Equipment

				Office
			Plant	equipment		Asset
		Freehold	and	and	Motor	under
	Buildings	land	machinery	furniture	vehicles	construction	Total
Group	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Cost
2004 (unaudited)
At 1 January	1,136,722	9,832	6,007,552	127,806	533	672,992	7,955,437
Additions	64,176	237	574,579	50,854	7	897,467	1,587,320
Disposals to third parties	(13)	–	(341,603)	(5,784)	–	(257)	(347,657)
Dilution of subsidiary to associate	(146,060)	(10,124)	(1,471,824)	(83,547)	(354)	–	(1,711,909)
Write-off	–	–	(2,342)	–	–	(3,005)	(5,347)
Transfers	–	–	(959)	959	–	–	–
Translation differences on consolidation	(36,295)	55	(167,592)	(3,473)	(5)	(24,401)	(231,711)

At 31 December	1,018,530	–	4,597,811	86,815	181	1,542,796	7,246,133

2005
At 1 January (unaudited)	1,018,530	–	4,597,811	86,815	181	1,542,796	7,246,133
Additions	–	–	–	–	–	885,145	885,145
Disposals	(127)	–	(33,351)	(448)	(183)	–	(34,109)
Transfers	381,328	–	1,867,287	6,038	–	(2,254,653)	–
Write-off	(20,626)	–	(6,647)	(1,538)	–	(434)	(29,245)
Translation differences on consolidation	12,140	–	56,035	461	2	18,661	87,299

At 31 December	1,391,245	–	6,481,135	91,328	–	191,515	8,155,223

Accumulated depreciation and impairment losses
2004 (unaudited)
At 1 January	(543,234)	–	(3,882,037)	(109,485)	(119)	–	(4,534,875)
Depreciation charge for the year	(95,100)	–	(709,021)	(22,634)	(88)	–	(826,843)
Impairment losses	(455)	–	–	–	–	–	(455)
Disposals to third parties	13	–	320,922	5,784	–	–	326,719
Dilution of subsidiary to associate	61,881	–	627,043	60,349	172	–	749,445
Write-off	–	–	654	–	–	–	654
Translation differences on consolidation	19,907	–	126,587	3,075	(1)	–	149,568

At 31 December	(556,988)	–	(3,515,852)	(62,911)	(36)	–	(4,135,787)

2005
At 1 January (unaudited)	(556,988)	–	(3,515,852)	(62,911)	(36)	–	(4,135,787)
Depreciation charge for the year	(95,896)	–	(646,316)	(8,630)	(28)	–	(750,870)
Impairment losses	(525)	–	–	–	–	–	(525)
Disposals	125	–	4,248	442	64	–	4,879
Write-off	14,126	–	5,677	1,536	–	–	21,339
Translation differences on consolidation	(7,465)	–	(48,166)	(881)	–	–	(56,512)

At 31 December	(646,623)	–	(4,200,409)	(70,444)	–	–	(4,917,476)

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

				Office
			Plant	equipment		Asset
		Freehold	and	and	Motor	under
	Buildings	land	machinery	furniture	vehicles	construction	Total
Group	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Carrying amount
At 1 January 2004 (unaudited)	593,488	9,832	2,125,515	18,321	414	672,992	3,420,562

At 31 December 2004 (unaudited)	461,542	–	1,081,959	23,904	145	1,542,796	3,110,346

At 1 January 2005	461,542	–	1,081,959	23,904	145	1,542,796	3,110,346

At 31 December 2005	744,622	–	2,280,726	20,884	–	191,515	3,237,747

Capitalised interest relating to property, plant and equipment amounted to approximately $32,000,000 (2004: $25,000,000). The capitalisation rate ranged from 3.42% to 5.37% per annum.

4	Intangible Assets

	Technology		Other
	licenses	Software	intangibles	Total
	$’000	$’000	$’000	$’000
Group
Cost
2004 (unaudited)
At 1 January	252,651	85,129	82,043	419,823
Additions	18,921	25,386	34,036	78,343
Dilution of subsidiary to associate	–	–	(55,618)	(55,618)
Translation differences on consolidation	(9,191)	(665)	(1,740)	(11,596)

At 31 December	262,381	109,850	58,721	430,952

2005
At I January (unaudited)	262,381	109,850	58,721	430,952
Additions	15,441	38,613	10,863	64,917
Translation differences on consolidation	3,175	1,329	710	5,214

At 31 December	280,997	149,792	70,294	501,083

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

	Technology		Other
	licenses	Software	intangibles	Total
	$’000	$’000	$’000	$’000
Accumulated amortisation
2004 (unaudited)
At 1 January	(36,352)	(65,218)	(39,620)	(141,190)
Amortisation charge for the year	(27,500)	(6,646)	(19,801)	(53,947)
Dilution of subsidiary to associate	–	–	25,519	25,519
Translation differences on consolidation	2,071	854	(1,340)	1,585

At 31 December	(61,781)	(71,010)	(35,242)	(168,033)

2005
At 1 January (unaudited)	(61,781)	(71,010)	(35,242)	(168,033)
Amortisation charge for the year	(40,621)	(17,778)	(4,878)	(63,277)
Translation differences on consolidation	(1,107)	(860)	(426)	(2,393)

At 31 December	(103,509)	(89,648)	(40,546)	(233,703)

Carrying amount
At 1 January 2004 (unaudited)	216,299	19,911	42,423	278,633

At 31 December 2004 (unaudited)	200,600	38,840	23,479	262,919

At 1 January 2005	200,600	38,840	23,479	262,919

At 31 December 2005	177,488	60,144	29,748	267,380

5	Interest in Subsidiary

	Company
	2005	2004
	$’000	$’000

Quoted equity shares in subsidiary, at cost	2,245,707	2,245,707
Less: Impairment losses	(765,589)	(765,589)

	1,480,118	1,480,118

Market value of quoted equity shares	1,963,422	1,480,118

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

Details of the subsidiary is as follows:

			Effective equity
	Principal	Country of	interest held
Name of subsidiary	activities	incorporation
			2005	2004
			%	%
Chartered Semiconductor Manufacturing Ltd@	Semiconductor wafer foundry	Singapore	60.10	60.19

Subsidiaries held by Chartered Semiconductor Manufacturing Ltd
Chartered Silicon Partners Pte Ltd (“CSP”)	Water fabrication	Singapore	30.65	30.70

Chartered Semiconductor Manufacturing Inc	Marketing & sale of wafers	USA	60.10	60.19

Chartered Semiconductor Europe	Marketing & sale of wafers	UK	60.10	60.19

Chartered Semiconductor Japan	Marketing & sale of wafers	Japan	60.10	60.19

Chartered Semiconductor Taiwan	Marketing & sale of wafers	Taiwan	60.10	60.19

@ Audited by KPMG Singapore

CSP

Where losses applicable to the minority interest in a subsidiary exceed the minority interest in the equity capital of the subsidiary, such excess and any further losses applicable to the minority interest have been charged to the Company’s consolidated statements of operations, unless the minority interest has a binding obligation, and is able, to make good the losses. When the subsidiary subsequently reports profits, the profits applicable to the minority interest are taken to the consolidated statements of operations until the minority interest’s share of losses previously taken to the consolidated statements of operations is fully recovered.

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

Due to cumulative losses, the obligation to the minority shareholders of CSP was reduced to zero in the first quarter of 2003. Therefore none of CSP’s losses from that point forward have been allocated to the minority interest in the consolidated statements of operations. The Group accounts for CSP as a consolidated subsidiary. The effect of this on the results of operations was losses not allocated to the minority interest according to their proportionate ownership as follows:

	Group
	2005	2004
		(unaudited)
	$’000	$’000
Losses not allocated to the minority interest according to their proportionate ownership	64,629	55,562

The cumulative losses not allocated to the minority shareholders of CSP according to their proportionate ownership as at 31 December 2004 and 2005 are $129,582 and $194,212, respectively.

Company

During the year, the Company entered into a Securities Lending Agreement (“SLA”) with a financial institution relating to the Company’s holdings in Chartered Semiconductor Manufacturing Ltd (“CHRT”). As at 31 December, the Company lent out 177 million (2004: nil) of the CHRT shares with a market value of $230.3 million (2004: nil), representing 12% (2004: nil) of the Company’s interest in CHRT. Under the terms of the SLA, which is for a period of 5 years, title to the SLA loan passes to the financial institution although the Company retains all beneficial interests accruing to the shares. At 31 December, the Company held a letter of credit of $243 million (2004: nil) as collateral in relation to the SLA loan.

6	Associates

	Group		Group
	2005	2004	2005	2004
		(unaudited)
	$’000	$’000	$’000	$’000

Investment in associates	629,059	791,350	1,105,781	1,105,781
Impairment losses	–	–	(386,431)	(386,431)

	629,059	791,350	719,350	719,350

Market value of quoted equity shares	790,573	719,350	790,573	719,350

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

Details of the associates are as follows:-

Name of associates		Country of	Effective equity
held directly by the Company	Principal activities	incorporation	interest held
			2005	2004
				(unaudited)
			%	%
STATS ChipPac Ltd*	IC testing, assembly and packaging services	Singapore	36.04	36.63

Tritech Microelectronics Ltd^	Marketing and design of semiconductor products (In compulsory liquidation)	Singapore	27.02	27.02
Associates of Chartered Semiconductor Manufacturing Ltd
Silicon Manufacturing Partners Pte Ltd (“SMP”)	Semiconductor integrated circuit foundry	Singapore	29.45	29.49

*	Audited by other Certified Public Accountants

^	In liquidation. Audit was not required

SMP

The Company’s subsidiary has a 49% equity interest in SMP that is accounted for using the equity method. SMP’s net operating results are not shared between the subsidiary and SMP’s majority shareholder, Agere, in the same ratio as the equity holding. Instead, each party is entitled to the gross profits from sales to the customers that it directs to SMP after deducting its share of the overhead costs of SMP. Accordingly, the equity in income/(loss) of SMP and the share of accumulated losses that is included in the consolidated financial statements are different than the amount that would be obtained by applying a 49% ownership percentage.

The subsidiary and Agere have entered into an assured supply and demand agreement with SMP under which each is billed for allocated wafer capacity if the wafers started for them are less than their allocated capacity. No amounts were payable by the subsidiary under this agreement.

During 2005, SMP’s shareholders agreed to a reduction in wafer prices for Agere, related to the wafer capacity allocated to Agere, to the minimum price allowed under the assured supply and demand agreement. As each shareholder is entitled to the gross profits from sales to the customers that it directs to SMP, the wafer price reduction did not affect the equity in income/(loss) of SMP and the share of accumulated loss that is included in the consolidated financial statements.

The subsidiary and Agere have agreed that dividends will be paid out of the profits of SMP determined on a year-to-year basis rather than a cumulative basis.

The subsidiary purchased processed wafers from SMP amounting to $362,000 (2004: $2,724,000).

The subsidiary provides management and corporate support services including accounting, financial, sales and marketing services to SMP and allocates a portion of its

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

related costs to SMP. Such charges to SMP amounted to $14,626,000 (2004: $15,972,000).

SMP leases its fab from the subsidiary under a long-term lease agreement that expires in 2008. The rental income from SMP amounted to $25,999,000 (2004: $25,409,000).

Company

Pursuant to a SLA entered into with two financial institutions in 2003, the Company has as at 31 December lent out 37.9 million (2004: 46.9 million) of the STATS ChipPac shares with a market value of $42.0 million (2004: $122 million), representing 5% (2004: 7%) of the Company’s interest in STATS ChipPac. Under the terms of the SLA, which is for a period of 3 years, title to the SLA loan passes to the financial institutions although the Company retains all beneficial interests accruing to the shares. At 31 December, the Company held a letter of credit of $46.8 million (2004: $87 million) as collateral in relation to the SLA loan.

The financial information of the associates are as follows:

	2005	2004
		(unaudited)
	$’000	$’000

Total assets	3,895,753	4,095,208

Total liabilities	2,054,996	1,800,407

Revenue	2,244,898	1,799,926

Loss after taxation	(340,944)	(756,861)

The Group’s share of contingent liabilities of the associates is estimated at $18,291,000 (2004: $18,514,000).

7	Available-For-Sale Financial Assets

	Group		Company
	2005	2004	2005	2004
		(unaudited)
	$’000	$’000	$’000	$’000
Quoted equity shares:
- cost	–	133,330	–	11,925
- fair value	21,466	–	6,518	–

	21,466	133,330	6,518	11,925

Represented by:
- non-current investments	6,518	119,873	6,518	11,925
- current investments	14,948	13,457	–	–

	21,466	133,330	6,518	11,925

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

With the adoption of FRS 39, the Group and the Company states available-for-sale investments at fair value. The difference between the fair values and carrying amounts of these investments at 1 January 2005 are taken to the opening balance of the fair value reserve at that date.

8	Deferred Tax

Movements in deferred tax liabilities and assets during the year were as follows:-

		Charged to
		profit and loss	Dilution from
	1 January	account	subsidiary to	Translation
Group	(unaudited)	(note 20)	associate	differences	31 December
	$’000	$’000	$’000	$’000	$’000

Deferred tax assets
2004 (unaudited)
Provisions & Expenses	(139,822)	25,832	–	4,382	(109,608)
Deferred interest	16,587	2,822	–	(680)	18,729
Unutilised capital allowances	169,090	(27,421)	(32,058)	(4,067)	105,544
Unutilised tax losses	2,979	–	(2,995)	16	–

	48,834	1,233	(35,053)	(349)	14,665

2005
Provisions and expenses	(109,608)	110,742	–	(344)	790
Deferred interest	18,729	(18,789)	–	60	–
Unutilised capital allowances	105,544	(91,089)	–	471	14,926

	14,665	864	–	187	15,716

Deferred tax liabilities
2004 (unaudited)
Property, plant and equipment	3,836	(1,574)	–	(97)	2,165
Intangible assets	747	605	–	(44)	1,308
Convertible notes	27,490	(5,272)	(15,462)	125	6,881
Deferred interest	303	(127)	–	–	176

	32,376	(6,368)	(15,462)	(16)	10,530

2005
Property, plant and equipment	2,165	(848)	–	18	1,335
Intangible assets	1,308	337	–	20	1,665
Convertible notes	6,881	(160)	(4,057)	(191)	2,473
Deferred interest	176	–	–	–	176

	10,530	(671)	(4,057)	(153)	5,649

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

		Charged
		to profit and
	1 January	loss account	31 December

Company	$’000	$’000	$’000

Deferred tax liabilities
2005
Deferred income	176	–	176

2004
Deferred income	303	(127)	176

Deferred tax liabilities and assets are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when the deferred taxes relate to the same tax authority. The amounts determined after appropriate offsetting are included in the balance sheet as follows:

	Group		Company
	2005	2004	2005	2004
		(unaudited)
	$’000	$’000	$’000	$’000

Deferred tax liabilities	2,649	7,057	176	176

Deferred tax assets	12,716	11,192	–	–

Unrecognised deferred tax assets

Deferred tax assets have not been recognised in respect of unutilised wear and tear allowances in a subsidiary amounting to $536,753,000 (2004: $112,190,000) as it is not probable that future taxable profit will be available against which the subsidiary can utilise the benefits.

9	Inventories

	Group
	2005	2004
		(unaudited)
	$’000	$’000

Raw materials	13,074	11,027
Work-in-progress	202,891	101,882
Consumable supplies and spares	9,113	10,613

	225,078	123,522
Less: Allowance for stock obsolescence	(1,595)	(2,122)

	223,483	121,400

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

10	Trade and Other Receivables

	Group		Company
	2005	2004	2005	2004
		(unaudited)
	$’000	$’000	$’000	$’000

Trade receivables	278,318	191,547	–	–
Less: allowance for doubtful receivables	(1,650)	(1,938)	–	–

	276,668	189,609	–	–
Amount due from ultimate holding company (non-trade)	7,692	–	7,692	–
Amount due from related corporation (non- trade)	92,547	86,973	72,496	72,496
Prepayment	12,934	11,059	–	–
Deposits	1,548	1,502	–	–
Other receivables	199,200	32,969	215	39
Derivative financial instruments	2,369	–	–	–

	592,958	322,112	80,403	72,535

The non-trade balances are unsecured, interest-free and are repayable on demand.

Included in other receivables are refundable deposits placed with a vendor to secure wafer capacity amounting to $181,904,000 (2004: $nil).

11	Cash and Cash Equivalents

	Group		Company
	2005	2004	2005	2004
		(unaudited)
	$’000	$’000	$’000	$’000

Cash at bank	654,728	94,588	323	31
Fixed deposits	733,868	842,047	–	–

	1,388,596	936,635	323	31

The effective interest rates per annum relating to cash and cash equivalents at the balance sheet date for the Group is 2.35% to 4.41% (2004: 1.85% to 3%).

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

12	Trade and Other Payables

	Group		Company
	2005	2004	2005	2004
		(unaudited)
	$’000	$’000	$’000	$’000

Trade payables	176,967	30,454	–	–
Amounts due to related corporations (non-trade)	13,488	7,710	–	–
Advance payment received	5,166	3,100	395	881
Accrued operating expenses	125,214	136,804	122	7
Accrued capital expenditure	44,259	212,434	–	–
Accrued interest	69,276	8,637	–	–
Other payables	7,019	8,315	–	–
Derivative financial instruments	573	–	–	–

	441,962	407,454	517	888

The non-trade amounts are unsecured, interest-free and are repayable on demand.

13	Borrowings

			Group
	Note		2005	2004
				(unaudited)
			$’000	$’000
Non-current liabilities
Unsecured senior convertible notes and other senior notes	(a	)	1,092,332	1,050,920
Unsecured bank loans	(b	)	785,992	484,477
Convertible redeemable preference shares	(c	)	371,191	–

			2,249,515	1,535,397

Current liabilities
Unsecured senior convertible notes and other senior notes	(a	)	168,870	–
Unsecured bank loans	(b	)	357,155	580,625
			526,025	580,625

Total borrowings			2,775,540	2,116,022

Maturity of borrowings:

Within 1 year			526,025	580,625
Later than 1 year but not later than 5 years			1,772,323	1,535,397
Later than 5 years			477,192	–

			2,775,540	2,116,022

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

(a)	Unsecured senior convertible notes and other senior notes

	Group
	2005	2004
		(unaudited)
	$’000	$’000

2.5% senior convertible notes due 2006	155,641	1,054,188
5.75% senior notes due 2010	617,909	–
6.375% senior notes due 2015	410,440	–
Amortising bonds due 2010	77,750	–
Unamortised discount	(538)	(3,268)

	1,261,202	1,050,920

Convertible notes are accounted for as a compound instrument, consisting of a loan liability and a equity component on the balance sheet.

The senior unsecured convertible notes, issued by the subsidiary, mature on April 2, 2006 (“Convertible Notes”). They bear a coupon rate of 2.50% per annum and have a yield to maturity of 5.25% per annum. The subsidiary may redeem all or a portion of the Convertible Notes at any time on or after April 2, 2003 at a price to yield of 5.25% per year on the redemption date if the subsidiary’s shares or ADS’s trade at 125% of the conversion price for a period of 20 days in any consecutive 30 trading day period. The Convertible Notes are convertible into the subsidiary’s ordinary shares or American Depository Shares (“ADS”).

The conversion price per ordinary share, adjusted for the subsidiary’s rights offering in 2002, is $4.798 (equivalent to approximately US$26.7701 per ADS, based on the terms of the convertible notes for a fixed exchange rate of US$1.00 = $1.7923 and the ordinary share to ADS ratio of 10:1).

In August 2005, the subsidiary commenced a cash tender offer (“Tender Offer”) for any and all of its US$575 million original principal amount of the Convertible Notes outstanding. In September 2005, at the time of expiration of the Tender Offer, US$477.8 million original principal amount of the Convertible Notes, representing approximately 83.1% of the Convertible Notes, were purchased.

In August 2005, the subsidiary issued US$375 million of 5.75% senior notes due 2010 (“Senior Notes due 2010”) and US$250 million of 6.375% senior notes due 2015 (“Senior Notes due 2015”). Both the Senior Notes due 2010 and the Senior Notes due 2015 are collectively referred to as “Senior Notes”. The Senior Notes due 2010 were issued at a price of 98.896% of the principal amount and the Senior Notes due 2015 were issued at a price of 98.573% of the principal amount. Interest on the Senior Notes due 2010 is payable at the rate of 5.75% per annum and interest on the Senior Notes due 2015 is payable at the rate of 6.375% per annum, in each case, on February 3 and August 3 of each year, beginning on February 3, 2006. The Senior Notes due 2010 mature on August 3, 2010 and the Senior Notes due 2015 mature on August 3, 2015. The Senior Notes constitute senior, unsecured obligations of the subsidiary.

In August 2005, the subsidiary completed its private placement of Units (“Units Private Placement”). The Units comprise convertible redeemable preference shares of par value US$0.01 each (“Preference Shares”) and amortizing bonds due 2010 (“Amortising

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

Bonds”), with an aggregate issue price of US$300 million. The initial principal amount assigned to the Amortising Bonds was US$46.7 million. Interest on the Amortising Bonds is payable at the rate of 6.0% per annum on the outstanding principal amount. The Amortising Bonds pay semi-annual cash payments as a combination of principal and interest, on February 17 and August 17 of each year, beginning on February 17, 2006, and amortise to zero at maturity on August 17, 2010. The Amortising Bonds constitute senior, unsecured obligations of the subsidiary.

(b)	Unsecured bank loans

	Group
	2005	2004
		(unaudited)
	$’000	$’000

Singapore dollar loans at fixed rates of 4.0% to 4.25%	–	121,147
US dollar loans at floating rates	1,143,147	943,955

	1,143,147	1,065,102

The Singapore dollar fixed rate loans were from the Singapore Economic Development Board and consisted of $97,027 due in September 2005 and $25,232 due in March 2006. The Company repaid these loans early in full in March 2005.

The US dollar bank loans bear interest at LIBOR plus ratio rates ranging from 0.13% to 1.75% (2004: 0.6% to 0.8%) and are payable in semi-annual instalments commencing between 2004 to 2007 (2004: 2004 to 2006).

(c)	Convertible redeemable preference shares

	Group
	2005	2004
		(unaudited)
	$’000	$’000

Convertible redeemable preference shares due 2010	499,440	–
Unamortised discount	(128,249)	–

	371,191	–

Convertible redeemable preference shares are accounted for as a compound instrument, consisting of a loan liability and equity component on the balance sheet.

During the year, as part of the Units Private Placement, the subsidiary issued 30,000 Preference Shares of par value US$0.01 each. The holders of the Preference Shares are not entitled to receive any dividends, regardless of whether dividends are paid to the holders of the subsidiary’s ordinary shares (“Ordinary Shares”). Holders of the Preference Shares may convert the Preference Shares into new Ordinary Shares or, subject to certain limitations, American Depositary Shares (“ADSs”) at a conversion price of US$0.8719 per Ordinary Share at any time after 40 days from the original issuance of the Preference Shares and before the close of business on the 7th business day prior to maturity or early redemption.

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

Unless previously redeemed, converted or purchased and cancelled, the subsidiary will redeem, out of funds legally available for such payment, each Preference Share at maturity on August 17, 2010 at a redemption price equal to US$10,000 per Preference Share.

Prior to maturity, the subsidiary may redeem the Preference Shares at the early redemption price:

•	at any time, if at least 95% of the Preference Shares originally issued have been converted, redeemed or purchased and cancelled;

•	at any time after 2 years after the date of issuance of the Preference Shares, if the closing sale price of the Ordinary Shares for any 20 trading days in a specified 45 consecutive calendar day period is at least 125% of the conversion price per Ordinary Share; or

•	at any time the subsidiary is required to pay additional amounts as a result of any change in or amendment to the laws or regulations of Singapore or for certain other events.

If certain events occur before the close of business on the 7th business day prior to maturity or early redemption, holders of the Preference Shares may under certain circumstances require the subsidiary to redeem all or any of the Preference Shares at the early redemption price.

In the event of early redemption, each Preference Share will be redeemed for cash at the accreted amount approximating its carrying value, which is the original allocated issue price accreted to its present value using the effective interest rate method calculation as follows:

Elapsed days

Allocated value * (US$10,000/allocated value)	1,800

The Preference Shares rank, with respect to rights upon liquidation, winding up or dissolution:

•	junior to all the subsidiary’s existing and future debt obligations;

•	junior to each class of the subsidiary’s shares the terms of which provide that such class will rank senior to the Preference Shares;

•	on a parity with any class of the subsidiary’s shares that has terms which provide that such class will rank on a parity with the Preference Shares; and

•	senior to the subsidiary’s Ordinary Shares (including those represented by ADSs) and to any class of the subsidiary’s shares that has terms which provide that such class will rank junior to the Preference Shares.

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

14	Other Liabilities

	Group
	2005	2004
		(unaudited)
	$’000	$’000
Current liabilities
Customer deposits	148,665	–
Other liabilities	4,940	–

	153,605	–

Non-current liabilities
Customer deposits	1,332	2,056
Deferred liabilities	1,014	–
Other liabilities	27,571	26,142

	29,917	28,198

	183,522	28,198

The subsidiary enters into capacity guarantee agreements with certain of its customers under which the customers are required to maintain non-interest bearing deposits with the subsidiary to secure access to wafer capacity. Such deposits are generally for periods exceeding one year and are refundable at the end of the agreed period of such allocated capacity, or in certain cases, based on the cumulative wafers purchased from the subsidiary. Such deposits are initially recorded at the net present value of payments due pursuant to their contractual terms. The related discount, which is offset by an equal amount of deferred revenue, is amortised to interest expense using the effective interest rate method. Deferred revenue is amortised to income over the term of the deposits using the straight-line method. Deposits are classified based on maturity, except that the amounts are considered current if it is probable that the deposits will be refunded within one year.

15	Share Capital

	2005	2004
	$’000	$’000
Authorised:
500,000,000 Ordinary shares of $1 each	500,000	500,000
100,000,000 Redeemable preference shares of $1 each	100,000	100,000

	600,000	600,000

Issued and fully paid:
110,448,274 Ordinary shares of $1 each	110,448	110,448
277,029 Redeemable preference shares of $1 each	277	277

	110,725	110,725

On the date of commencement of the Companies (Amendment) Act 2005 on 30 January 2006:

(a)	the concept of authorised share capital is abolished;
(b)	shares of the Company have no par value;

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

(c)	the amount standing to the credit of the Company’s share premium account becomes part of the Company’s share capital.

The terms of the redeemable preference shares (“RPS”) are contained in the Articles of Association of the Company and the main terms are summarised as follows:-

•	Upon the winding-up of the Company, the holders of RPS have the right to the repayment of the capital and premium paid on the RPS in priority to the holders of the ordinary shares of the Company and to participate pro rata with the holders of the ordinary shares in the surplus assets of the Company as shall remain after paying off the capital paid up on the ordinary shares.

•	The holders of RPS have the same rights as the holders of the ordinary shares as regards to receiving notices, reports and balance sheets and attending general meetings of the Company.

•	The holders of RPS shall be entitled to vote, together with the holders of the ordinary shares on an “as if” converted basis at any meeting convened in respect of any resolution.

•	The holders of RPS are entitled to participate in the profits or assets of the Company on a pro-rata “as if” converted basis with the holders of the ordinary shares.

•	The Company may redeem the RPS by giving not less than 30 days’ prior notice to the holders of the RPS.

•	The rights conferred upon the holders of RPS shall, unless or otherwise expressly provided by the terms of issue of the RPS, be deemed to be varied by the creation or issue of further RPS ranking equally therewith.

•	The holders of RPS are entitled to convert the RPS into fully paid ordinary shares in the capital of the Company on the basis of one ordinary share for every RPS issued at par held by giving not less than 14 days’ prior notice to the Company. For RPS issued at a premium, the conversion ratio shall be based on an agreed formula.

16	Share Options and Incentive Plans

(a)	1999 Option plan of a subsidiary

Effective March 1999, the subsidiary of the Company adopted the Chartered Semiconductor Manufacturing Ltd Share Option Plan 1999 (the “1999 Option Plan”) which provided for a maximum of 107,160,000 shares (subject to adjustment under the plan) to be reserved for option grants. This amount was increased to 197,160,000 shares in May 2002. As a result of the Company’s rights offering in October 2002, the shares available for future grants were increased by 30,488,000 shares. The total shares provided under the 1999 Option Plan is hence 227,648,000 shares. The remaining shares available for future grants is 90,521,000 as of 31 December 2005 (2004: 93,145,000). Options granted under the plan may include non-statutory options as well as incentive stock options intended to qualify under Section 422 of the United States Internal Revenue Code.

The plan is administered by a committee appointed by the Directors. Employees, outside directors and consultants are eligible for the grant of options subject to certain exceptions as provided in the 1999 Option Plan.

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

The exercise price of an incentive stock option is generally the fair market value of the shares at the date of the grant. In certain circumstances, the exercise price may be higher than the fair market value but in no event will the exercise price below the par value of the share.

As a result of the subsidiary’s rights offering which was completed in October 2002, changes were made to both the exercise price and the number of shares of all outstanding options offered or granted. The adjustments were made so that the aggregate intrinsic value of the options and the ratio of the exercise price per share to the market value per share for each outstanding option tranche remain unchanged immediately after the rights offering. The adjustments were made by multiplying each existing option exercise price by 0.8531 and dividing the number of shares issuable upon exercise of each option by 0.8531.

Option periods do not exceed 10 years from the date of grant. Upon leaving the employment of the subsidiary, outstanding options remain exercisable for a specified period.

Information on options granted is as follows:

		Weighted
		average
	Options	exercise price
	(in thousands)	US$

Outstanding at 1 January 2004 (unaudited)	104,223	2.67
Granted (unaudited)	20,905	0.93
Expired (unaudited)	(919)	1.65
Exercised (unaudited)	(1,074)	0.46
Lapsed (unaudited)	(10,481)	2.89

Outstanding at 31 December 2004 (unaudited)	112,654	2.36

Granted	15,542	0.69
Expired	(2,695)	6.90
Exercised	(1,798)	0.54
Lapsed	(10,223)	2.41

Outstanding at 31 December 2005	113,480	2.04

Exercisable at end of year	65,267	2.88

Weighted average fair values of options granted in 2005 was US$0.47 (2004: US$0.63).

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

The following table summarises information about fixed stock options outstanding at 31 December 2005.

	<– – – – Options Outstanding – – – –>			Options Excercisable
		Weighted
		average	Weighted		Weighted
	Number	remaining	average	Number	average
Range of	outstanding at	contractual	exercise	exercisable	exercise
exercise prices	12/31/2005	life	price	12/31/2005	price

US$	(in thousands)		US$		US$
0.39 to 1.00	57,397	7.8 years	0.71	19,020	0.67
1.06 to 1.95	21,726	5.7 years	1.41	14,519	1.43
2.14 to 2.44	16,586	4.8 years	2.33	13,957	2.32
5.81	10,304	4.8 years	5.81	10,304	5.81
8.31	7,467	4.3 years	8.31	7,467	8.31

	113,480			65,267

The options vest over one to five years and expire on dates ranging from March 2006 to November 2015.

The fair values of the option grants are estimated using the Black-Scholes option pricing model with the following assumptions used for grants in 2004 and 2005.

	2005	2004
(unaudited)

Risk free interest rate	4.06% to 4.64%	2.94% to 4.14%
Expected volatility	58.75% to 61.04%	61.94% to 65.04%
Expected lives	5 to 9 years	5 to 8 years
Dividend yield	N.A	N.A

Options of 406,000 shares of the subsidiary were granted to employees of its associates in 2005 (2004: 595,000). The associates bears the stock-based compensation charge in respect of these options.

(b)	2001 Share purchase plans of a subsidiary

As approved by the shareholders in May 2001, the subsidiary of the Company adopted the Chartered Semiconductor Manufacturing Ltd Employee Share Purchase Plan 2001 (the “Chartered Purchase Plan”) and the Share Purchase Plan 2001 for Employees of Silicon Manufacturing Partners Pte Ltd (the “SMP Purchase Plan”), collectively “the 2001 Plans”, which provided for the issuance of a maximum of 10,000,000 shares (subject to adjustment under the Plans). The amount was subsequently revised to 11,722,000 shares as a result of the subsidiary’s rights offering which was completed in October 2002.

The 2001 Plans permitted eligible employees to purchase shares through payroll deductions of between 1 percent to 10 percent of an employee’s compensation, including salaries, wages, bonuses, incentive compensations, commissions, overtime pay and shift premiums. The offering periods consisted of the six-month periods commencing on each March 1 and September 1. The purchase price for each share purchased at the close of

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

an offering period was the lower of 85% of the fair market value of the share on the last trading day in such offering period or last trading day before the commencement of such offering period. The purchase price for each share would in no event be less than the par value of each share. The 2001 Plans were intended to qualify under Section 423 of the United States Tax Code.

The 2001 Plans were administered by a committee appointed by the Directors. Approximately 2,700,000 shares were purchased at US$0.56 (S$0.94) in 2004 under the 2001 Plans. As of February 2004, all shares available under the 2001 Plans had been issued and allotted and as a result, the 2001 Plans were terminated.

(c)	2004 Share purchase plans of a subsidiary

As approved by the shareholders in April 2004, the subsidiary of the Company has adopted the Chartered Semiconductor Manufacturing Ltd Employee Purchase Plan 2004 (“Chartered ESPP 2004”) and a new share purchase plan for the employees of Silicon Manufacturing Partners Pte Ltd (“SMP ESPP 2004”), collectively “ESPP 2004 Plans”. The ESPP 2004 Plans provide for the issuance of a maximum of 30,000,000 shares (subject to adjustment under the Plans).

The terms of the ESPP 2004 Plans and the 2001 Plans are similar except for the following significant differences:

(i)	the ESPP 2004 Plans give the committee appointed by the Directors to administer the plans (“Committee”) the right to stipulate that the purchase price for each Ordinary Share purchased at the close of an offering period be determined by an alternative method, which is to be prescribed by the Committee, if the Committee determines that the existing method of determining the purchase price would cause the subsidiary to incur any stock-based compensation charge; and

(ii)	the ESPP 2004 Plans impose a limit of 3,000 Ordinary Shares per calendar year (and a limit of 1,500,000 Ordinary Shares per offering period) on the number of Ordinary Shares available for purchase by participants in the ESPP 2004 Plans. The ESPP 2004 Plans continue to provide for two offering periods in a calendar year commencing on each March 1 and September 1.

The 2004 Plans are administered by a committee appointed by the Directors. No shares were issued under the 2004 Plans during the year ended 2004. 2,400 shares were issued at price from US$0.56 to US$0.63 ($0.92 to $1.06) during the year ended 2005.

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

17	Reserves

	Group		Company
	2005	2004	2005	2004
		(unaudited)
	$’000	$’000	$’000	$’000

Currency translation reserves	(20)	(12,576)	–	–
Share premium	2,770,013	2,770,013	2,770,013	2,770,013
Fair value and hedging reserves	(2,267)	–	624	–
Accumulated profits/(losses)	273,366	550,318	(595,621)	(598,117)
Share option reserves	83,162	65,129	–	–
Other reserves	(1,226,979)	(1,265,744)	–	–

	1,897,275	2,107,140	2,175,016	2,171,896

Currency translation reserves

The currency translation reserves comprise the foreign exchange differences arising from the translation of the financial statements of foreign operations whose functional currencies are different from the functional currency of the Company.

Share premium

The application of the share premium account is governed by section 69 of the Companies Act, Chapter 50, up to 30 January 2006.

Fair value and hedging reserves

The fair value reserves amounting to $252,000 (2004: Nil) and $624,000 (2004: Nil) for the Group and the Company respectively comprise the cumulative net change in the fair value of available-for-sale investments until the investment is derecognised. The hedging reserve for the Group amounting to $2,015,000 (2004: Nil) comprises the effective portion of the cumulative net change in fair value of cash flow hedging instruments.

Share option reserves

The share option reserves comprises the cumulative value of employee services received for the issue of share options. When the option is exercised, the amount from the share option reserve is transferred to share premium. When the share options expire, the amount from the share option reserve is transferred to accumulated profits.

Other reserves

Other reserves comprise mainly of a merger reserve representing the difference between the nominal value of shares issued by the Company in exchange for the nominal value of shares acquired in respect of business combinations accounted for under the pooling of interest method.

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

18	Profit from Ordinary Activities Before Taxation

The following items have been included in arriving at profit from ordinary activities before taxation:-

	Group
	2005	2004
		(unaudited)
	$’000	$’000
(a) Operating income

Government grant	152	49,072
Rental income	7,810	7,596
Exchange gain/(loss)	8,086	(2,327)
Gain/(Loss) on disposal of available for sale financial investments	1,408	(9,450)
Gain on disposal/dilution of investments in subsidiary and associates	1,401	18,950
Interest income:
- bank deposits	39,278	14,325
- others	7,959	5,172
Gain on sales of technology	–	23,856

(b) Operating expenses

Staff costs	273,212	272,037
Contributions to defined contribution plans included in staff costs	15,807	12,621
Depreciation of property, plant and equipment	750,870	826,843
Impairment loss on property, plant and equipment	525	455
Amortisation of intangible assets	63,277	53,947
Operating lease expense	14,368	6,815
(Reversal)/ Provision of allowance for doubtful receivables	(309)	225
(Reversal)/ Provision of allowance for stock obsolescence	(455)	4,123
Loss/(Gain) on write-off and disposal of property, plant and equipment	5,276	(15,097)

(c) Key management personnel compensation

Included in staff costs
Short-term employee benefits	1,816	1,495
Post-employment benefits	12	12

	1,828	1,507

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

19	Finance Costs

	Group
	2005	2004
		(unaudited)
	$’000	$’000
Interest paid and payable to:
- banks	56,536	46,521
- bonds and notes holders	67,196	40,794
Amortisation of bonds and notes discount	23,342	30,476
Others	22,249	–

Total finance costs	169,323	117,791
Less: finance costs capitalised	(32,589)	(25,664)

	136,734	92,127

20	Income Taxes

	Group
	2005	2004
		(unaudited)
	$’000	$’000
Current tax expenses
Current year	21,473	24,084
Under/(over) provided in prior years	1,774	(12,498)

	23,247	11,586
Deferred tax expense
Movements in temporary differences (note 8)	(1,535)	(7,601)

	21,712	3,985

Reconciliation of effective tax rate

Profit before taxation	(383,342)	(4,885)

Income tax at Singapore tax rate of 20% (2004: 20)%	(76,668)	(977)
Effect of non-deductible expenses	57,352	24,044
Effect of income not subject to tax	(292)	(1,904)
Effect of pioneer status, including losses and allowances not recognised as deferred tax benefit	45,481	10,591
Effect of post-pioneer status	–	(3,827)
Non-taxable decrease in equity method investment	(2,198)	(9,321)
Effect of change in concessionary tax status	–	(11,641)
Others	(1,963)	(2,980)

	21,712	3,985

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

21	Deconsolidation of Subsidiary

	Group
	2005	2004
		(unaudited)
Net assets disposed	$’000	$’000

Property plant and equipment	–	923,625
Other investments	–	34,207
Goodwill on consolidation	–	3,934
Deferred expenditure	–	30,099
Deferred tax assets	–	35,053
Inventories	–	50,743
Trade debtors and other receivables	–	266,329
Short-term investments	–	203,091
Term loans and advances	–	43,903
Cash and cash equivalents	–	152,809
Trade creditors and other payables	–	(187,465)
Bank loans	–	(660,631)
Provision for tax/others	–	(4,145)
Minority interest	–	(288,868)

Net assets disposed	–	602,684
Equity interest retained as associated and joint venture companies	–	(621,895)
Gain on dilution of interests in subsidiary	–	19,211

	–	–
Cash and bank balances of subsidiary	–	152,809

Cash flow on dilution from subsidiary to associate, net of cash disposed	–	(152,809)

22	Changes in Accounting Policies

The accounting policies set out in note 2 have been applied in preparing the financial statements for the year ended 31 December 2005.

The changes in accounting policies arising from the adoption of FRS 39 Financial Instruments: Recognition and Measurement and FRS 102 Share-based Payment are summarized below:

FRS 39 Financial Instruments: Recognition and Measurement

The adoption of FRS 39 resulted in the Group measuring its derivative financial instruments, available-for sale investments as assets or liabilities at fair values. Financial assets and financial liabilities are stated at amortised cost instead of cost. Previously, derivative financial instruments were not recorded on the balance sheet and investments, debt and equity securities were stated at market value if they were held for short term purposes. Where a derivative or non-derivative financial instrument is an effective hedge

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

in a cash flow hedge relationship, the change in fair value of the hedging instrument relating to the effective portion is recorded in equity.

This change in accounting policy has been accounted for prospectively in accordance with the transitional provisions, and have the following impact on the opening balances at 1 January 2005:

Group
S$’000
Increase/(decrease) in:

• Fair value and hedging reserve	7,750
• Translation reserves	(1,799)
• Accumulated profits	9,028

14,979

FRS 102 Share-based Payment

In accordance with the transitional provisions, FRS 102 has been applied to all grants after 22 November 2002 that were not yet vested at 1 January 2005. The adoption of FRS 102 has resulted in a change in the Group’s accounting policy for share-based payments, whereby the Group charges the cost of share options to the profit and loss account.

This change in accounting policy has been accounted for retrospectively and resulted in the following:

(a)	Share option reserve of the Group as at 1 January 2004 and 1 January 2005 increased by $79,893,000 and $65,129,000 respectively; and accumulated profits of the Group as at 1 January 2004 and 1 January 2005 decreased by $79,893,000 and $65,129,000 respectively.

(b)	Net profit for the Group decreased by $6,593,000 (2004: $14,764,000).

23	Commitments and Contingent Liabilities

(a)	Commitments

The Group has the following capital commitments:

	Group
	2005	2004
		(unaudited)
	$’000	$’000

Contracts for capital expenditure	342,431	514,664

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

Minimum future rental payments on non-cancellable operating leases as at 31 December 2005, are as follows:

	Group
	2005	2004
		(unaudited)
	$’000	$’000

Within 1 year	11,629	14,368
After 1 year but within 5 years	23,553	36,032
After 5 years	86,789	121,180

	121,971	171,580

The Company’s subsidiary has a patent license agreement with a technology partner under which the parties grant to one another a license to use certain of each other’s patents. Under the terms of the patent license agreement, the subsidiary may provide wafer capacity in lieu of payment for royalties. Such royalties under the patent license agreement are waived until such time as the interest of the technology partner in SMP falls below 49%. In exchange, the subsidiary has waived capacity shortfall obligations from the technology partner. The patent license agreement continues for as long as the joint venture agreement between the parties remains.

The subsidiary has entered into manufacturing agreements with several customers whereby the subsidiary has committed to make available production capacity to customers over the term of the agreement.

Pursuant to the assured supply and demand agreement that the subsidiary and Agere signed with SMP, each partner is required to purchase a specified percentage of SMP’s output. However, if one party does not purchase its share of wafers, the other party is entitled to utilise that unused capacity. In the event such other party does not utilise the unused capacity, the party who does not purchase its entitlement will be required to compensate SMP for any unrecovered costs it incurs in connection with such unused capacity.

The subsidiary has entered into agreements to purchase technology licenses, jointly perform research and development, and swap capacity commitments. The future payment obligations under these agreements at 31 December 2005 is $332,980,000 (2004: $437,543,000).

(b)	Contingencies

The Company’s subsidiary may from time to time be a party to claims that arise in the normal course of business. These claims include allegations of infringement of intellectual property rights of others as well as other claims of liability. In addition, the subsidiary, on a case-by-case basis, includes intellectual property indemnification provisions in the terms of sale and technology licenses with third parties. The subsidiary is also subject to various taxes in the different jurisdictions in which it operates. These include taxes on income, property, goods and services, and other taxes. The subsidiary submits tax returns and claims with the respective government taxing authorities which are subject to agreement by those taxing authorities. The subsidiary accrues costs associated with these matters when they become probable and reasonably estimable. The subsidiary

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

does not believe that it is probable that losses associated with these matters beyond those already recognised will be incurred in amounts that would be material to its financial position or consolidated statements of operations.

24	Significant Related Party Transactions

For the purposes of these financial statements, parties are considered to be related to the Group if the Group has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, of vice versa, or where the Group and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.

Other then disclosed elsewhere in the financial statements, the following are the significant related party transactions:

	Group
	2005	2004
		(unaudited)
	$’000	$’000
Transactions with related corporations:
Purchases of goods and services	22,883	35,430
Rental for leasehold land	4,573	4,653
Others	6,686	501

25	Financial Instruments

25.1	Business and credit concentrations

The Group is primarily a dedicated semiconductor foundry providing wafer fabrication services and technologies. The worldwide semiconductor foundry industry is highly competitive. The principal elements of competition in the wafer foundry market include technical competence, time-to-market, research and development quality, available capacity, device yields, customer service, price, design services, access to intellectual property, electronic design automation and tool support. The semiconductor industry has historically been highly cyclical and, at various times, has experienced significant economic downturns characterized by production overcapacity, reduced product demand and rapid erosion of selling prices. Periods of overcapacity in the semiconductor industry have frequently followed periods of increased demand. In addition, the markets for semiconductors are characterized by rapid technological change, intense competition and fluctuations in end-user demand. As a result, changes in the industry may adversely affect management’s estimates and the Group’s results of operations and financial position.

Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of cash, investments, derivative financial instruments and receivables. The five largest customers of the Group accounted for 52% (2004: 56%) of net revenue. As at 31 December, total accounts receivable from these customers was $82,204,000 (2004: $153,828,000). As a result, loss or cancellation of business from, or significant changes in scheduled deliveries or decreases in the prices of products sold to any of these customers could materially and adversely affect the Group’s results of operations

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

or financial position. The Group believes that the concentration of its credit risk in trade receivables is mitigated substantially by its credit evaluation process, credit policies and credit control and collection procedures.

25.2	Liquidity risk

The Group monitors its liquidity risk and maintains a level of cash and cash equivalents deemed adequate by management to finance the Group’s operations and to mitigate the effects of fluctuations in cash flows.

25.3	Fair values

Cash and cash equivalents, related party receivables and payables, accounts receivable and accounts payable: The carrying amounts in the financial statements approximate fair value in view of the short term nature of these balances.

25.4	Marketable investments

Marketable investments are recorded at fair value. The fair value of term deposits is estimated by obtaining quotes from brokers. The fair value of equity securities is based on market prices quoted on the last business day of the fiscal year.

25.5	Debt obligations

	2005		2004 (unaudited)
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
	$’000	$’000	$’000	$’000

Debt obligations	2,775,540	2,812,495	2,116,022	2,065,101

The fair value is based on current interest rates available to the Company for issuance of debts of similar terms and remaining maturities, or by obtaining quotes from brokers.

Fair value estimates are made at a specific point in time, and are based on relevant market information and information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

25.6	Derivative instruments

The Group has the following notional amounts of derivative instruments:

	Group
	2005	2004
		(unaudited)
	$’000	$’000
Forward foreign exchange contracts to hedge:
– Singapore dollar transactions	78,691	19,699
– Plant and equipment purchases (mainly Japanese yen and Euro)	157,851	51,199
Cross currency swap	74,991	–
Convertible notes interest rate swap	945,760	–
Interest rate cap	164,480	301,564

	1,421,773	372,462

To protect against volatility of future cash flows caused by changes in exchange rates, the Group may use currency forward contracts and currency swaps on anticipated transactions such as operating costs and expenses and capital purchases. To manage interest rate risk, the Group may enter into interest rate swap or cap agreements to modify the interest characteristics of its outstanding debts.

Most of the Group’s derivatives are formally designated as cash flow foreign currency hedges and fair value hedges. However, certain derivative instruments are not designated as part of a hedging relationship. These consist primarily of foreign currency forward contracts related to groups of forecasted foreign currency denominated payments. Gains and losses on these instruments are included in foreign exchange gain/(loss).

The Group uses derivative instruments to manage identified foreign currency risks resulting from its Singapore dollar denominated debt and its foreign currency denominated purchase commitments which are denominated principally in Japanese yen and Euro. The Group uses foreign currency forward contracts to manage these risks and has designated them as foreign currency cash-flow hedges. The Group uses foreign currency forward contracts which match the terms of the individual foreign currency exposures and as a result, any ineffectiveness of the Group’s hedges is negligible. Amounts included hedging resource related to hedges of Singapore dollar denominated debt are reclassified into earnings in amounts equal to the transaction gain or loss resulting from the remeasurement of the debt into US dollars. The amounts reclassified into earnings are included in foreign exchange gain (loss). Amounts included in hedging reserve related to hedges of foreign currency purchase commitments are reclassified into earnings foreign exchange gain/(loss) when the asset related to the purchase commitment is depreciated.

In August 2004, the Company’s subsidiary entered into two interest rate cap contracts in respect of the floating rate obligations associated with US$100 million of the CSP Syndicated Loan, with the effect of placing an upper limit on the cash flow and earnings exposure due to market interest rate changes. In March 2005, the Company’s subsidiary entered into two additional interest rate cap contracts related to the floating rate obligations associated with US$200 million of the above mentioned US dollar loan.

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

During 2001, the Group entered into an interest rate swap contract to hedge fixed-rate interest obligations associated with US$200 million of the Convertible Notes issued in April 2001, with the effect of swapping the fixed-rate coupon interest obligations to floating-rate obligations based on LIBOR rates. The Group has designated this interest rate swap contract as a fair-value hedge. In January 2003, the Group entered into an additional swap to incorporate hedging of the accreting portion of the Convertible Notes which was not included in the original swap, thereby increasing the hedge effectiveness. In August 2003, the Group entered into an interest rate swap contract in respect of the fixed-rate coupon interest obligations associated with the remaining US$375 million of the Convertible Notes issued in April 2001, with the effect of swapping the fixed-rate interest obligations to a floating-rate obligation based on LIBOR rates. The Group has designated this interest rate swap contract as a fair-value hedge. The swap incorporated hedging of the accreting portion of the Convertible Notes. For the fair-value hedge transactions, changes in fair value of the derivative and changes in the fair value of the item being hedged are recorded in earnings as interest expense. The interest rate swaps were terminated following the completion of the tender offer of the Convertible Notes in September 2005.

By using derivative instruments to hedge exposures to changes in foreign currency rates and interest rates, the Group exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Group, which creates credit risk for the Group. When the fair value of a derivative contract is negative, the Group owes the counterparty and, therefore, it does not possess credit risk. The Group anticipates, however, that counterparties will be able to fully satisfy their obligations under the contracts. The Group does not obtain collateral or other security to support financial instruments subject to credit risk but monitors the credit standing of counterparties.

Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates or currency exchange rates. The market risk associated with interest rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken. The Group assesses interest rate cash flow risk and currency exchange cash flow risk by continually identifying and monitoring changes in interest rate or currency exchange rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities.

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

25.7	Interest rate risks

Interest rate risk is the risk to earnings and value of financial instruments caused by fluctuations interest rates. Interest rate risk arises primarily from the differences in the maturities and repricing dates of assets, liabilities and off-balance sheet items. There are set limits on the level of mismatch of interest rate repricing that may be undertaken, which is monitored daily. The table below sets out the Group’s exposure to interest rate risks and information on weighted average effective yield. Included in the table are the Group’s assets and liabilities at carrying amounts, categorised by the earlier of contractual repric ing or maturity dates.

				– – – Fixed rate maturing – – –
	Effective		Floating	Within	1 to 5	Over 5
	interest rate	Total	rate	12 months	years	years
2005	(%)p.a	$’000	$’000	$’000	$’000	$’000
Financial Assets
Cash and cash equivalents	2.35 – 4.41	733,868	733,868	–	–	–

Financial Liabilities
Unsecured bank loans	3.92	1,143,147	1,143,147	–	–	–
Unsecured debt securities	5.25 – 6.56	1,632,393	–	168,870	986,331	477,192

Total liabilities		2,775,540	1,143,147	168,870	986,331	477,192

2004 (unaudited)
Financial Assets
Cash and cash equivalents	1.85 – 3.00	842,047	842,047	–	–	–
Debentures and securities (Long term investments)	4.50 – 6.52	49,347	49,347	–	–	–
Other financial assets	2.75	750	750	–	–	–

Total assets		892,144	892,144	–	–	–

Financial Liabilities
Bank loans	4.0 – 7.1	1,065,102	943,955	96,148	24,999	–
Unsecured debt securities	2.2 – 2.4	1,050,920	–	–	1,050,920	–

Total liabilities		2,116,022	943,955	96,148	1,075,919	–

26	Subsequent Events

In February 2006, certain associates were named as defendants in a patent infringement lawsuit filed in United States Federal Court for the Northern District of California. The plaintiff has asserted that semiconductor chip packaging, specifically devices having ball grid array (“BGA”) and multi-chip BGA configurations used by the defendants infringed certain patents of the plaintiff. The plaintiff has further asserted that a defendant is in breach of an existing license agreement between them. The associates believe that they have a meritorious defence to the claims and intend to defend the lawsuit vigorously. Due to the inherent uncertainties of the lawsuit, the associates cannot accurately predict the ultimate outcome. The final resolution of the lawsuit could result in significant liability and could have a material adverse effect on the business, financial condition and results of the operations of the associates.

Singapore Technologies Semiconductors Pte Ltd
and its Subsidiary
Notes to the Financial Statements
Year Ended 31 December 2005

27	FRS Not Yet Adopted

The Group has not applied the following standards and interpretations that have been issued as of the balance sheet date but are not yet effective:

FRS 40	Investment Property
FRS 106	Exploration and Evaluation of Mineral Resources
Amendments to FRS 19	Employee Benefits – Actuarial gains and losses, Group plans and Disclosures
Amendments to FRS 39	Financial Instruments: Recognition and Measurement – Cash Flow Hedge
Accounting of Forecast Intragroup Transactions
INT-FRS 104	Determining whether an Arrangement contains a Lease
INT-FRS 105	Rights to Interests arising from Decommissioning, Restoration and Environmental Rehabilitation Funds

The Group is currently assessing the impact arising from the initial application of these standards and interpretations.

The Group has not considered the impact of accounting standards issued after the balance sheet date.

28	Comparative Information

Comparatives in the Group’s financial statements are unaudited and have been presented for the first time. The Company was exempted by the Accounting and Corporate Regulatory Authority pursuant to Section 201 (14) of the Companies Act, from presenting consolidated financial statements for the financial year ended 31 December 2004.

The Financial Adviser and Dealer Manager for the Offer is:
Goldman Sachs (Singapore) Pte.
(Co. Reg. No.: 198602165W)
1 Raffles Link
#07-01 South Lobby
Singapore 039093
telephone: 1800 889-2638 (within Singapore)/ + 65 6889-2638 (from overseas)
(9AM – 6PM Singapore time)
The Information Agent for the Offer is:
MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
United States of America
U.S. telephone: + 1 800 322-2885 (toll free within the United States, 9AM – 9PM New York City time)
The Receiving Agent for the Offer with respect to the Ordinary Shares Held Through CDP is:
The Central Depository (Pte) Limited
4 Shenton Way
#02-01 SGX Centre 2
Singapore 068807
Singapore telephone: + 65 6535-7511
The Receiving Agent for the Offer with respect to the Ordinary Shares Held in Scrip Form is:
M&C Services Private Limited
138 Robinson Road #17-00
The Corporate Office
Singapore 068906
Singapore telephone: + 65 6227-6660
The Tender Agent for the Offer with respect to the ADSs and the Convertible Notes is:
Citibank, N.A.

For Deliveries of ADSs By Mail:	For Deliveries of ADSs By Hand or By Overnight Courier:
Citibank, N.A.	Citibank, N.A.
Corporate Actions	Corporate Actions
P.O. Box 43034	250 Royall Street
Providence, RI 02940-3034	Canton, MA 02021
United States of America	United States of America
For Deliveries of Convertible Notes By Mail, By Hand or By Overnight Courier:
Citibank, N.A.
21st Floor, Citigroup Centre
Canada Square, Canary Wharf
London E14 5LB, United Kingdom
Attention: Tender Agent, Paul Light
U.K. telephone: + 44 207-508-3867
       Any questions or requests for assistance may be directed to the Financial Adviser or the Information Agent. Any requests for additional copies of this Offer to Purchase, the Acceptance Forms and the other tender offer materials may be directed to The Central Depository (Pte) Limited or M&C Services Private Limited, if you are a holder of Ordinary Shares or to the Information Agent, if you are a holder of ADSs or Convertible Notes. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.